Filed pursuant to Rule 424(b)(2)
Registration No. 333-278396

PROSPECTUS SUPPLEMENT
(to Prospectus dated June 20, 2024)

$57,500,000

Horizon Technology Finance Corporation

7.00% Notes due 2028

We are a specialty finance company that lends to and invests in development-stage companies in the technology, life science, healthcare information and services and sustainability industries, which we refer to as out “Target Industries.” We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended. We are externally managed by Horizon Technology Finance Management LLC, a registered investment adviser under the Investment Advisers Act of 1940, as amended. Our investment objective is to maximize our investment portfolio’s total return by generating current income from the debt investments we make and capital appreciation from the warrants we receive when making such debt investments. We are focused on making secured debt investments, which we refer to as “Venture Loans,” to venture capital and private equity backed companies and publicly traded companies in our Target Industries, which we refer to as “Venture Lending.” Our debt investments are typically secured by first liens or first liens behind a secured revolving line of credit, or collectively ‘Senior Term Loans.”

We are offering $57,500,000 in aggregate principal amount of 7.00% notes due 2028 (the “Notes”). The Notes will mature on December 15, 2028. We will pay interest on the Notes semi-annually on June 15 and December 15 of each year, beginning on June 15, 2026. We may redeem the Notes in whole or in part at any time or from time to time, at the redemption price set forth under the section titled “Description of the Notes—Optional Redemption” in this prospectus supplement. In addition, holders of the Notes can require us to repurchase some or all of the Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date, upon the occurrence of a Change of Control Repurchase Event (as defined herein). The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will be our direct unsecured obligations and rank equal in right of payment with all outstanding and future unsecured, unsubordinated indebtedness issued by us. Because the Notes will not be secured by any of our assets, they will be effectively subordinated to all of our existing and future secured indebtedness (or any indebtedness that is initially unsecured as to which we subsequently grant a security interest) to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries because the Notes will be obligations exclusively of Horizon Technology Finance Corporation and not of any of our subsidiaries.

We do not intend to list the Notes on any securities exchange or automated dealer quotation system.

	Per Note	Total
Public offering price	100.000%	$57,500,000
Sales load (underwriting discounts and commissions)	1.500%	$862,500
Proceeds, before expenses, to us (1)	98.500%	$56,637,500

(1)  Before deducting offering expenses payable by us related to this offering, which we estimate will be approximately $200,000.

The securities in which we invest are generally not rated by any rating agency, and if they were rated, they would be below investment grade rather lower than “Baa3” by Moody’s Investors Service and lower than “BBB-“ by Fitch Ratings or Standard & Poor’s Ratings Services (“S&P”)). These securities, which may be referred to as “junk bonds,” “high yield bonds” or “leveraged loans,” have predominantly speculative characteristic with respect to the issuer’s capacity to pay interest and repay principal.

Investing in our Notes should be considered highly speculative and involves a high degree of risk, including the risk of a substantial loss of investment and the risk of leverage and dilution. Before purchasing any of our Notes, you should read the discussion of the principal risks of investing in our securities, including the risk of leverage, which are summarized in the “Risk Factors” sections of this prospectus supplement, the accompanying prospectus, in our most recent Annual Report on Form 10-K, in our most recent Quarterly Report on Form 10-Q, in any of our other filings with the Securities and Exchange Commission (the “SEC”), and in any free writing prospectus.

This prospectus supplement, the accompanying prospectus, and any free writing prospectus contain important information you should know before investing in the Notes, and should be retained for future reference. Please read these documents before you invest and retain them for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the SEC. We maintain a website at www.horizontechfinance.com and intend to make all of the foregoing information available, free of charge, on or through our website. You may also obtain such information by contacting us at 312 Farmington Avenue, Farmington, Connecticut 06032, or by calling us collect at (860) 676-8654. The SEC also maintains a website at http://www.sec.gov where such information is available without charge.

Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement, the accompanying prospectus, or any free writing prospectus related to this offering of Notes.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the Notes as set forth in “Underwriting.” Delivery of the Notes in book-entry form through The Depository Trust Company (“DTC”) will be made on or about December 15, 2025.

Sole Book-Running Manager

Oppenheimer & Co.

The date of this prospectus supplement is December 11, 2025.

ABOUT THIS PROSPECTUS SUPPLEMENT

We have not, and the underwriter has not, authorized any other person to provide you with different or additional information from that contained in this prospectus supplement, the accompanying prospectus and in any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus, or any free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, these securities by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement, the accompanying prospectus, and any free writing prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and the Notes and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” in this prospectus supplement before investing in the Notes.

Prospectus Supplement

 Prospectus

FORWARD-LOOKING STATEMENTS

The matters discussed in this prospectus supplement, and the accompanying prospectus and any free writing prospectus, including the documents we incorporate by reference herein and therein, as well as in future oral and written statements by management of Horizon Technology Finance Corporation that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “seeks,” “predicts,” “potential” or “continue” or the negatives thereof or other variations thereon or comparable terminology. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement and the accompanying prospectus should not be regarded as a representation by us that our plans or objectives will be achieved. The forward-looking statements contained in this prospectus supplement, the accompanying prospectus, and any free writing prospectus include statements as to:

●	our future operating results, including the performance of our existing debt investments, warrants and other investments;
●	the introduction, withdrawal, success and timing of business initiatives and strategies;
●	the consummation of the transactions contemplated by our merger with MRCC (as defined below);
●

general economic and political trends and other external factors, including continuing supply chain disruptions, increased inflation, tariffs and trade disputes with other countries and a general slowdown in economic activity;

●	our business prospectus and the prospects of our portfolio companies;
●

the impact of changes in laws or regulations (including the interpretation thereof), including tax laws, governing our operations or the operations of our portfolio companies or the operations of our competitors;

●	the relative and absolute investment performance and operations of our investment advisor, Horizon Technology Finance Management LLC, or the Advisor;
●	the impact of increased competition;
●	the impact of investments we intend to make and future acquisitions and divestitures;
●	the unfavorable resolution of legal proceedings;
●	geopolitical turmoil and the potential for volatility in energy prices and disruptions to global supply chains resulting from such turmoil and its impact on the industries in which we invest;
●	political and regulatory conditions that contribute to uncertainty and market volatility, including legislative, regulatory, trade and policy changes;
●	the impact, extent and timing of technological changes and the adequacy of intellectual property protection;
●	our regulatory structure and tax status;
●	changes in the general interest rate environment;
●	our ability to qualify and maintain qualification as a regulated investment company, or RIC, and as a BDC;
●	the adequacy of our cash resources and working capital;
●

any losses or operations disruptions caused by us, our Advisor or our portfolio companies holding cash balances at financial institutions that exceed federally insured limits or by disruptions in the financial services industry;

●

the timing of cash flows, if any, from the operations of our portfolio companies, and the resulting effect on our portfolio companies’ decisions to make payment-in-kind interest payments or ability to make end of term payments;

●	the impact of interest rate volatility on our results, particularly if we use leverage as part of our investment strategy;
●	the ability of our portfolio companies to achieve their objective;
●	the impact of legislative and regulatory actions and reforms and regulatory supervisory or enforcement actions of government agencies relating to us or our Advisor;
●	our contractual arrangements and relationships with third parties;
●	our ability to access capital and any future financings by us;
●	our use of financial leverage;
●	the ability of our Advisor to attract and retain highly talented professionals;
●	the impact of changes to tax legislation and, generally, our tax position; and
●	our ability to fund unfunded commitments.

For a discussion of factors that could cause our actual results to differ from forward-looking statements contained in this prospectus supplement and the accompanying prospectus, please see the discussion under “Risk Factors” in this prospectus supplement and in the accompanying prospectus. You should not place undue reliance on these forward-looking statements. The forward-looking statements made in this prospectus supplement, including the documents that we incorporate by reference herein, and the accompanying prospectus and any free writing prospectus, including the documents we incorporate by reference therein, relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this prospectus supplement.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights some of the information included elsewhere, or incorporated by reference, in this prospectus supplement or the accompanying prospectus. It is not complete and may not contain all the information that you may want to consider before making any investment decision regarding the Notes offered hereby. To understand the terms of the Notes offered hereby before making any investment decision, you should carefully read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, and any free writing prospectus related to the offering of Notes, including those noted under the captions “Risk Factors,” “Available Information,” “Incorporation by Reference,” and “Use of Proceeds” and the financial statements contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the Notes we are offering.

In this prospectus supplement, except where the context suggests otherwise, the terms:

●	“we,” “us,” “our,” “the Company” and “Horizon Technology Finance” refer to Horizon Technology Finance Corporation, a Delaware corporation, and its consolidated subsidiaries; and
●	The “Advisor” and the “Administrator” refer to Horizon Technology Finance Management LLC, a Delaware limited liability company.

Our Company

We are a specialty finance company that lends to and invests in development-stage companies in the technology, life science, healthcare information and services and sustainability industries, which we refer to as our “Target Industries.” Our investment objective is to maximize our investment portfolio’s total return by generating current income from the debt investments we make and capital appreciation from the warrants we receive when making such debt investments. We are focused on making secured debt investments, which we refer to as “Venture Loans,” to venture capital and private equity backed companies and publicly traded companies in our Target Industries, which we refer to as “Venture Lending.” Our debt investments are typically secured by first liens or first liens behind a secured revolving line of credit, or collectively, “Senior Term Loans.” Some of our debt investments may also be subordinated to term debt provided by third parties. Venture Lending is typically characterized by (1) the making of a secured debt investment after a venture capital or equity investment in the portfolio company has been made, which investment provides a source of cash to fund the portfolio company’s debt service obligations under the Venture Loan, (2) the senior priority of the Venture Loan which requires repayment of the Venture Loan prior to the equity investors realizing a return on their capital, (3) the amortization of the Venture Loan and (4) the lender’s receipt of warrants or other success fees with the making of the Venture Loan.

We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, for U.S. federal income tax purposes, we have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. As a BDC, we are required to comply with regulatory requirements, including limitations on our use of debt. We are permitted to, and expect to, finance our investments through borrowings subject to a 150% asset coverage test. As defined in the 1940 Act, asset coverage of 150% means that for every $100 of net assets a BDC holds, it may raise up to $200 from borrowing and issuing senior securities. The amount of leverage that we may employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing. As a RIC, we generally are not subject to pay corporate-level income taxes on our investment company taxable income, determined without regard to any deductions for dividends paid, and our net capital gain that we distribute as dividends for U.S. federal income tax purposes to our stockholders as long as we meet certain source-of-income, distribution, asset diversification and other requirements.

Our Advisor

Our investment activities are managed by our Advisor, and we expect to continue to benefit from our Advisor’s ability to identify attractive investment opportunities, conduct diligence on and value prospective investments, negotiate investments and manage our portfolio of investments. In addition to the experience gained from the years that they have worked together both at our Advisor and prior to the formation of our Advisor, the members of our investment team have broad lending backgrounds, with substantial experience at a variety of commercial finance companies, technology banks and private debt funds, and have developed a broad network of contacts within the venture capital and private equity community. This network of contacts provides a principal source of investment opportunities.

Our Advisor is led by four senior managers including Michael P. Balkin, our Chief Executive Officer, Daniel R. Trolio, our Executive Vice President and Chief Financial Officer, John C. Bombara, our Executive Vice President, General Counsel and Chief Compliance Officer, and Paul Seitz, our Senior Vice President and Chief Investment Officer.

Company Information

Our administrative and executive offices and those of our Advisor are located at 312 Farmington Avenue, Farmington, Connecticut 06032, and our telephone number is (860) 676-8654. Our corporate website is located at www.horizontechfinance.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider any such information contained to be part of this prospectus supplement or the accompanying prospectus.

Recent Developments

On August 7, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Monroe Capital Corporation, a Maryland corporation (“MRCC”), HMMS, Inc., a Maryland corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Monroe Capital BDC Advisors, LLC (“MC Advisors”), the investment adviser to MRCC, and the Advisor. The Merger Agreement provides that, subject to the conditions set forth in the Merger Agreement, immediately following the Asset Sale (as defined below) and at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into MRCC, with MRCC continuing as the surviving company and as a wholly owned subsidiary of the Company and, immediately thereafter, MRCC will merge with and into the Company, with the Company continuing as the surviving company (collectively, the “Merger”).

On August 7, 2025, MRCC also entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Monroe Capital Income Plus Corporation, a Maryland corporation (“MCIP”), and MC Advisors, pursuant to which, subject to the satisfaction or waiver of the closing conditions set forth in the Asset Purchase Agreement, on the closing date of the transactions contemplated by the Asset Purchase Agreement (the “Closing Date”), MCIP will acquire all of MRCC’s investment assets and liabilities at fair value, as determined shortly before the Closing Date, for cash (the “Asset Sale” and together with the Merger, the “Transactions”). Under the Asset Purchase Agreement, the Asset Sale is contingent upon, and will become effective immediately prior to the effectiveness of, the Merger. The boards of directors of both the Company and MRCC, including each of their respective independent directors (in each case, on the recommendation of a special committee of each such board comprised solely of certain independent directors of the applicable board) have approved the Merger Agreement, the Asset Purchase Agreement and the transactions contemplated therein. The Merger Agreement provides that the “Exchange Ratio” will be determined as of a mutually agreed date no earlier than 48 hours (excluding Sundays and holidays) prior to the effective date of the Merger.

The following table sets forth our actual capitalization as of September 30, 2025 and our pro forma capitalization as adjusted to reflect the effects of the Merger (assuming it closed on September 30, 2025):

As of September 30, 2025 (unaudited, dollar amounts in thousands, except share and per share data)

	Actual	Pro-Forma Adjustments - Merger(1)	Pro-Forma - post Merger
Cash and cash equivalents	$84,662	$(6,501)	$244,663
Investments at fair value	$603,514	—	$603,514
All other assets	$71,036	—	$71,036
Debt	$428,750	—	$428,750
Unamortized debt issuance costs	$(4,719)	—	$(4,719)
All other liabilities	$19,480	—	$19,480
Net assets attributable to common stock	$315,701	$(6,501)	$475,702
Total capitalization(2)	$294,695		$447,398
Total shares of common stock outstanding	44,315,005	22,962,939 (3)	67,277,944
Net asset value per share of common stock	$7.12		$7.07

(1)

Pro forma adjustments reflect the combined impact of $4.1 million and $2.4 million of estimated transaction expenses expected to be incurred by MRCC and the Company, respectively, as of September 30, 2025.

(2)

Actual total capitalization for the Company was calculated using the closing stock price of our common stock on December 2, 2025. Pro forma capitalization was calculating using the closing stock price of our common stock on December 2, 2025.

(3)

This pro forma adjustment reflects the estimated shares of our common stock issued to MRCC stockholders based on the pro forma Exchange Ratio of 1.0598, as calculated based on the number of outstanding shares of MRCC’s common stock and our common stock and NAVs as of September 30, 2025.

THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the section titled “Description of the Notes” and the more general description of our debt securities in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes.

Issuer	Horizon Technology Finance Corporation, a Delaware corporation
Title of the Securities	7.00% Notes due 2028
Stated Maturity Date:	December 15, 2028, unless redeemed prior to maturity.
Issue Price:	100% of the principal amount.
Interest:

7.00% per year. Interest will accrue from December 15, 2025 and will be payable semi-annually in arrears on June 15 and December 15 beginning on June 15, 2026.

If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Ranking:

The Notes will be our direct unsecured obligations and will rank:

●         pari passu with our current and future unsecured, unsubordinated indebtedness, including the 4.875% notes due 2026 (the “2026 Notes”) (which we intend to redeem with the proceeds from this offering and would otherwise mature on March 30, 2026), our 6.25% notes due 2027 (the “2027 Notes”), our 5.50% convertible notes due 2030 (the “2030 Convertible Notes”) and our 7.125% convertible notes due 2031 (the “2031 Convertible Notes”);

●        senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

●        effectively subordinated to all existing and future secured indebtedness of Horizon Technology Finance Corporation (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness;

●        structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, financing vehicles or similar facilities, including debt outstanding under our Credit Facilities.

As of September 30, 2025, our total consolidated indebtedness was approximately $429 million, $271 million of which was secured, and $158 million of which was indebtedness of our subsidiaries. After giving effect to the issuance of the Notes, assuming no repayment of amounts owed under our Credit Facilities and no repayment of our 2026 Notes, 2027 Notes, 2030 Convertible Notes and 2031 Convertible Notes, our total indebtedness would have been approximately $486 million aggregate principal amount outstanding as of September 30, 2025.

Denominations:	We will issue the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Optional Redemption:

Prior to June 15, 2028 (six months prior to the maturity date of the Notes) (the “Par Call Date”), we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 50 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, we may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest.

Offer to Purchase upon a Change of Control Repurchase Event:

If a Change of Control Repurchase Event (as described under “Description of the Notes”) occurs prior to maturity, unless we have exercised our right to redeem the Notes in full, holders of the Notes will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

Use of Proceeds:

We estimate that the net proceeds from the sale of the Notes in this offering will be approximately $56.4 million, after deducting the underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of this offering to repay indebtedness, including the repayment of our 2026 Notes and for our general corporate purposes. See the “Use of Proceeds” section of this prospectus supplement.

Governing Law:	New York.
Trustee, Paying Agent, Registrar and Transfer Agent:	U.S. Bank Trust Company, National Association.
Material U.S. Federal Income Tax Considerations:

For a discussion of certain U.S. federal income tax considerations applicable to the purchase, ownership, disposition and conversion of the Notes, see “Material U.S. Federal Income Tax Consequences.”

For a discussion of certain U.S. federal income tax considerations applicable to our qualification and taxation as a RIC, see “Material U.S. Federal Income Tax Consideration” in the accompanying prospectus.

Other Covenants:

In addition to any covenants described elsewhere in this prospectus supplement or the accompanying prospectus, the following covenants will apply to the Notes:

●    We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act. As of this prospectus supplement, these provisions generally prohibit us from incurring additional borrowings, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings. See “Risk Factors—Risks Relating to Our Business and Structure—Regulations governing our operations as a BDC affect our ability to and the way in which we raise additional capital” in our Annual Report on Form 10-K.

●    We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject thereto, Section 18(a)(1)(B) as modified by Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions. As of the date of this prospectus supplement, these provisions generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. Under the covenant, we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions, but only up to such amount as is necessary for us to maintain our status as a RIC under Subchapter M of the Code. Furthermore, the covenant will permit us to continue paying dividends or distributions and will not be triggered unless and until such time as our asset coverage (as defined in the 1940 Act, except to the extent modified by this covenant) has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions for more than six consecutive months. For the purposes of determining “asset coverage” as used above, any and all indebtedness of the Company, including any outstanding borrowings under the Credit Facilities and any successor or additional credit facility, shall be deemed a senior security of us. See “Risk Factors—Risks Relating to Our Business and Structure—Regulations governing our operations as a BDC affect our ability to, and the way in which, we raise additional capital, which may expose us to risks” in our Annual Report on Form 10-K.

●     If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable U.S. generally accepted accounting principles.

Risk Factors:

See “Risk Factors” section in this prospectus supplement and “Risk Factors” in the accompanying prospectus and in our most recent Annual Report on Form 10-K for a discussion of risks you should carefully consider before deciding to invest in the Notes.

RISK FACTORS

Investing in the Notes involves a number of significant risks. You should carefully consider the risks described below, together with all of the risks and uncertainties described in the section titled “Risk Factors” in the accompanying prospectus, our most recent Annual Report on Form 10-K, as well as in subsequent filings with the SEC, which are or will be incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, and other information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we may authorize for use in connection with this offering. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or not presently deemed material by us, may also impair our operations and performance. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, our net asset value and the trading price of our securities could decline and you may lose all or part of your investment. Please also read carefully the section titled “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement.

Risks Relating to the Notes

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have currently incurred or may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of September 30, 2025, our total consolidated indebtedness was approximately $429 million, $271 million of which was secured, and $271 million of which was indebtedness of our subsidiaries.

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of Horizon Technology Finance Corporation, and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes, and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. The assets of such subsidiaries are not directly available to satisfy the claims of our creditors, including the holders of the Notes. As of September 30, 2025, approximately $271 million of the indebtedness required to be consolidated on our balance sheet was held through subsidiary financing vehicles and secured by certain assets of such subsidiaries.

Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims are effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise.

In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture under which the Notes will be issued contains limited protection for holders of the Notes.

The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on investments in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

●

issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) of the 1940 Act as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to us by the SEC;

●

pay dividends on, or purchase or redeem or make any payments in respect of capital stock or other securities ranking junior in right of payment to the Notes, including subordinated indebtedness, in each case other than dividends, purchases, redemptions or payments that would cause a violation of Section 18(a)(1)(B) of the 1940 Act as modified by Section 61(a)(2) and the definitional provisions of the 1940 Act or any successor provisions giving effect to any exemptive relief granted to us by the SEC (these provisions generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock unless our asset coverage, as defined for purposes of Section 18(a)(1)(B) the 1940 Act, equals at least 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution or purchase), unless the payment of such dividend is necessary to maintain our status as a RIC under subchapter M of the code;

●	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

●	enter into transactions with affiliates;

●	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

●	make investments; or

●	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the indenture does not require us to offer to purchase the Notes in connection with a change of control or any other event. Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for holders of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. See “Risk Factors - If we are unable to comply with the covenants or restrictions in our Credit Facilities or make payments when due thereunder, our business could be materially adversely affected” in the accompanying prospectus. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

The optional redemption provision may materially adversely affect your return on the Notes.

The Notes are redeemable in whole or in part at any time or from time to time at our sole option. We may choose to redeem the Notes at times when prevailing interest rates are lower than the interest rate paid on the Notes. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Notes being redeemed.

We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.

We may not be able to repurchase the Notes upon a Change of Control Repurchase Event because we may not have sufficient funds. Upon a Change of Control Repurchase Event, holders of the Notes may require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. Our failure to purchase such tendered Notes upon the occurrence of such Change of Control Repurchase Event would cause an event of default under the indenture governing the Notes and a cross-default under the agreements governing certain of our other indebtedness, which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. If a Change of Control Repurchase Event were to occur, we may not have sufficient funds to repay any such accelerated indebtedness and/or to make the required repurchase of the Notes. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event” in this prospectus supplement for additional information.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under either of the Credit Facilities or other indebtedness to which we may be a party that is not waived by the required lenders or holders thereunder, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under either of the Credit Facilities or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under either of the Credit Facilities or other debt that we may incur in the future to avoid being in default. If we breach our covenants under either of the Credit Facilities or other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default and our lenders or debt holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, including the lenders under either of the Credit Facilities, could proceed against the collateral securing the debt. Because both the Credit Facilities have, and any future credit facilities will likely have, customary cross-default provisions, if the indebtedness thereunder or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due.

There is no active trading market for the Notes. If an active trading market does not develop for the Notes, you may not be able to sell them.

The Notes are a new issue of debt securities for which there currently is no trading market. We do not intend to list the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. If the Notes are traded after their initial issuance, they may trade at a discount to their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, our financial condition, performance and prospects, general economic conditions or other relevant factors. We cannot assure you that a liquid trading market will develop or be maintained for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

FATCA withholding may apply to payments to certain foreign entities.

Payments made under the Notes to a foreign financial institution, or “FFI,” or non-financial foreign entity, or “NFFE” (including such an institution or entity acting as an intermediary), may be subject to a U.S. withholding tax of 30% under U.S. Foreign Account Tax Compliance Act provisions of the Code (commonly referred to as “FATCA”). This withholding tax may apply to payments of interest on the Notes as well unless the FFI or NFFE complies with certain information reporting, withholding, identification, certification and related requirements imposed by FATCA. Depending upon the status of a holder and the status of an intermediary through which any Notes are held, the holder could be subject to this 30% withholding tax in respect of any interest paid or deemed paid on the Notes. You should consult your own tax advisors regarding FATCA and how it may affect your investment in the Notes. See “United States Federal Income Tax Consequences - Taxation of Note Holders - FATCA Withholding on Payments to Certain Foreign Entities” in this prospectus supplement for more information.

Risks Related to Business Development Companies

Previously passed legislation allows us to incur additional leverage.

A BDC has historically been able to issue “senior securities,” including borrowing money from banks or other financial institutions, only in amounts such that its asset coverage, as defined in the 1940 Act, equals at least 200% after such incurrence or issuance. On March 23, 2018, the SBCAA was signed into law and amended the 1940 Act to decrease the asset coverage requirements applicable to BDCs from 200% to 150% if such lower asset coverage requirements have been approved by either (a) a majority of a BDC’s directors who have no financial interest in such approval and a majority of the BDC’s directors who are not interested persons, as defined by the 1940 Act (a “required majority” as defined in Section 57(o) of the 1940 Act), of such BDC, in which case such reduced asset coverage requirements would take effect on the first anniversary of the date of such approval, or (b) a majority of votes cast by the stockholders of such BDC at a special or annual meeting at which a quorum is present, in which case such reduced asset coverage requirements shall take effect on the day after such approval. On June 7, 2018, a “required majority” (as defined in Section 57(o) of the 1940 Act) of our Board approved the reduced asset coverage requirements and separately recommended that our stockholders approve the reduced asset coverage requirements at a special meeting of our stockholders. The Company held a special meeting on October 30, 2018 during which the reduced asset coverage requirements were approved by stockholders. The reduced asset coverage requirements took effect October 31, 2018.

As a result, if we comply with certain disclosure requirements, we will be able to incur additional indebtedness, which may increase the risk of investing in us. See “Risk Factors—We borrow money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing in us.” In addition, since our base management fee is payable based upon our gross assets (less cash and cash equivalents), which includes any assets acquired with the proceeds of borrowings, the base management fee expense will increase if we incur additional leverage.

We borrow money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing in us.

Leverage is generally considered a speculative investment technique, and we intend to continue to borrow money as part of our business plan. The use of leverage magnifies the potential for gain or loss on amounts invested and, therefore, increases the risks associated with investing in us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our most recent Annual Report on Form 10-K. Lenders of senior debt securities have fixed dollar claims on our assets that are superior to the claims of our common stockholders. If the value of our assets increases, then leveraging would cause the NAV attributable to our common stock to increase more sharply than it would have had we not leveraged. However, any decrease in our income would cause net income to decline more sharply than it would have had we not leveraged. This decline could adversely affect our ability to make common stock distribution payments. In addition, because our investments may be illiquid, we may be unable to dispose of them or unable to do so at a favorable price in the event we need to do so, if we are unable to refinance any indebtedness upon maturity, and, as a result, we may suffer losses.

Our ability to service any debt that we incur depends largely on our financial performance and is subject to prevailing economic conditions and competitive pressures. Moreover, as our Advisor’s management fee is payable to our Advisor based on our gross assets less cash and cash equivalents, including those assets acquired through the use of leverage, our Advisor may have a financial incentive to incur leverage which may not be consistent with our stockholders’ interests. As leverage magnifies gains, if any, on our portfolio, as discussed above, our Pre-Incentive Fee Net Investment Income may exceed the quarterly hurdle rate for the incentive fee on income payable. Thus, if we incur additional leverage, the incentive fees payable to the Advisor may increase without any corresponding increase in our performance. Holders of our common stock bear the burden of any increase in our expenses, as a result of leverage, including any increase in the management fee or incentive fee payable to our Advisor.

In addition to the leverage described above, in the past, we have securitized a large portion of our debt investments to generate cash for funding new investments and may seek to securitize additional debt investments in the future to the extent permitted by the 1940 Act and the risk retention rules adopted pursuant to Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. To securitize additional debt investments in the future, we may create a wholly-owned subsidiary and sell and/or contribute a pool of debt investments to such subsidiary. This could include the sale of interests in the subsidiary on a non-recourse basis to purchasers, who we would expect to be willing to accept a lower interest rate to invest in investment grade loan pools. We would retain all or a portion of the equity in any such securitized pool of loans. An inability to securitize part of our debt investments in the future could limit our ability to grow our business, fully execute our business strategy and increase our earnings. Moreover, certain types of securitization transactions may expose us to greater risk of loss than would other types of financing.

On June 7, 2018, a “required majority” (as defined in Section 57(o) of the 1940 Act) of our Board approved the reduced asset coverage requirements and separately recommended that our stockholders approve the reduced asset coverage requirements at a special meeting of our stockholders. The Company held a special meeting on October 30, 2018 during which the reduced asset coverage requirements were approved by stockholders. The reduced asset coverage requirements took effect October 31, 2018.

Illustration: The following table illustrates the effect of leverage on returns from an investment in our common stock assuming that we employ leverage such that our asset coverage equals (1) our actual asset coverage as of December 31, 2024 and (2) 150% at various annual returns, net of expenses. The calculations in the table below are hypothetical and actual returns may be higher or lower than those appearing in the table below:

	Assumed Return on Portfolio
	(Net of Expenses)
	-10%	-5%	0%	5%	10%
Corresponding return to common stockholder assuming actual asset coverage as of December 31, 2024(1)	(35.34)%	(23.11)%	(10.88)%	1.35%	13.58%
Corresponding return to common stockholder assuming 150% asset coverage(2)	(45.91)%	(30.70)%	(15.49)%	(0.28)%	14.93%

(1)	Assumes $822 million in total assets, $472 million in outstanding debt, $336 million in net assets, and an average cost of borrowed funds of 7.75% at December 31, 2024.

(2)	Assumes $1,022 million in total assets, $672 million in outstanding debt, $336 million in net assets, and an average cost of borrowed funds of 7.75% at December 31, 2024.

Based on our outstanding indebtedness of $472 million as of December 31, 2024 and the average cost of borrowed funds of 7.75% as of that date, our investment portfolio would have needed to experience an annual return of at least 5.39% to cover annual interest payments on the outstanding debt. Actual interest payments may be different.

Based on an outstanding indebtedness of $672 million on an assumed 150% asset coverage ratio and an average cost of borrowed funds of 7.75%, our investment portfolio would need to experience an annual return of at least 7.67% to cover annual interest payments on the outstanding debt. Actual interest payments may be different.

Risks Relating to the Merger

The termination of the Merger Agreement and/or Asset Purchase Agreement could negatively impact us.

If the Merger Agreement and/or Asset Purchase Agreement are terminated, we may suffer adverse consequences, including:

●	our business may be adversely impacted due to the opportunity cost of pursuing the transaction rather than other beneficial opportunities due to the focus of management on the Transactions;

●	we would not realize any of the anticipated benefits of the Transactions;

●

the market price of our common stock may decline, including to the extent that the market price prior to termination reflects perceived synergies and strategic advantages in the Transactions as well as market assumptions that the Transactions will close as contemplated; and

●	we may not be able to find another party willing and able to undertake a similar transaction that would provide the same potential advantages to us.

The Transactions are subject to customary closing conditions, including stockholder approvals. If such conditions are not satisfied or waived, the Transactions will not close, which may result in material adverse consequences to our business, operations and business prospects.

The Transactions are subject to customary closing conditions, including certain approvals of our and MRCC’s respective stockholders. If such conditions are not satisfied, the Transactions will not close. We currently expect that all of our directors and executive officers will vote their shares of our common stock in favor of the proposals to be presented at our special meeting of stockholders. If our stockholders do not approve the Merger, and the Transactions are not completed, the resulting failure of the Transactions could have a material adverse impact on our business, operations and business prospects.

The closing condition that our stockholders approve the issuance of the shares of our common stock pursuant to the Merger Agreement (the “Merger Stock Issuance Proposal”) at our special meeting of stockholders as described in the Merger Agreement may not be waived under applicable law and must be satisfied for the Merger to be completed. If the stockholders of MRCC do not approve the Merger and the Transactions are not completed, the resulting failure of the Transactions could have a material adverse impact on our business, operations and business prospects. In addition to the required approvals of our, MCIP and MRCC’s stockholders, the Transactions are subject to a number of other conditions beyond our control or the control of MCIP and MRCC. These conditions may prevent, delay or otherwise materially adversely affect Transactions from being completed. None of MCIP, MRCC or the Company can predict whether and when these other conditions will be satisfied.

If the Transactions do not close, we will not benefit from the expenses incurred in their pursuit.

The Transactions may not be completed. If the Transactions are not completed, we will have incurred substantial expenses for which no ultimate benefit will be received. We have incurred and will incur substantial out-of-pocket expenses in connection with the Transactions for investment banking, legal and accounting fees, financial printing and other Transaction-related expenses, much of which will be incurred even if the Transactions are not completed.

Because the market price of our common stock will fluctuate, our stockholders and the stockholders of MRCC cannot be sure of the market value of the amount of Merger Consideration to be paid to MRCC’s stockholders until the closing of the Merger.

At the effective time of the Merger, each share of MRCC common stock issued and outstanding immediately prior to such time (other than shares owned by us or any of our consolidated subsidiaries), will be converted into the right to receive a number of shares of our common stock equal to the Exchange Ratio, plus any cash (without interest) in lieu of fractional shares. For illustrative purposes, based on September 30, 2025 net asset values and including Transaction related costs and other tax-related distributions, we would issue approximately 23.0 million shares of our common stock in the aggregate pursuant to the Merger Agreement based on our shares of common stock outstanding as of September 30, 2025, resulting in pro forma ownership of the combined company of 65.9% for our current stockholders and 34.1% for MRCC’s current stockholders.

The market value of the shares of our common stock to be received by MRCC’s stockholders (together with cash received by MRCC’s common stockholders in lieu of fractional shares, the “Merger Consideration”) may vary from our common stock’s closing price on the date the Merger was announced, on the date of the filing of this current report, on the date our joint proxy statement/prospectus is mailed to our stockholders, on the date of our special meeting of stockholders or the date of MRCC’s special meeting of stockholders and on the date the Merger is completed and thereafter. Any change in the market price of our common stock prior to completion of the Merger will affect the market value of the Merger Consideration that MRCC’s stockholders will receive upon completion of the Merger.

Accordingly, at the time of our special meeting of stockholders, our stockholders and MRCC’s stockholders will not know or be able to calculate the amount of Merger Consideration they would receive upon completion of the Merger. Under the terms of the Merger Agreement, we and MRCC are not permitted to terminate the Merger Agreement or to resolicit the vote of their respective stockholders solely because of changes in the market price of shares of our common stock after our special meeting of stockholders.

The market price and liquidity of the market for our common stock may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance.

These factors include:

●

significant volatility in the market price and trading volume of securities of business development companies or other companies in our sector, which are not necessarily related to the operating performance of the companies;

●	changes in regulatory policies, accounting pronouncements or tax guidelines, particularly with respect to RICs and business development companies;

●	loss of our qualification as a RIC or business development company;

●	changes in market interest rates and decline in the prices of debt;

●	changes in earnings or variations in operating results;

●	changes in the value of our portfolio investments;

●	changes in accounting guidelines governing valuation of our investments;

●	any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;

●	departure of key personnel of the investment adviser for our or any of our affiliates’ key personnel;

●	operating performance of companies comparable to us;

●	general economic trends and other external factors; and

●	loss of a major funding source.

If the Transactions close as contemplated, we will receive a substantial amount of cash, as net proceeds, that we must then deploy, and you may not agree with the way we allocate the net proceeds from the Transactions.

Upon the closing of the Transactions, based upon net asset values of our and MRCC’s shares as of September 30, 2025, we expect to receive approximately $162.4 million in cash proceeds. To deploy that cash, we must identify and invest in loans and other assets consistent with our investment strategy. Depending on market conditions, it may be difficult to identify a sufficient number of investments compatible with our strategy at pricing that generates attractive returns to the stockholders of the combined company. Our ability to identify suitable investments will depend on conditions in the market for loans immediately after the closing of the Transactions, and any disruption in the lending market at that time could require that we delay our investments or make investments on less favorable terms than we would typically require. We may also invest in companies with which you may not agree. If we are unable to make appropriate, attractive investments, our returns will diminish as we hold cash or cash equivalents that generate returns lower than returns we typically earn on our debt investments until such time as we can invest the net proceeds of the Transactions in debt investments.

We could have indemnification obligations to our directors or officers and MRCC’s directors or officers.

Under the terms of the Merger Agreement, we have agreed to indemnify our directors and officers and MRCC’s directors or officer who may become the subject of claims based on the fact that such person is or was our director or officer or MRCC’s director or officer and pertaining to actions occurring at or prior to the effective time of the Merger. Uncertainty with respect to the outcome of these obligations could have a material adverse impact on us and the surviving company following the consummation of the Transactions.

The Merger Agreement and Asset Purchase Agreement limit our ability to pursue alternatives to the Transactions.

The Merger Agreement and Asset Purchase Agreement contain provisions that limit our ability to discuss, facilitate or commit to alternative third-party proposals to enter into a business combination or other similar control transaction. These provisions, which are customary for transactions of this type and include an aggregate of $11 million in termination fees payable by a third-party acquiror under certain circumstances, may discourage an interested party that might have an interest in combining with us from considering or proposing such a transaction even if it were prepared to value such a combination more highly than the amounts agreed in the Merger.

We and MRCC are subject to operational uncertainties and contractual restrictions while the Transactions are pending.

Uncertainties about the impact of the Transactions may have an adverse effect on us and on MRCC and, consequently, on the combined company following completion of the Merger. These uncertainties may cause those that deal with us and MRCC to change their existing business relationships with us and MRCC. In addition, the Merger Agreement contains representations, warranties and covenants, including covenants relating to the operation of each of MRCC’s business and our business during the period prior to the closing of the Merger. These provisions may restrict us and MRCC from taking actions that we might otherwise consider to be in our best interests. Also, these restrictions may prevent us and MRCC from pursuing certain business opportunities that may arise prior to the completion of the Transactions.

We, MRCC and MCIP may waive one or more conditions to the Transactions without resoliciting stockholder approval.

Certain conditions to our, MRCC’s and MCIP’s obligations to complete the Transactions may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by the agreement of us and MRCC or MRCC and MCIP, as applicable. In the event that any such waiver does not require any re-solicitation of stockholders, the parties to the Merger Agreement and Asset Purchase Agreement will have the discretion to complete the Transactions without seeking further stockholder approval. However, the conditions requiring the approval of the Transactions by our stockholders cannot be waived.

The market price of our common stock after the Merger will be affected by factors different from those affecting our common stock price prior to our signing the Merger Agreement.

Our existing business after the Merger closes will be impacted by the increase in cash and outstanding shares of our stock as a result of the Merger. Accordingly, the results of operations of the combined company, and the market price of our common stock after the Merger, may be affected by factors different from those currently affecting our independent operations. Accordingly, the historical trading prices and financial results of MRCC may not be indicative of these matters for the combined company following the Merger.

We may not replicate our historical performance, or the historical success of MRCC.

Following the consummation of the Transactions, we cannot provide any assurance that we will replicate our own historical performance, the historical success of MRCC or the historical performance of other companies advised by HTFM and MC Advisors in the past. Accordingly, our investment returns could be substantially lower than the returns achieved by us in the past, by MRCC, or by such other funds managed by HTFM or MC Advisors.

USE OF PROCEEDS

We estimate that net proceeds we will receive from the sale of the Notes in this offering will be approximately $56.4 million, based on the underwriter purchasing the Notes from us at 98.50% of the aggregate principal amount and after deducting estimated offering expenses of approximately $200,000 (including certain expenses of the underwriter that we will reimburse the underwriter for) payable by us.

We intend to use the net proceeds of this offering to repay indebtedness, including the repayment of our 2026 Notes, and for general corporate purposes.

Pending such use, we may invest the net proceeds of this offering in cash, cash equivalents, U.S. Government securities and high-quality debt investments that mature in one year or less from the date of investment. The temporary investments described above may have lower yields than our other investments and accordingly, may result in lower distributions, if any, during such period.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2025:

●	On an actual basis; and

●	On an as adjusted basis giving effect to the officer of the Notes and the application of net proceeds from this offering as described in this prospectus supplement under the caption “Use of Proceeds.”

You should read this table together with “Use of Proceeds” set forth in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

Dollar amounts are presented in thousands, except share data.

	As of September 30, 2025
	Actual	As Adjusted for this Offering
Assets
Non-affiliate investments at fair value (cost of $616,488)	$557,582	$557,582
Non-controlled affiliate investments at fair value (cost of $58,970)	44,816	44,816
Controlled affiliate investments at fair value (cost of $10,735)	1,116	1,116
Cash	84,662	83,550
Investments in money market funds	43,828	43,828
Restricted investments in money market funds	2,417	2,417
Interest receivable	15,867	15,867
Other assets	8,924	8,924
Total assets	$759,212	$758,100

Liabilities
Borrowings	$424,031	$422,919
Distributions payable	14,624	14,624
Base management fee payable	921	921
Other accrued expenses	3,935	3,935
Total liabilities	443,511	442,399

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2025	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 44,482,470 shares issued and 44,315,005 shares outstanding as of September 30, 2025	49	49
Paid-in capital in excess of par	551,358	551,358
Distributable earnings	(235,706)	(235,706)
Total net assets	315,701	315,701
Total liabilities and net assets	$759,212	$758,100
Net asset value per common share	$7.12	$7.12

DESCRIPTION OF THE NOTES

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement. This description supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities That We May Issue” in the accompanying prospectus.

The Notes will be issued under an indenture dated March 23, 2012, entered into between us and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank, National Association, as trustee, as supplemented by the fifth supplemental indenture to be dated as of the closing date, entered into between us and U.S. Bank Trust Company, National Association, as trustee. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. As used in this section, all references to “Indenture” mean the indenture as supplemented by the second supplemental indenture, and all references to “we,” “our” and “us” mean Horizon Technology Finance Corporation, a Delaware corporation, exclusive of our subsidiaries, unless we specify otherwise.

Because this section is a summary, it does not describe every aspect of the Notes and the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of Notes. For example, in this section, we use capitalized words to signify terms that are specifically defined in the Indenture. Some of the definitions are repeated in this prospectus supplement, but for the rest you will need to read the Indenture. You may obtain a copy of the Indenture from us without charge. See “Where You Can Find More Information” in the accompanying prospectus.

General

The Notes:

●	will be issued in an initial principal amount of $57,500,000;
●	will mature on December 15, 2028, unless redeemed prior to maturity;
●	will bear cash interest from December 15, 2025, at an annual rate of 7.00% payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2026;
●	will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;
●	will be subject to redemption at our option as described in this prospectus supplement under “—Optional Redemption;” and
●

will be subject to repurchase by us at the option of the holders following a Change of Control Repurchase Event (as defined in this prospectus supplement under “—Offer to Repurchase Upon a Change of Control Repurchase Event”), at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase.

The Notes will be our direct unsecured obligations and will rank:

●	pari passu with current and future unsecured unsubordinated indebtedness;
●	senior to any series of preferred stock that we may issue in the future;
●

effectively subordinated to all our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

●	structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries.

As of September 30, 2025, our total consolidated indebtedness was approximately $429 million, $271 million of which was secured, and $271 million of which was indebtedness of our subsidiaries. After giving effect to the issuance of the Notes, assuming no repayment of amounts owed under our Credit Facilities and no repayment of our 2026 Notes, 2027 Notes, 2030 Convertible Notes and 2031 Convertible Notes, our total indebtedness would have been approximately $486 million aggregate principal amount outstanding as of September 30, 2025.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Notes or to make any funds available for payment on the Notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of all of the foregoing and are subject to various business considerations. As a result, we may be unable to gain significant, if any, access to the cash flow or assets of our subsidiaries.

The Indenture does not limit the amount of debt (secured and unsecured) that we and our subsidiaries may incur or our ability to pay dividends, sell assets, enter into transactions with affiliates or make investments. In addition, the Indenture does not contain any provisions that would necessarily protect holders of Notes if we become involved in a highly leveraged transaction, reorganization, merger or other similar transaction that adversely affects us or them.

The Notes will be issued in fully registered form only, without coupons, in minimum denominations of $2,000 and integral multiples thereof in denominations of $1,000. The Notes will be represented by one or more global notes deposited with or on behalf of DTC, or a nominee thereof. Except as otherwise provided in the Indenture, the Notes will be registered in the name of that depositary or its nominee, and you will not receive certificates for the Notes. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

We are permitted, under specified conditions, to issue multiple classes of indebtedness if our asset coverage, as defined in the 1940 Act, is at least equal to 150% immediately after each such issuance. In addition, while any indebtedness and senior securities remain outstanding, we must make provisions to prohibit the distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. Specifically, we may be precluded from declaring dividends or repurchasing shares of our common stock unless our asset coverage is at least 150%. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors - Risks Relating to Our Business and Structure - Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital, which may expose us to additional risks” in the accompanying prospectus.

Interest Provisions Related to the Notes

Interest on the Notes will accrue at the rate of 7.00% per annum and will be payable semi-annually on each June 15 and December 15 commencing on June 15, 2026. The initial interest period will be the period from and including the original issue date to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. We will pay interest to those persons who were holders of record of such Notes on the first day of the month during which each interest payment date occurs: each June 1 and December 1, commencing June 1, 2026.

Interest on the Notes will accrue from the date of original issuance and will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not provide a sinking fund for the Notes.

Interest payments will be made only on a business day, defined in the Indenture as each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City, Chicago or the place of payment are authorized or required by law or executive order to close. If any interest payment is due on a non-business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their Notes.

Optional Redemption

Prior to the Par Call Date, we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 50 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest.

For purposes of calculating the redemption price in connection with the redemption of the Notes, on any redemption date, the following terms have the meanings set forth below:

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with the 1940 Act, to the extent applicable.

Other than as described under “—Offer to Repurchase Upon a Change of Control Repurchase Event,” holders will not have the option to have the Notes repaid prior to the stated maturity date.

Certain Covenants

In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities surrendered for payment, payment of taxes and related matters, the following covenants apply to the Notes.

Reporting

We have agreed to provide to holders of the Notes and the trustee (if at any time when Notes are outstanding we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC), our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.

1940 Act Compliance

We agree that, for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions.

We agree that, for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by (i) Section 61(a)(2) of the 1940 Act, the definitional provisions of the 1940 Act or any successor provisions and after giving effect to any exemptive relief granted to us by the SEC and (ii) the two other exceptions set forth below. These statutory provisions of the 1940 Act are not currently applicable to us and will not be applicable to us as a result of this offering. However, if Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act were currently applicable to us in connection with this offering, these provisions would generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined for purposes of Section 18(a)(1)(B) in the 1940 Act, were below 150% at the time of the declaration of the dividend or distribution or purchase and after deducting the amount of such dividend, distribution, or purchase. Under the covenant, we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act, but only up to such amount as is necessary for us to maintain our status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986. Furthermore, the covenant will not be triggered unless and until such time as our asset coverage has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act (after giving effect to any exemptive relief granted to us by the SEC) for more than six consecutive months.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes in full, we will make an offer to each holder of the Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder (with a copy to trustee) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 promulgated under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the 1940 Act and the rules and regulations promulgated thereunder, we will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

Upon receipt from us, the paying agent will promptly remit to each holder of Notes properly tendered the purchase price for the Notes, and upon receipt of written direction from us, the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The source of funds that will be required to repurchase Notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our operations or other potential sources, including funds provided by a purchaser in the Change of Control transaction, borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. The terms of certain of our and our subsidiaries’ financing arrangements provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under our and our subsidiaries’ financing arrangements at that time and to terminate the financing arrangements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our most recent Annual Report on Form 10-K and our most recent Quarterly Reports on Form 10-Q for a general discussion of our and our subsidiaries’ indebtedness, which are incorporated by reference into this prospectus supplement. Our and our subsidiaries’ future financing arrangements may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our and our subsidiaries’ future financing arrangements, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our and our subsidiaries’ other debt. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the Notes upon a Change of Control Repurchase Event” in this prospectus supplement for more information.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

For purpose of the Notes:

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of Horizon Technology Finance Corporation and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3)) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of the Company or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;

(2)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “Group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Horizon Technology Finance Corporation, measured by voting power rather than number of shares; or

(3)	the approval by Horizon Technology Finance Corporation’s stockholders of any plan or proposal relating to the liquidation or dissolution of Horizon Technology Finance Corporation.

“Change of Control Repurchase Event” means the occurrence of a Change of Control.

“Controlled Subsidiary” means any subsidiary of Horizon Technology Finance Corporation, 50% or more of the outstanding equity interests of which are owned by Horizon Technology Finance Corporation and its direct or indirect subsidiaries and of which Horizon Technology Finance Corporation possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.

“Permitted Holders” means (i) us, (ii) one or more of our Controlled Subsidiaries and (iii) the Advisor, any affiliate of the Advisor or any entity that is managed by the Advisor that is organized under the laws of a jurisdiction located in the United States and in the business of managing or advising clients.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Events of Default

You will have rights if an Event of Default occurs in respect of the Notes and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the Notes means any of the following:

•	We do not pay the principal of, or any premium on, the Notes when due, whether at maturity, upon redemption or otherwise.

•	We do not pay interest on the Notes when due, and such default is not cured within 30 days.

•

 We remain in breach of a covenant in respect of the Notes for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee, if such default is known to a responsible officer of the trustee or a responsible officer of the trustee has received written notice of such default, or holders of at least 25% of the principal amount of the Notes.

•

 The acceleration of our or our subsidiaries’ indebtedness for money borrowed in aggregate principal amount of $10 million or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such acceleration is not rescinded within 30 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the Notes.

•

 We or any of our subsidiaries fail, within 30 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for us or any of our subsidiaries exceeds $10 million, which are not stayed on appeal.

•

 We or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary” file for bankruptcy, or certain other events of bankruptcy, insolvency or reorganization occur and in the case of certain orders or decrees entered against us under bankruptcy law, such order or decree remains undischarged or unstayed for a period of 60 days.

•	On the last business day of each of twenty-four consecutive calendar months, we have an asset coverage of less than 100%.

The trustee may withhold notice to the holders of the Notes any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default, other than an Event of Default referred to in the second to last bullet point above with respect to us (but including an Event of Default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary of ours), has occurred and has not been cured, the trustee, if such event of default is actually known to a responsible officer of the trustee or a responsible officer of the trustee has received written notice of such event of default, or the holders of at least 25% in principal amount of Notes may declare the entire principal amount of all the Notes to be due and immediately payable. If an Event of Default referred to in the second to last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary of ours) has occurred, the entire principal amount of all the Notes will automatically become due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes.

The trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability (called an “indemnity”) (Section 315 of the Trust Indenture Act of 1939). If indemnity is provided, the holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

•	You must give your trustee written notice that an Event of Default has occurred and remains uncured.

•

The holders of at least 25% in principal amount of all outstanding Notes must make a written request that the trustee take action because of the default and must offer indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 calendar days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the Notes must not have given the trustee a direction inconsistent with the above notice during that 60 calendar day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your Notes on or after the due date.

Holders of a majority in principal amount of the Notes may waive any past defaults other than:

•	the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture, or else specifying any default.

Merger or Consolidation

Under the terms of the Indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not consolidate with or into any other corporation or convey or transfer all or substantially all of our property or assets to any person unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for all of our obligations under the Notes and the Indenture.

•	Immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing.

•	We must deliver certain certificates and documents to the trustee.

Modification or Waiver

There are three types of changes we can make to the Indenture and the Notes.

Changes Requiring Your Approval

First, there are changes that we cannot make to your Notes without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on the Notes;

•	reduce any amounts due on the Notes;

•	reduce the amount of principal payable upon acceleration of the maturity of the Notes following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in the accompanying prospectus or prospectus supplement) or currency of payment on the Notes;

•	impair your right to sue for payment;

•	reduce the percentage of holders of Notes whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults;

•

modify any other aspect of the provisions of the Indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the Indenture and the Notes would require the following approval:

•	If the change affects only the Notes, it must be approved by the holders of a majority in principal amount of the Notes outstanding at such time.

•

If the change affects more than one series of debt securities issued under the indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “—Changes Requiring Your Approval.”

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the Notes or request a waiver.

Defeasance

Covenant Defeasance

Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the Indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your Notes. In order to achieve covenant defeasance, we must do the following:

•

We must irrevocably deposit in trust for the benefit of all holders of such Notes a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates. No Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, or in the case of a bankruptcy Event of Default, at any time during the period ending on the 91st day after the date of such deposit.

•

We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity.

•

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the Notes (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

We must deposit in trust for the benefit of all holders of such Notes a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes and for payment of amounts due to the trustee. No Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, or in the case of a bankruptcy Event of Default, at any time during the period ending on the 91st day after the date of such deposit.

•

We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or a ruling issued by the Internal Revenue Service, or IRS, that allows us to make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the Notes would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your Notes and you would recognize gain or loss on the Notes at the time of the deposit.

•

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

No service charge will be made for any registration of transfer or any exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect with respect to the Notes when either:

•	all the Notes that have been authenticated have been delivered to the trustee for cancellation; or

•	all the Notes that have not been delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•

are to be called for redemption within one year, and we, in the case of the first, second and third sub-bullets above, have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the Notes, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such Notes delivered to the trustee for cancellation (in the case of Notes that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Notes; and

•

 we have delivered to the trustee an officers’ certificate and legal opinion, each stating that all conditions precedent provided for in the Indenture, including amounts payable to the trustee, relating to the satisfaction and discharge of the Indenture and the Notes have been complied with.

Additional Notes and Additional Series of Notes

We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally and ratably with the Notes in all respects, including having the same CUSIP number, so that such further notes shall be consolidated and form a single series of notes and shall have the same terms as to status or otherwise as the Notes. No additional notes may be issued if an event of default has occurred and is continuing with respect to the Notes. The indenture also allows for the issuance of additional series of debt securities from time to time.

The Trustee Under the Indenture

U.S. Bank Trust Company, National Association will serve as the trustee under the Indenture.

Payment, Paying Agent, Registrar and Transfer Agent

The principal amount of each Note will be payable on the stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in the contiguous United States as we may designate. The trustee will initially act as Paying Agent, Registrar and Transfer Agent for the Notes.

Governing Law

The Indenture and the Notes will be governed by the laws of the State of New York.

Book-Entry Debt Securities

DTC will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for the Notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon. DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of the material United States federal income tax considerations (and, in the case of a non-U.S. holder (as defined below), the material United States federal estate tax consequences) applicable to an investment in the Notes. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. The discussion is based upon the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations, each as of the date of this prospectus supplement and all of which are subject to change, potentially with retroactive effect. You should consult your own tax advisor with respect to tax considerations that pertain to your purchase of the Notes.

This discussion deals only with Notes held as capital assets within the meaning of Section 1221 of the Code and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies and regulated investment companies (and shareholders of such corporations), dealers in securities or currencies, traders in securities, former citizens of the United States, persons holding the Notes as a hedge against currency risks or as a position in a “straddle,” “hedge,” “constructive sale transaction” or “conversion transaction” for tax purposes, entities that are tax-exempt for United States federal income tax purposes, retirement plans, individual retirement accounts, tax-deferred accounts, persons subject to the alternative minimum tax, pass-through entities (including partnerships and entities and arrangements classified as partnerships for United States federal income tax purposes) and beneficial owners of pass-through entities, or persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. It also does not deal with beneficial owners of the Notes other than original purchasers of the Notes who acquire the Notes in this offering. If you are considering purchasing the Notes, you should consult your own tax advisor concerning the application of the United States federal tax laws to you in light of your particular situation, as well as any consequences to you of purchasing, owning and disposing of the Notes under the laws of any other taxing jurisdiction.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Note that is, for United States federal income tax purposes, (i) an individual who is (or is treated as) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) a trust (a) subject to the control of one or more United States persons and the primary supervision of a court in the United States, or (b) that has a valid election (under applicable Treasury Regulations) to be treated as a United States person, or (iv) an estate the income of which is subject to United States federal income taxation regardless of its source. The term “non-U.S. holder” means a beneficial owner of a Note that is neither a U.S. holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the United States (i) on at least 31 days in the calendar year, and (ii) for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Resident aliens are subject to United States federal income tax as if they were United States citizens.

This summary does not discuss any aspects of U.S. federal estate or gift tax, or any non-U.S., state or local tax. This summary does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds any Notes, the United States federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships holding Notes should consult their own tax advisors.

Tax matters are very complicated and the tax consequences to each stockholder of an investment in our securities will depend on the facts of its particular situation. Prospective noteholders are urged to consult their own tax advisers to determine the U.S. federal, state, local and foreign tax consequences to them of an investment in our securities, including applicable tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty, and the effect of any possible changes in the tax laws.

Taxation of Note Holders

Taxation of U.S. Holders.

Qualified Stated Interest. Except as discussed below, payments or accruals of “qualified stated interest” on a Note generally will be taxable to a U.S. holder as ordinary interest income at the time they are received (actually or constructively) or accrued, in accordance with the U.S. holder’s regular method of tax accounting. Qualified stated interest is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate.

Original Issue Discount. In addition, if the issue price of the Notes (i.e., the first price at which a substantial amount of the Notes is sold to investors) is less than their “stated redemption price at maturity” (i.e., the sum of all payments to be made on the Notes, other than payments of “qualified stated interest”) by not less than a specified de minimis amount, the Notes will be considered as having been issued for U.S. federal income tax purposes with original issue discount, or OID. In the case of the Notes, the term “qualified stated interest” generally means interest that is unconditionally payable at least annually and at a single fixed rate.

If the Notes are issued with OID, a U.S. holder generally will be required to include the OID in gross income as ordinary interest income in advance of the receipt of cash attributable to that income and regardless of such U.S. holder’s regular method of tax accounting. Such OID will be included in gross income for each day during each taxable year in which a Note is held by a U.S. holder using a constant yield method that reflects the compounding of interest. This means that a U.S. holder will be required to include increasingly greater amounts of OID over time. If the Notes are issued with discount that is less than the “de minimis amount” (i.e., discount that is not treated as OID), the U.S. holder generally will be required to include the de minimis OID in income at the time a principal payment on the Note is made in proportion to the amount paid. Any amount of de minimis OID on a Note that is recognized by a U.S. holder will be characterized as capital gain. Notice will be given if we determine that any of the Notes will be issued with OID. We are required to provide information returns stating the amount of OID accrued on the Notes held by persons of record, other than certain U.S. tax-exempt holders.

Market Discount. If you acquire a Note for an amount that is less than its adjusted issue price, the amount of the difference generally will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the Note at the time of any principal payment received on the Note.

In such case, you also may be required to defer, until the maturity of a Note or its earlier sale or other disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the Note.

You may make an election to include market discount from a Note in income currently as it accrues in which case the rule described above regarding deferral of interest deductions will not apply. If a U.S. holder makes this election, the U.S. holder will be required to increase the tax basis in the Note by the amount of market discount on the Note included in the U.S. holder’s income. If you make this election, it will apply to all debt instruments with market discount (including, if applicable, the Note) that you acquire on or after the first day of the first taxable year to which the election applies, and such election is irrevocable without the consent of the IRS. You should consult your own tax advisor before making this election.

Any market discount you recognize on a Note will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless you make a separate election to accrue such market discount on a constant yield method. If you make this election, it will only apply to the Note and any other debt instruments you specify, that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the IRS. You should consult your own tax advisor before making such election.

Bond Premium. If you acquire a Note for an amount in excess of its stated principal amount, you will be considered to have purchased the Note at a “premium.” You generally may elect to amortize such premium over the remaining term of the Note on a constant yield method as an offset to interest when includible in taxable income under your regular accounting method. Any amortized amount of the premium for a taxable year generally will be treated first as an offset to interest on a Note includible in income in such taxable year, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the Note, and finally as a carryforward allowable against your future interest inclusions on the Note, in each case, in accordance with your regular accounting method. If you make this election, you will be required to reduce your tax basis in a Note by the amount of the premium amortized. An election to amortize premium will also apply to all other taxable debt instruments you hold or subsequently acquire on or after the first day of the first taxable year for which the election is made. You may not revoke this election without the consent of the IRS. You should consult your own tax advisor before making such election. If you do not elect to amortize premium on the Note, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the Note.

Sale, Exchange, Redemption, Retirement or Other Disposition of Notes. Upon the sale, exchange, redemption or retirement of a Note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement (excluding amounts representing accrued and unpaid interest, which are treated as ordinary income) and the U.S. holder’s adjusted tax basis in the Note (increased by any OID and market discount previously included in income with respect to the Note, and reduced by the amount of any bond premium previously amortized with respect to the Note and any cash payments on the Note other than qualified stated interest). A U.S. holder’s adjusted tax basis in a Note generally will equal the U.S. holder’s initial investment in the Note. Capital gain or loss generally will be long-term capital gain or loss if the Note was held for more than one year. Long-term capital gains recognized by individuals and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. The distinction between capital gain or loss and ordinary income or loss is also important in other contexts; for example, for purposes of the limitations on a U.S. holder’s ability to offset capital losses against ordinary income.

Medicare Tax on Net Investment Income. A 3.8% tax is imposed under Section 1411 of the Code on the “net investment income” of certain U.S. citizens and residents and on the undistributed net investment income of certain estates and trusts. Among other items, net investment income generally includes payments of interest (and OID) on, and net gains recognized from the sale, exchange, redemption, retirement or other taxable disposition of Notes (unless the Notes are held in connection with certain trades or businesses), less certain deductions. U.S. holders should consult their own tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Notes.

Tax Shelter Reporting Regulations. Under applicable Treasury Regulations, if a U.S. holder recognizes a loss with respect to the Notes or shares of our common stock of $2 million or more for a non-corporate U.S. holder or $10 million or more for a corporate U.S. holder in any single taxable year (or a greater loss over a combination of taxable years), the U.S. holder may be required to file with the IRS a disclosure statement on IRS Form 8886. Direct U.S. holders of portfolio securities are in many cases excepted from this reporting requirement, but, under current guidance, U.S. holders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. holders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. holders of the Notes or our common stock should consult their own tax advisors to determine the applicability of these Treasury Regulations in light of their individual circumstances.

Taxation of Non-U.S. Holders. Except as provided below under “Information Reporting and Backup Withholding” and “FATCA Withholding on Payments to Certain Foreign Entities,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding taxes on payments of principal or stated interest on a Note provided that (i) income on the Note is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S., (ii) the non-U.S. holder is not a controlled foreign corporation, or CFC, related to the Company through stock ownership, (iii) in the case of interest income, the recipient is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, (iv) the non-U.S. holder does not own (actually or constructively) 10% or more of the total combined voting power or value of all classes of stock of the Company, and (v) (A) the non-U.S. holder provides a statement on an IRS Form W-8BEN, Form W-8BEN-E or other applicable U.S. nonresident withholding tax certification form signed under penalties of perjury that includes, among other requirements, its name and address and a certification that the non-U.S. holder is not a United States person for U.S. federal income tax purposes in compliance with applicable requirements, or satisfies documentary evidence requirements for establishing that it is a non-U.S. holder, or (B) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (i.e., a “financial institution”) and holds a Note certifies to us under penalties of perjury that either it or another financial institution has received the required statement from the non-U.S. holder certifying that it is a non-U.S. person and furnishes us with a copy of the statement.

A non-U.S. holder that is not exempt from tax under these rules generally will be subject to United States federal income tax withholding on payments of interest on the Notes at a rate of 30% unless (i) the income is effectively connected with the conduct of a U.S. trade or business, in which case the interest generally will be subject to U.S. federal income tax on a net income basis as applicable to U.S. holders generally (unless an applicable income tax treaty provides otherwise) and such non-U.S. holder would be required in lieu of the certifications described above to provide a properly executed IRS Form W-8ECI, or (ii) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

In the case of a non-U.S. holder that is classified as a corporation and that receives income that is effectively connected with the conduct of a U.S. trade or business, such income may also be subject to a branch profits tax (which is generally imposed on a non-U.S. corporation on the actual or deemed repatriation from the U.S. of earnings and profits attributable to a U.S. trade or business) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if the non-U.S. holder is a qualified resident of a country with which the U.S. has an income tax treaty.

To claim the benefit of an income tax treaty or to claim exemption from withholding because income is effectively connected with a U.S. trade or business, the non-U.S. holder must timely provide the appropriate, properly executed IRS U.S. nonresident withholding tax certification form signed under penalties of perjury to the applicable withholding agent. These forms may be required to be periodically updated. Also, a non-U.S. holder who is claiming the benefits of a treaty may be required to obtain a United States taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Generally, a non-U.S. holder will not be subject to U.S. federal income or withholding taxes on any amount that constitutes capital gain upon the sale, exchange, redemption or retirement of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder (and, if required by an applicable income tax treaty, is not attributable to a United States “permanent establishment” maintained by the non-U.S. holder). Certain other exceptions may be applicable, and a non-U.S. holder should consult its tax advisor in this regard.

Information Reporting and Backup Withholding. A U.S. holder (other than an “exempt recipient,” including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding on, and to information reporting requirements with respect to, payments of principal or interest on, and proceeds from the sale, exchange, redemption or retirement of, the Notes. In general, if a non-corporate U.S. holder subject to information reporting fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements, backup withholding at the applicable rate may apply.

If you are a non-U.S. holder, generally, the applicable withholding agent must report to the IRS and to you payments of interest on a Note and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement. In general, backup withholding will not apply to payments of interest on your Note if you have provided to the applicable withholding agent the required certification that you are not a U.S. person and the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person. Information reporting and, depending on the circumstances, backup withholding will apply to payment to you of the proceeds of a sale or other disposition (including a retirement or redemption) of your Notes within the U.S. or conducted through certain U.S.-related financial intermediaries, unless you certify under penalties of perjury that you are not a U.S. person or you otherwise establish an exemption, and the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person.

In addition, payments of the proceeds from the sale of a Note to or through a non-U.S. office of a broker or the non-U.S. office of a custodian, nominee, or other dealer acting on behalf of a holder generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee, or other dealer is a U.S. person, the government of the United States or the government of any state or political subdivision of any state, or any agency or instrumentality of any of these governmental units, a CFC, a foreign partnership that is either engaged in a trade or business within the U.S. or whose U.S. resident partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a non-U.S. person 50% or more of whose gross income for a certain period is effectively connected with a trade or business within the U.S., or a U.S. branch of a foreign bank or insurance company, information reporting (but not backup withholding) generally will be required with respect to payments made to a holder unless the broker, custodian, nominee, or other dealer has documentation of the holder’s non-U.S. status and the broker, custodian, nominee, or other dealer has no actual knowledge or reason to know to the contrary.

You are urged to consult your tax advisor regarding the qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner generally would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is timely furnished to the IRS.

FATCA Withholding on Payments to Certain Foreign Entities. The FATCA provisions of the Code as well as Treasury Regulations and other IRS administrative guidance promulgated thereunder, when applicable, generally impose a U.S. federal withholding tax of 30% on interest earned in respect of a debt instrument, (“withholdable payments”), which includes the Notes, to certain non-U.S. entities (including, in some circumstances, where such an entity is acting as an intermediary) that fail to comply or is not deemed compliant with certain certification and information reporting requirements that are in addition to the requirement to provide an applicable U.S. nonresident withholding tax certification form, as discussed above. FATCA withholding taxes generally apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from withholding taxes pursuant to an applicable tax treaty with the U.S. or under U.S. domestic law. If FATCA withholding taxes are imposed with respect to any payments of interest made or deemed made under the Notes, holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such interest or proceeds will be required to seek a credit or refund from the IRS in order to obtain the benefit of such exemption or reduction, if any. Holders of or prospective holders of the Notes may be required to provide additional information as specified in the Second Supplemental Indenture to enable the applicable withholding agent to determine whether withholding is required.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of interest on the Notes from such Notes’ date of issuance. Currently effective, proposed Treasury Regulations have been issued that, when finalized, will provide for the repeal of the 30% withholding tax that would have applied to all payments of gross proceeds from the sale, exchange or disposition of stock, bonds, or other property that could give rise to dividends or interest. In the preamble to the proposed U.S. Treasury Regulations, the government provided that taxpayers may rely upon this repeal until the issuance of final U.S. Treasury Regulations. Prospective holders of the Notes should consult their own tax advisors regarding the effect, if any, of the FATCA rules for them based on their particular circumstances.

The preceding discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. We urge you to consult your own tax advisor with respect to the particular tax consequences to you of an investment in the Notes, including the possible effect of any pending legislation or proposed regulations.

UNDERWRITING

We are offering the Notes described in this prospectus supplement and the accompanying prospectus through an underwriter. Oppenheimer & Co. Inc. is acting as the sole underwriter. We and the Advisor have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us the aggregate principal amount of Notes offered hereby.

Underwriter	Principal Amount
Oppenheimer & Co. Inc.	$57,500,000
Total	$57,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased.

We and the Advisor have agreed to indemnify the underwriter and its controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinion. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

An underwriting discount of 1.500% per Note will be paid by us. The underwriter has advised us that it proposes initially to offer the Notes to the public at the public offering price on the cover of this prospectus supplement.

The following table shows the total underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering.

	Per Note	Total
Public offering price	100.000%	$57,500,000
Sales load (underwriting discounts and commissions)	1.500%	$862,500
Proceeds, before expenses, to us	98.500%	$56,637,500

The expenses of the offering, not including the underwriting discounts and commissions, are estimated at $200,000 and are payable by us.

Settlement

We expect that delivery of the Notes will be made against payment therefor on or about December 15, 2025, which will be the second business day following the date of pricing of the Notes, or “T+2.” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery of the Notes will be required, by virtue of the fact that the Notes initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the Securities Act with respect to any of the foregoing for a period of 90 days after the date of this prospectus supplement without first obtaining the written consent of Oppenheimer & Co. Inc. This consent may be given at any time without public notice.

Price Stabilizations and Short Positions

In connection with the offering, the underwriter may purchase and sell Notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of Notes than required to be purchased in this offering. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions.  Stabilizing transactions consist of bids for or purchases of securities in the open market while the offering is in progress for the purpose of fixing or maintaining the price of the securities.

The underwriter also may impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from an underwriter or syndicate member when the underwriter repurchases securities originally sold by that underwriter or syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Additional Underwriter Relationships

The underwriter and its affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us and our affiliates for which they have received or will receive customary compensation.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus supplement or accompanying prospectus or any other material relating to us or the Notes in any jurisdiction where action for that purpose is required. Accordingly, the Notes may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the Notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The underwriter may arrange to sell the Notes offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

Electronic Delivery

The underwriter may make this prospectus supplement and accompanying prospectus available in an electronic format. The prospectus supplement and accompanying prospectus in electronic format may be made available on a website maintained by the underwriter, and the underwriter may distribute such documents electronically. The underwriter may agree with us to allocate a limited number of Notes for sale to its online brokerage customers. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

We and our Advisor have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

The principal business address of Oppenheimer & Co. Inc. is 85 Broad Street, 23rd Floor, New York, NY 10004.

LEGAL MATTERS

Certain legal matters regarding the Notes offered by this prospectus supplement will be passed upon for us by Dechert LLP. Certain legal matters in connection with the Notes offered hereby will be passed upon for the underwriters by Kirkland & Ellis LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Horizon Technology Finance Corporation as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024 are incorporated in this Prospectus by reference from the Horizon Technology Finance Corporation Annual Report on Form 10-K for the year ended December 31, 2024 have been audited by RSM US LLP, an independent registered public accounting firm, located at 225 Asylum Street, Hartford, CT 60601, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports.

INCORPORATION BY REFERENCE

We incorporate by reference in this prospectus supplement the documents listed below and any future filings (including those made after the date of the filing of this prospectus supplement which forms a part of this Registration Statement) and those other reports and documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all of the securities offered by this prospectus supplement have been sold or we otherwise terminate the offering of these securities (such reports and other documents deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such reports and other documents); provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K, or other information “furnished” to the SEC pursuant to the Exchange Act will not be incorporated by reference into this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 4, 2025;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on April 29, 2025, August 7, 2025 and October 28, 2025, respectively;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2025; and

•

our Current Reports on Form 8-K, filed with the SEC on February 21, 2025, March 4, 2025, March 31, 2025, April 28, 2025, April 29, 2025, May 15, 2025, May 27, 2025, June 5, 2025, June 9, 2025, August 7, 2025, August 8, 2025, August 14, 2025, September 5, 2025 and October 28, 2025.

Any reports filed by us with the SEC before the date that any offering of any securities by means of this prospectus supplement and the accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus.

To obtain copies of these filings, see “Available Information” in this prospectus supplement.

AVAILABLE INFORMATION

We have filed with the SEC a universal shelf registration statement, of which this prospectus supplement forms a part, on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the Notes offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the Notes being offered by this prospectus supplement and the accompanying prospectus.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov. We maintain a website at www.horizontechfinance.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. This information is also available, free of charge, by contacting us at 312 Farmington Avenue, Farmington, Connecticut 06032, Attention: Investor Relations, or by calling us collect at (860) 676-8654. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider such information to be part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

$500,000,000

Horizon Technology Finance Corporation

Common Stock
Preferred Stock
Subscription Rights
Debt Securities
Warrants

We are a non-diversified closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). We are externally managed by Horizon Technology Finance Management LLC, a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Our investment objective is to maximize our investment portfolio’s total return by generating current income from the debt investments we make and capital appreciation from the warrants we receive when making such debt investments. We make secured debt investments to development-stage companies in the technology, life science, healthcare information and services and sustainability industries.

We may offer, from time to time, in one or more offerings or series, together or separately, up to $500,000,000 of our common stock, preferred stock, subscription rights, debt securities or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, which we refer to, collectively, as the “securities.”

We may sell our securities through underwriters or dealers, “at-the-market” to or through a market maker into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus. In the event we offer common stock or warrants or rights to acquire such common stock hereunder, the offering price per share of our common stock less any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make the offering except (1) in connection with the exercise of certain warrants, options or rights whose issuance has been approved by our stockholders at an exercise or conversion price not less than the market value of our common stock at the date of issuance (or, if no such market value exists, the net asset value per share of our common stock as of such date); (2) to the extent such an offer or sale is approved by our stockholders and by our board of directors (our “Board”); or (3) under such other circumstances as may be permitted under the 1940 Act or by the Securities and Exchange Commission (the “SEC”).

Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “HRZN”. In addition, our 4.875% Notes due 2026 trade on the New York Stock Exchange under the ticker symbol “HTFB”, and our 6.25% Notes due 2027 trade on the New York Stock Exchange under the ticker symbol “HTFC”. On June 5, 2024, the last reported sale price of a share of our common stock on Nasdaq was $11.92. The net asset value per share of our common stock at March 31, 2024 (the last date prior to the date of this prospectus on which we determined net asset value) was $9.64.

Shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset value. If our shares trade at a discount to net asset value, it may increase the risk of loss for purchasers in an offering made pursuant to this prospectus or any related prospectus supplement. You should review carefully the risks and uncertainties, including the risk of leverage and dilution, described in the section titled “Risk Factors” beginning on page 13 of this prospectus or otherwise incorporated by reference herein and included in, or incorporated by reference into, the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus before investing in our securities.

This prospectus and any accompanying prospectus supplement contain important information you should know before investing in our securities and should be retained for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the SEC. We maintain a website at www.horizontechfinance.com and intend to make all of the foregoing information available, free of charge, on or through our website. You may also obtain such information by contacting us at 312 Farmington Avenue, Farmington, Connecticut 06032, or by calling us collect at (860) 676-8654. The SEC maintains a website at www.sec.gov where such information is available without charge. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus.

The individual securities in which we invest will not be rated by any rating agency. If they were, they would be rated as below investment grade or “junk.” Indebtedness of below investment grade quality has predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is June 20, 2024

You should rely only on the information contained in this prospectus or any accompanying supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate. You should assume that the information in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition and prospects may have changed since that date. We will update this prospectus to reflect material changes to the information contained herein.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, using the “shelf” registration process. Under the shelf registration process, we may offer, from time to time, up to $500,000,000 of our common stock, preferred stock, subscription rights, debt securities or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities on terms to be determined at the time of the offering.

This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. In a prospectus supplement or free writing prospectus, we may also add, update, or change any of the information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplement, any related free writing prospectus, and the documents incorporated by reference into this prospectus and the applicable prospectus supplement, will include all material information relating to the applicable offering. Before buying any of the securities being offered, please carefully read this prospectus, any accompanying prospectus supplement, any free writing prospectus and the documents incorporated by reference into this prospectus and any accompanying prospectus supplement.

This prospectus may contain estimates and information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications and other third-party reports. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described or referenced in the section titled “Risk Factors,” that could cause results to differ materially from those expressed in these publications and reports.

This prospectus includes summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference, or will be filed or incorporated by reference, as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section titled “Available Information.”

You should rely only on the information included or incorporated by reference into this prospectus, any prospectus supplement or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We have not authorized any dealer, salesperson or other person to provide you with different information or to make representations as to matters not stated in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by us or on our behalf or to which we have referred you do not constitute an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. You should not assume that the information included or incorporated by reference into this prospectus, in any accompanying prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Our financial condition, results of operations and prospects may have changed since any such date. To the extent required by law, we will amend or supplement the information contained or incorporated by reference into this prospectus and any accompanying prospectus supplement to reflect any material changes to such information subsequent to the date of the prospectus and any accompanying prospectus supplement and prior to the completion of any offering pursuant to the prospectus and any accompanying prospectus supplement.

PROSPECTUS SUMMARY

This summary highlights some of the information included elsewhere in this prospectus or incorporated by reference. It is not complete and may not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement, and any related free writing prospectus, including the risks of investing in our securities discussed in the section titled “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus and the applicable prospectus supplement. Before making your investment decision, you should also carefully read the information incorporated by reference into this prospectus, including our financial statements and related notes, and the exhibits to the registration statement of which this prospectus is a part. Any yield information contained or incorporated by reference into this prospectus related to investments in our investment portfolio is not intended to approximate a return on your investment in us and does not take into account other aspects of our business, including our operating and other expenses, or other costs incurred by you in connection with your investment in us.

In this prospectus, except where the context suggests otherwise, the terms:

•	“we,” “us,” “our,” “the Company” and “Horizon Technology Finance” refer to Horizon Technology Finance Corporation, a Delaware corporation, and its consolidated subsidiaries;
•	The “Advisor” and the “Administrator” refer to Horizon Technology Finance Management LLC, a Delaware limited liability company;
•	“Key” refers to KeyBank National Association and “Key Facility” refers to the revolving credit facility with Key;
•

“NYL Noteholders” refers to several entities owned or affiliated with New York Life Insurance Company and “NYL Facility” refers to the credit facility where the notes are issued to the NYL Noteholders;

•	“Credit Facilities” refers to collectively the Key Facility and the NYL Facility;
•	“2026 Notes” refers to the $57.5 million aggregate principal amount of our 4.875% unsecured notes due 2026, which were issued by us in March 2021;
•	“2027 Notes” refers to the $57.7 million aggregate principal amount of our 6.25% unsecured notes due 2027, which were issued by us on June 15, 2022 and July 11, 2022;
•	“Debt Securities” means the 2026 Notes and the 2027 Notes, collectively;
•	“2019-1 Securitization” refers to the $160.0 million securitization of secured loans we completed on August 13, 2019;
•

“2019 Asset-Backed Notes” refers to $100.0 million in aggregate principal amount of fixed rate asset-backed notes that were issued in conjunction with the 2019‑1 Securitization and redeemed by us on November 22, 2023;

•	“2022-1 Securitization” refers to the $157.8 million securitization of secured loans we completed on November 9, 2022; and
•

“2022 Asset-Backed Notes” (collectively with the 2019 Asset-Backed Notes, the “Asset-Backed Notes”) refers to $100.00 million in aggregate principal amount of fixed rate asset-backed notes that were issued in conjunction with the 2022-1 Securitization.

Our company

We are a specialty finance company that lends to and invests in development-stage companies in the technology, life science, healthcare information and services and sustainability industries, which we refer to as our “Target Industries.” Our investment objective is to maximize our investment portfolio’s total return by generating current income from the debt investments we make and capital appreciation from the warrants we receive when making such debt investments. We are focused on making secured debt investments, which we refer to as “Venture Loans,” to venture capital and private equity backed companies and publicly traded companies in our Target Industries, which we refer to as “Venture Lending.” Our debt investments are typically secured by first liens or first liens behind a secured revolving line of credit, or collectively, “Senior Term Loans.” Venture Lending is typically characterized by (1) the making of a secured debt investment after a venture capital or equity investment in the portfolio company has been made, which investment provides a source of cash to fund the portfolio company’s debt service obligations under the Venture Loan, (2) the senior priority of the Venture Loan which requires repayment of the Venture Loan prior to the equity investors realizing a return on their capital, (3) the amortization of the Venture Loan and (4) the lender’s receipt of warrants or other success fees with the making of the Venture Loan.

We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, for U.S. federal income tax purposes, we have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. As a BDC, we are required to comply with regulatory requirements, including limitations on our use of debt. We are permitted to, and expect to, finance our investments through borrowings. Under Section 61(a)(2) of the 1940 Act we have received approval from our stockholders to reduce our asset coverage requirement from 200% to 150%. The amount of leverage that we may employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing. As a RIC, we generally are not subject to pay corporate-level income taxes on our investment company taxable income, determined without regard to any deductions for dividends paid, and our net capital gain that we distribute as dividends for U.S. federal income tax purposes to our stockholders as long as we meet certain source-of-income, distribution, asset diversification and other requirements.

We are externally managed and advised by our Advisor. Our Advisor manages our day-to-day operations and also provides all administrative services necessary for us to operate.

Our advisor

Our investment activities are managed by our Advisor, and we expect to continue to benefit from our Advisor’s ability to identify attractive investment opportunities, conduct diligence on and value prospective investments, negotiate investments and manage our portfolio of investments. In addition to the experience gained from the years that they have worked together both at our Advisor and prior to the formation of our Advisor, the members of our investment team have broad lending backgrounds, with substantial experience at a variety of commercial finance companies, technology banks and private debt funds, and have developed a broad network of contacts within the venture capital and private equity community. This network of contacts provides a principal source of investment opportunities.

Our Advisor is led by six senior managers including Robert D. Pomeroy, Jr., our Chief Executive Officer, Gerald A. Michaud, our President, Daniel R. Trolio, our Executive Vice President, Chief Financial Officer and Treasurer, John C. Bombara, our Executive Vice President, General Counsel, Chief Compliance Officer and Secretary, Daniel S. Devorsetz, our Executive Vice President, Chief Operating Officer and Chief Investment Officer and Diane Earle, our Senior Vice President and Chief Credit Officer.

Our strategy

Our investment objective is to maximize our investment portfolio’s total return by generating current income from the loans we make and capital appreciation from the warrants we receive when making such debt investments. To further implement our business strategy, we expect our Advisor to continue to employ the following core strategies:

•

Structured investments in the venture capital and private and public equity markets. We make loans to development-stage companies within our Target Industries typically in the form of secured loans. The secured debt structure provides a lower risk strategy, as compared to equity or unsecured debt investments, to participate in the emerging technology markets because the debt structures we typically utilize provide collateral against the downside risk of loss, provide return of capital in a much shorter timeframe through current-pay interest and amortization of principal and have a senior position to equity in the borrower’s capital structure in the case of insolvency, wind down or bankruptcy. Unlike venture capital and private equity investments, our investment returns and return of our capital do not require equity investment exits such as mergers and acquisitions or initial public offerings. Instead, we receive returns on our debt investments primarily through regularly scheduled payments of principal and interest and, if necessary, liquidation of the collateral supporting the debt investment upon a default. Only the potential gains from warrants depend upon equity investment exits.

•

“Enterprise value” lending. We and our Advisor take an enterprise value approach to structuring and underwriting loans. Enterprise value includes the implied valuation based upon recent equity capital invested as well as the intrinsic value of the applicable portfolio company’s particular technology, service or customer base. We secure our position against the enterprise value of each portfolio company through a lien on all of the assets of the portfolio company or through a lien on all assets of the portfolio company except its intellectual property, with a prohibition on any other party taking a lien on such intellectual property.

•

Creative products with attractive risk-adjusted pricing. Each of our existing and prospective portfolio companies has its own unique funding needs for the capital provided from the proceeds of our Venture Loans. These funding needs include funds for additional development “runways”, funds to hire or retain sales staff or funds to invest in research and development in order to reach important technical milestones in advance of raising additional equity. Our loans include current-pay interest, commitment fees, end-of-term payments, or ETPs, pre-payment fees, success fees and non-utilization fees. We believe we have developed pricing tools, structuring techniques and valuation metrics that satisfy our portfolio companies’ financing requirements while mitigating risk and maximizing returns on our investments.

•

Opportunity for enhanced returns. To enhance our debt investment portfolio returns, in addition to interest and fees, we frequently obtain warrants to purchase the equity of our portfolio companies as additional consideration for making debt investments. The warrants we obtain generally include a “cashless exercise” provision to allow us to exercise these rights without requiring us to make any additional cash investment. Obtaining warrants in our portfolio companies has allowed us to participate in the equity appreciation of our portfolio companies, which we expect will enable us to generate additional returns for our investors.

•

Direct origination. We originate transactions directly with technology, life science, healthcare information and services and sustainability companies. These transactions are referred to our Advisor from a number of sources, including referrals from, or direct solicitation of, venture capital and private equity firms, portfolio company management teams, legal firms, accounting firms, investment banks, portfolio company advisors and other lenders that represent companies within our Target Industries. Our Advisor has been the sole or lead originator in substantially all transactions in which the funds it manages have invested.

•

Disciplined and balanced underwriting and portfolio management. We use a disciplined underwriting process that includes obtaining information validation from multiple sources, extensive knowledge of our Target Industries, comparable industry valuation metrics and sophisticated financial analysis related to development-stage companies. Our Advisor’s due diligence on investment prospects includes obtaining and evaluating information on the prospective portfolio company’s technology, market opportunity, management team, fund raising history, investor support, valuation considerations, financial condition and projections. We seek to balance our investment portfolio to reduce the risk of down market cycles associated with any particular industry or sector, development-stage or geographic area by quarterly reviewing each criteria and, in the event there is an overconcentration, seeking investment opportunities to reduce such overconcentration. Our Advisor employs a “hands on” approach to portfolio management, requiring private portfolio companies to provide monthly financial information and to participate in regular updates on performance and future plans. For public companies, our Advisor typically relies on publicly reported quarterly financials.

•

Use of leverage. We use leverage to increase returns on equity through our Credit Facilities, through our 2026 Notes, our 2027 Notes and through our 2022-1 Securitization. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and capital resources” in our Annual Report on Form 10-K for additional information about our use of leverage. In addition, we may issue additional debt securities or preferred stock in one or more series in the future.

Market opportunity

We focus our investments primarily in our Target Industries. The technology sectors we focus on include communications, networking, data storage, software, cloud computing, semiconductor, internet and media and consumer-related technologies. The life science sectors we focus on include biotechnology, drug discovery, drug delivery, bioinformatics and medical devices. The healthcare information and services sectors we focus on include diagnostics, electronic medical record services and software and other healthcare related services and technologies that improve efficiency and quality of administered healthcare. The sustainability sectors we focus on include alternative energy, power management, energy efficiency, green building materials and waste recycling. We refer to all of these companies as “technology-related” companies because the companies are developing or offering goods and services to businesses and consumers which utilize scientific knowledge, including techniques, skills, methods, devices and processes, to solve problems. We intend, under normal market conditions, to invest at least 80% of the value of our total assets in such companies.

We believe that Venture Lending has the potential to achieve enhanced returns that are attractive notwithstanding the high degree of risk associated with lending to development-stage companies. Potential benefits include:

•	interest rates that typically exceed rates that would be available to portfolio companies if they could borrow in traditional commercial financing transactions;
•	the debt investment support provided by cash proceeds from equity capital invested by venture capital and private equity firms or access to public equity markets to access capital;

•	amortization of principal;
•	senior ranking to equity and collateralization of debt investments to minimize potential loss of capital; and
•	potential equity appreciation through warrants.

We believe that Venture Lending also provides an attractive financing source for portfolio companies, their management teams and their equity capital investors, as it:

•	is typically less dilutive to the equity holders than additional equity financing;
•	extends the time period during which a portfolio company can operate before seeking additional equity capital or pursuing a sale transaction or other liquidity event; and
•	allows portfolio companies to better match cash sources with uses.

Competitive strengths

We believe that we, together with our Advisor, possess significant competitive strengths, which include the following:

•

Consistently execute commitments and close transactions.  Our Advisor and its senior management and investment professionals have an extensive track record of originating, underwriting and managing Venture Loans. Our Advisor and its predecessor have directly originated, underwritten and managed Venture Loans with an aggregate original principal amount over $2.8 billion to more than 325 companies since operations commenced in 2004.

•

Robust direct origination capabilities.  Our Advisor has significant experience originating Venture Loans in our Target Industries. This experience has given our Advisor a deep knowledge of our Target Industries and an extensive base of transaction sources and references.

•

Highly experienced and cohesive management team. Most of our Advisor’s senior management team of experienced professionals has been together since our inception. This consistency allows companies, their management teams and their investors to rely on consistent and predictable service, loan products and terms and underwriting standards.

•	Relationships with venture capital and private equity investors. Our Advisor has developed strong relationships with venture capital and private equity firms and their partners.
•	Well-known brand name. Our Advisor has originated Venture Loans to more than 325 companies in our Target Industries under the “Horizon Technology Finance” brand.

Our portfolio

From the commencement of operations of our predecessor on March 4, 2008 through March 31, 2024, we funded debt investments to 257 portfolio companies and invested approximately $2.4 billion in debt investments. As of March 31, 2024, our debt investment portfolio consisted of 54 debt investments with an aggregate fair value of $670.8 million. As of March 31, 2024, 87.0%, or $583.4 million, of our debt investment portfolio at fair value consisted of Senior Term Loans. As of March 31, 2024, 23.1%, or $155.2 million, of our total debt investment portfolio at fair value was held through our 2022-1 Securitization. As of March 31, 2024, our net assets were approximately $332.1 million, and all of our debt investments were secured by all or a portion of the tangible and intangible assets of the applicable portfolio company. The debt investments in our portfolio are generally not rated by any rating agency. If the individual debt investments in our portfolio were rated, they would be rated below “investment grade”. Debt investments that are unrated or rated below investment grade are sometimes referred to as “junk bonds” and have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

For the quarter ended March 31, 2024, our dollar-weighted annualized yield on average debt investments was 15.6%. We calculate the dollar-weighted yield on average debt investments for any period as (1) total investment income during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect our expenses or any sales load paid by investors.

For the quarter ended March 31, 2024, our investment portfolio had an overall total yield of 14.7%. We calculate the dollar-weighted annualized yield on average investment type for any period as (1) total related investment income during the period divided by (2) the average of the fair value of the investment type outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average investment type is higher than what investors will realize because it does not reflect our expenses or any sales load paid by investors.

As of March 31, 2024, our debt investments had a dollar-weighted average term of 51.0 months from inception and a dollar-weighted average remaining term of 33.0 months. As of March 31, 2024, substantially all of our debt investments had an original committed principal amount of between $3 million and $45 million, repayment terms of between 1 and 60 months and bore current pay interest at annual interest rates of between 9% and 16%.

For the quarter ended March 31, 2024, our total return based on market value was (11.2)%. Total return based on market value is calculated as (x) the sum of (i) the closing sales price of our common stock on the last day of the period plus (ii) the aggregate amount of distributions paid per share during the period, less (iii) the closing sales price of our common stock on the first day of the period, divided by (y) the closing sales price of our common stock on the first day of the period.

In addition to our debt investments, as of March 31, 2024, we held warrants to purchase stock, predominantly preferred stock, in 85 portfolio companies, equity positions in 14 portfolio companies and success fee arrangements in three portfolio companies.

See “Business” in Part I, Item 1 in our most recent Annual Report on Form 10-K for additional information about us.

Risk factors

Our business is subject to numerous risks, as described in the section titled “Risk Factors” in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus, including the section titled “Risk Factors” included in our most recent Annual Report on Form 10-K, in our most recent Quarterly Report on Form 10-Q, as well as in any of our subsequent SEC filings.

Company information

Our administrative and executive offices and those of our Advisor are located at 312 Farmington Avenue, Farmington, Connecticut 06032, and our telephone number is (860) 676-8654. Our corporate website is located at www.horizontechfinance.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus.

OFFERINGS

We may offer, from time to time, up to $500,000,000 of our common stock, preferred stock, subscription rights, debt securities and/or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities on terms to be determined at the time of the offering. Any debt securities, preferred stock, warrants and subscription rights offered by means of this prospectus may be convertible or exchangeable into shares of our common stock, on terms to be determined at the time of the offering. We will offer our securities at prices and on terms to be set forth in one or more supplements to this prospectus and any related free writing prospectus.

We may offer our securities directly to one or more purchasers, including existing stockholders in a rights offering, through agents that we designate from time to time or to or through underwriters or dealers. The prospectus supplement relating to each offering will identify any agents or underwriters involved in the sale of our securities and will set forth any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.” We may not sell any of our securities through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of our securities.

Set forth below is additional information regarding offerings of our securities:

Use of proceeds

We intend to use the net proceeds from selling our securities to make new investments in portfolio companies in accordance with our investment objective and strategies as described in this prospectus and for working capital and general corporate purposes.

Listing

Our common stock is traded on Nasdaq under the symbol “HRZN.” Our 2026 Notes trade on the New York Stock Exchange, or NYSE, under the ticker symbol “HTFB”, and our 2027 Notes trade on the NYSE under the ticker symbol “HTFC”.

Distributions

We intend to continue to pay monthly distributions to our stockholders out of assets legally available for distribution. Our distributions, if any, will be determined by our Board. Our ability to declare distributions depends on our earnings, our overall financial condition (including our liquidity position), maintenance of RIC status and such other factors as our Board may deem relevant from time to time.

To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, a portion of those distributions may be deemed to be a return of capital to our common stockholders for U.S. federal income tax purposes. Thus, the source of a distribution to our stockholders may be the original capital invested by the stockholder rather than our income or gains. Stockholders should read any written disclosure accompanying a distribution payment carefully and should not assume that the source of any distribution is our ordinary income or gains.

Taxation

We have elected to be treated as a RIC. Accordingly, we generally will not incur corporate-level income taxes on any investment company taxable income determined without regard to any deductions for dividends paid and net capital gains that we distribute as dividends for U.S. federal income tax purposes to our stockholders. To maintain RIC tax treatment, we must meet specified source-of-income and asset diversification requirements and distribute annually an amount generally equal to 90% of our investment company taxable income, determined without regard to any deduction for dividends paid.

Leverage

We borrow funds to make additional investments. We use this practice, which is known as “leverage,” to attempt to increase returns to our stockholders, but it involves significant risks. See “Risk Factors.” As of this prospectus, we are allowed to borrow amounts such that our asset coverage, as calculated pursuant to the 1940 Act, equals at least 150% after such borrowing (i.e., we are able to borrow up to two dollars for every dollar we have in assets less all liabilities and indebtedness not represented by senior securities issued by us). For more information, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A Risk Factors — General Risk Factors — We borrow money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing in us” in our most recent Annual Report on Form 10-K.

Trading at a discount

Shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset value. This risk is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our common stock will trade above, at or below net asset value.

Dividend Reinvestment Plan

We have adopted a DRIP for our stockholders. The dividend reinvestment plan is an “opt out” DRIP. As a result, distributions to our stockholders are automatically reinvested in additional shares of our common stock, unless a stockholder specifically “opts out” of the DRIP so as to receive cash distributions. Stockholders who receive distributions in the form of stock will generally be subject to the same federal, state and local tax consequences as stockholders who elect to receive their distributions in cash. See “Dividend Reinvestment Plan.”

Sales of common stock below net asset value

In the event we offer common stock or warrants or rights to acquire such common stock, the offering price per share of our common stock less any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make the offering except (1) in connection with the exercise of certain warrants, options or rights whose issuance has been approved by our stockholders at an exercise or conversion price not less than the market value of our common stock at the date of issuance (or, if no such market value exists, the net asset value per share of our common stock as of such date); (2) to the extent such an offer or sale is approved by stockholders holding a majority of our outstanding securities and our Board; or (3) under such other circumstances as may be permitted under the 1940 Act or by the SEC. For purposes of (2) above, a “majority” of outstanding securities is defined in the 1940 Act as (i) 67% or more of the voting securities present or represented by proxy at a stockholders’ meeting if the holders of more than 50% of our outstanding voting securities are present or represented by proxy; or (ii) more than 50% of our outstanding voting securities, whichever is less.

Available information

We are required to file periodic reports, current reports, proxy statements and other information with the SEC. This information is available on the SEC’s website at www.sec.gov. You may also obtain such information by contacting us at 312 Farmington Avenue, Farmington, Connecticut 06032 or by calling us at (860) 676-8654. We intend to provide much of the same information on our website at www.horizontechfinance.com. Information contained on our website is not part of this prospectus or any prospectus supplement and should not be relied upon as such.

Incorporation of Certain Information by Reference

This prospectus is part of a registration statement that we have filed with the SEC. In accordance with the Small Business Credit Availability Act, or SBCAA, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file that information. Any reports filed by us with the SEC subsequent to the date of this prospectus until we have sold all of the securities offered by this prospectus or the offering is otherwise terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference” in this prospectus.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary. The following table and example should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you” or “us” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in the Company.

Stockholder Transaction Expenses
Sales Load (as a percentage of offering price)	—%	(1)
Offering Expenses (as a percentage of offering price)	—%	(2)
Dividend Reinvestment Plan Fees	—%	(3)
Total Stockholder Transaction Expenses (as a percentage of offering price)	—%

Annual Expenses (as a Percentage of Net Assets Attributable to Common Shares)(4)
Base Management Fees	3.90%	(5)
Incentive Fees Payable Under the Investment Management Agreement	1.93%	(6)
Interest Payments on Borrowed Funds	11.92%	(7)
Other Expenses (estimated for the current fiscal year)	1.69%	(8)
Total Annual Expenses	19.44%	(9)

(1)	In the event that securities to which this prospectus relates are sold to or through underwriters or agents, a corresponding prospectus supplement will disclose the applicable sales load.
(2)

In the event that we conduct an offering of any of our securities, a corresponding prospectus supplement will disclose the estimated offering expenses because they will be ultimately borne by the stockholders.

(3)	The expenses associated with the DRIP are included in “Other Expenses” in the table. See “Dividend Reinvestment Plan.”
(4)

Net Assets Attributable to Common Stock equals estimated average net assets for the current fiscal year and is based on our net assets at March 31, 2024 and includes the net proceeds of the offering estimated to be received by the Company.

(5)

Our base management fee under the Investment Management Agreement is based on our gross assets, less cash and cash equivalents, which includes assets acquired using leverage, including any leverage disclosed in the accompanying prospectus, and is payable monthly in arrears. The management fee referenced in the table above is based on our gross assets, less cash and cash equivalents, of approximately $731.0 million as of March 31, 2024 and includes net proceeds of the offering, after the net proceeds have been invested in portfolio companies, and $75.0 million of assets estimated to be acquired in the current fiscal year using leverage. See Note 3 “Related Party Transactions-Investment Management Agreement” of our Consolidated Financial Statements in Part I, Item 1 of our most recent Quarterly Report on Form 10-Q.

(6)

Our incentive fee payable under the Investment Management Agreement consists of two parts:

The first part, which is payable quarterly in arrears, subject to a Fee Cap and Deferral Mechanism, equals 20% of the excess, if any, of our Pre-Incentive Fee Net Investment Income over a 1.75% quarterly (7% annualized) hurdle rate and a “catch-up” provision measured as of the end of each calendar quarter. Under this provision, in any calendar quarter, our Advisor receives no incentive fee until our net investment income equals the hurdle rate of 1.75% but then receives, as a “catch-up,” 100% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than 2.1875%. The effect of this provision is that, if Pre-Incentive Fee Net Investment Income exceeds 2.1875% in any calendar quarter, our Advisor will receive 20% of our Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply. The first part of the incentive fee is computed and paid on income that may include interest that is accrued but not yet received in cash.

The second part of the incentive fee equals 20% of our Incentive Fee Capital Gains, if any. Incentive Fee Capital Gains are our realized capital gains on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. The second part of the incentive fee is payable, in arrears, at the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date). For a more detailed discussion of the calculation of this fee, see Note 3 “Related Party Transactions-Investment Management Agreement” of our Consolidated Financial Statements in Part I1, Item 1 of our most recent Quarterly Report on Form 10-Q.

The incentive payable to our Advisor represents our estimated annual expense incurred under the first part of the incentive fee payable under the Investment Management Agreement over the next twelve months. As of March 31, 2024, our cumulative realized capital gains and unrealized capital appreciation did not exceed our cumulative realized capital losses and unrealized capital depreciation. Given our strategy of investing primarily in Venture Loans, which are fixed-income assets, we believe it is unlikely that our cumulative realized capital gains and unrealized capital appreciation will exceed our cumulative realized capital losses and unrealized capital depreciation in the next twelve months. Consequently, we do not expect to incur any Incentive Fee Capital Gains during the next twelve months. As we cannot predict the occurrence of any capital gains from the portfolio, we have assumed no Incentive Fee Capital Gains.

(7)

Interest payments on borrowed funds represent our estimated annual interest payments on borrowed funds based on current debt levels as adjusted for projected increases in debt levels over the next twelve months. We may issue additional debt securities pursuant to the registration statement of which this prospectus supplement forms a part. In the event we were to issue additional debt securities, our borrowing costs, and correspondingly our total annual expenses, including, in the case of such preferred stock, our base management fee as a percentage of our net assets attributable to common stock, would increase.

(8)

“Other Expenses” includes our overhead expenses, including payments under the Administration Agreement, based on our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement. See Note 3 “Related Party Transactions- Administration Agreement” of our Consolidated Financial Statements in Part I, Item 1 of our most recent Quarterly Report on Form 10-Q. “Other expenses” also includes the ongoing administrative expenses to the independent accountants and legal counsel of the Company and compensation of independent directors. “Other Expenses” are based on estimated amounts to be incurred during the current fiscal year.

(9)

“Total Annual Expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage our net assets and increase our total assets. The SEC requires that the “Total Annual Expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and after taking into account any incentive fees payable during the period), rather than the total assets, including assets that have been funded with borrowed monies.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses remain at the levels set forth in the table above. In the event that shares to which this prospectus relates are sold to or through underwriters or agents, a corresponding prospectus supplement will restate this example to reflect the applicable sales load and estimated offering expenses.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$180.36	$466.72	$676.35	$986.46

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or lesser than those shown.

While the example assumes, as required by the applicable rules of the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Management Agreement is unlikely to be significant assuming a 5% annual return and is not included in the example. This illustration assumes that we will not realize any capital gains (computed net of all realized capital losses and unrealized capital depreciation) in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our distributions to our common stockholders and our expenses would likely be higher. If the 5% annual return were derived entirely from capital gains, you would pay expenses on a $1,000 investment of $172.60, $450.99, $659.24 and $978.30 over periods of one year, three years, five years and ten years, respectively. See “Item 1. Business - Investment Management Agreement - Examples of Incentive Fee Calculation” in our Annual Report on Form 10-K.

In addition, while the examples assume reinvestment of all dividends and other distributions at net asset value, participants in our DRIP receive a number of shares of our common stock determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the distribution. This price may be at, above or below net asset value. See “Dividend Reinvestment Plan” for additional information regarding our DRIP.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The information in “Item 8. Consolidated Financial Statements” of our annual report on Form 10-K for the year ended December 31, 2018 filed on March 5, 2019, “Item 8. Consolidated Financial Statements” of our most recent annual report on Form 10-K and “Part I - Consolidated Statements of Operations” of our most recent quarterly report on Form 10-Q is incorporated by reference herein.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks and uncertainties described in the section titled “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and discussed in the section titled “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K and any subsequent filings we have made with the SEC that are incorporated by reference into this prospectus or any prospectus supplement, together with other information in this prospectus, the documents incorporated by reference into this prospectus or any prospectus supplement, and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, our NAV per share and the trading price of our common stock could decline, and you may lose part or all of your investment. Please also read carefully the section titled “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus, including the documents we incorporate by reference therein, contain forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. We undertake no obligation to revise or update any forward-looking statements but advise you to consult any additional disclosures that we may make directly to you or through reports that we may file in the future with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	our future operating results, including the performance of our existing debt investments, warrants and other investments;

•	the introduction, withdrawal, success and timing of business initiatives and strategies;

•	general economic and political trends and other external factors;

•	the relative and absolute investment performance and operations of our Advisor;

•	the impact of increased competition;

•	the impact of investments we intend to make and future acquisitions and divestitures;

•	the unfavorable resolution of legal proceedings;

•	our business prospects and the prospects of our portfolio companies;

•	the impact, extent and timing of technological changes and the adequacy of intellectual property protection;

•	our regulatory structure and tax status;

•	our ability to qualify and maintain qualification as a RIC and as a BDC;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the impact of interest rate volatility on our results, particularly if we use leverage as part of our investment strategy;

•	the ability of our portfolio companies to achieve their objectives;

•	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or our Advisor;

•	our contractual arrangements and relationships with third parties;

•	our ability to access capital and any future financings by us;

•	the ability of our Advisor to attract and retain highly talented professionals; and

•	the impact of changes to tax legislation and, generally, our tax position.

This prospectus, and other statements that we may make, may contain forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “plan,” “potential,” “project,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including our annual reports on Form 10-K, registration statements on Form N-2, quarterly reports on Form 10-Q, current reports on Form 8-K and definitive proxy statements on Schedule 14A. Under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus or in the periodic reports we file under the Exchange Act.

USE OF PROCEEDS

Unless otherwise specified in any prospectus supplement accompanying this prospectus, we intend to use the net proceeds from the sale of our securities for investment in portfolio companies in accordance with our investment objective and strategies as described in this prospectus and for working capital and general corporate purposes. We may also use a portion of the net proceeds from the sale of our securities to repay amounts outstanding under the Credit Facilities. We may also use a portion of the net proceeds to redeem the 2026 Notes. The 2026 Notes bear interest at an annual rate of 4.875% and otherwise mature on March 30, 2026. We may also use a portion of the proceeds to redeem the 2027 Notes after they are subject to optional redemption on June 15, 2024. The 2027 Notes bear interest at an annual rate of 6.25% and otherwise mature on June 15, 2027. The supplement to this prospectus relating to an offering will more fully identify the use of proceeds from such offering. We estimate that it will take up to six months for us to substantially invest the net proceeds of any offering made pursuant to this prospectus, depending on the availability of attractive opportunities and market conditions. However, we can offer no assurances that we will be able to achieve this goal.

Pending such use, we will invest the remaining net proceeds of this offering primarily in cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less from the date of investment. These temporary investments may have lower yields than our other investments and, accordingly, may result in lower distributions, if any, during such period. See “Business—Regulation—Temporary Investments” in Part I, Item 1 in our most recent Annual Report on Form 10-K for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is traded on Nasdaq, under the symbol “HRZN”. The following table sets forth, for each fiscal quarter since January 1, 2022, the range of high and low closing sales price of our common stock, the premium or discount of the closing sales price to our NAV and the distributions declared per share by us.

		Closing Sales Price		Premium/ Discount of High Sales Price to	Premium/ Discount of Low Sales Price to	Distributions Declared Per
Period	NAV(1)	High	Low	NAV(2)	NAV(2)	Share(3)
Year ended December 31, 2024
Second Quarter(4)	$--	$11.92	$11.20	*	*	$0.33
First Quarter	$9.64	$13.63	$11.17	41.39%	15.87%	$0.38
Year ended December 31, 2023
Fourth Quarter	$9.71	$13.44	$10.86	38.41%	11.84%	$0.38
Third Quarter	$10.41	$13.27	$11.38	27.47%	9.32%	$0.33
Second Quarter	$11.07	$13.27	$10.99	19.87%	(0.72)%	$0.33
First Quarter	$11.34	$12.88	$10.74	13.58%	(5.29)%	$0.33
Year ended December 31, 2022
Fourth Quarter	$11.47	$13.39	$10.01	16.74%	(12.73)%	$0.38
Third Quarter	$11.66	$13.86	$9.86	18.87%	(15.44)%	$0.30
Second Quarter	$11.69	$14.30	$10.73	22.33%	(8.21)%	$0.30
First Quarter	$11.68	$16.41	$13.32	40.50%	14.04%	$0.30

(1)

NAV per share determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as of the respective high or low closing sales price divided by the quarter end NAV.
(3)

We have adopted an “opt out” DRIP for our common stockholders. As a result, if we declare a distribution, then stockholders’ cash distributions are automatically reinvested in additional shares of our common stock, unless they specifically opt out of the DRIP so as to receive cash distributions.

(4)	Through June 5, 2024.

The last reported price for our common stock on June 5, 2024 was $11.92 per share. Our NAV per share on March 31, 2024 (the last date prior to the date of this prospectus on which we determined NAV) was $9.64. The closing sales price of our shares on Nasdaq on March 28, 2024 (the last trading day before March 31, 2024) was $11.37, which represented a 17.95% premium to NAV per share. As of June 5, 2024, we had 21 stockholders of record, which did not include stockholders for whom shares are held in nominee or “street” name.

Shares of BDCs may trade at a market price that is less than the NAV that is attributable to those shares. The possibility that our shares of common stock will trade at a discount from NAV or at a premium that is unsustainable over the long term is separate and distinct from the risk that our NAV will decrease. It is not possible to predict whether our shares will trade at, above or below NAV in the future.

Issuer Purchases of Equity Securities

On April 26, 2024, our Board extended a previously authorized stock repurchase plan which allows us to repurchase up to $5.0 million of our outstanding common stock. Unless extended by our Board, the repurchase program will expire on the earlier of June 30, 2025 and the repurchase of $5.0 million of common stock. The following table provides information regarding our purchases of our common stock for each quarter since the announcement of the stock repurchase plan through the quarter ended March 31, 2024:

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs
	(In thousands, except share and per share data)
October 1, 2015 through December 31, 2015	113,382	$11.53	113,382	$3,693
January 1, 2016 through March 31, 2016	—	$—	—	$3,693
April 1, 2016 through June 30, 2016	—	$—	—	$3,693
July 1, 2016 through September 30, 2016	1,319	$11.54	1,319	$3,678
October 1, 2016 through December 31, 2016	46,841	$10.63	46,841	$3,180
January 1, 2017 through March 31, 2017	—	$—	—	$3,180
April 1, 2017 through June 30, 2017	—	$—	—	$3,180
July 1, 2017 through September 30, 2017	5,923	$9.97	5,923	$3,121
October 1, 2017 through December 31, 2017	—	$—	—	$3,121
January 1, 2018 through March 31, 2018	—	$—	—	$3,121
April 1, 2018 through June 30, 2018	—	$—	—	$3,121
July 1, 2018 through September 30, 2018	—	$—	—	$3,121
October 1, 2018 through December 31, 2018	—	$—	—	$3,121
January 1, 2019 through March 31, 2019	—	$—	—	$3,121
April 1, 2019 through June 30, 2019	—	$—	—	$3,121
July 1, 2019 through September 30, 2019	—	$—	—	$3,121
October 1, 2019 through December 31, 2019	—	$—	—	$3,121
January 1, 2020 through March 31, 2020	—	$—	—	$3,121
April 1, 2020 through June 30, 2020	—	$—	—	$3,121
July 1, 2020 through September 30, 2020	—	$—	—	$3,121
October 1, 2020 through December 31, 2020	—	$—	—	$3,121
January 1, 2021 through March 31, 2021	—	$—	—	$3,121
April 1, 2021 through June 30, 2021	—	$—	—	$3,121
July 1, 2021 through September 30, 2021	—	$—	—	$3,121
October 1, 2021 through December 31, 2021	—	$—	—	$3,121
January 1, 2022 through March 31, 2022	—	$—	—	$3,121
April 1, 2022 through June 30, 2022	—	$—	—	$3,121
July 1, 2022 through September 30, 2022	—	$—	—	$3,121
October 1, 2022 through December 31, 2022	—	$—	—	$3,121
January 1, 2023 through March 31, 2023	—	$—	—	$3,121
April 1, 2023 through June 30, 2023	—	$—	—	$3,121
July 1, 2023 through September 30, 2023	—	$—	—	$3,121
October 1, 2023 through December 31, 2023	—	$—	—	$3,121
January 1, 2024 through March 31, 2024	—	$—	—	$3,121
Total	167,465	$11.22	167,465

Any shares repurchased by us may have the effect of maintaining the market price of our common stock or retarding a decline in the market price of the common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. In addition, as any shares repurchased pursuant to the stock repurchase plan will be purchased at a price below the net asset value per share as reported in our most recent financial statements, share repurchases may have the effect of increasing our net asset value per share.

Distributions

We intend to continue making monthly distributions to our stockholders. The timing and amount of our monthly distributions, if any, is determined by our Board. Any distributions to our stockholders are declared out of assets legally available for distribution. We monitor available net investment income to determine if a tax return of capital may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, a portion of those distributions may be considered a return of capital to our common stockholders for U.S. federal income tax purposes. Thus, the source of distribution to our stockholders may be the original capital invested by the stockholder rather than our income or gains. Stockholders should read any written disclosure accompanying a distribution payment carefully and should not assume that the source of any distribution is our ordinary income or gains.

In order to qualify to be subject to tax as a RIC, we must meet certain source-of-income, asset diversification and annual distribution requirements. Generally, in order to qualify as a RIC, we must derive at least 90% of our gross income during each tax year from dividends, interest, payments with respect to certain securities, loans, gains from the sale or other disposition of stock, securities or foreign currencies, or other income derived with respect to our business of investing in stock or other securities. We must also meet certain asset diversification requirements at the end of each quarter of each tax year. Failure to meet these diversification requirements on the last day of a quarter may result in us having to dispose of certain investments quickly in order to prevent the loss of RIC status. Any such dispositions could be made at disadvantageous prices or times, and may cause us to incur substantial losses.

In addition, in order to be eligible for the special tax treatment accorded to RICs and to avoid the imposition of corporate level tax on the income and gains we distribute to our stockholders, each tax year we are required under the Code to distribute as dividends of an amount generally at least 90% of our investment company taxable income, determined without regard to any deduction for dividends paid to our stockholders. We refer to such amount as the Annual Distribution Requirement. Additionally, we must distribute, in respect of each calendar year, dividends of an amount generally at least equal to the sum of 98% of our calendar year net ordinary income (taking into account certain deferrals and elections); 98.2% of our capital gain net income (adjusted for certain ordinary losses) for the one year period ending on October 31 of such calendar year; and any net ordinary income or capital gain net income for preceding years that was not distributed during such years and on which we previously did not incur any U.S. federal income tax in order to avoid the imposition of a 4% U.S. federal excise tax. If we fail to qualify as a RIC for any reason and become subject to corporate income tax, the resulting corporate income taxes could substantially reduce our net assets, the amount of income available for distribution and the amount of our distributions. Such a failure would have a material adverse effect on us and our stockholders. In addition, we could be required to recognize unrealized gains, incur substantial taxes and interest and make substantial distributions in order to re-qualify as a RIC. We cannot assure stockholders that they will receive any distributions.

Depending on the level of taxable income earned in a tax year, we may choose to carry forward taxable income in excess of current year distributions into the next tax year and pay a 4% U.S. federal excise tax on such undistributed income. Distributions of any such carryover taxable income must be made through a distribution declared as of the earlier of the filing date of the corporate income tax return related to the tax year in which such taxable income was generated or the 15th day of the ninth month following the end of such tax year, in order to count towards the satisfaction of the Annual Distribution Requirement for the tax year in which such taxable income was generated. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we may be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings. See “Material U.S. Federal Income Tax Considerations.”

We have adopted an “opt out” DRIP for our common stockholders. As a result, if we make a distribution, then stockholders’ cash distributions are automatically reinvested in additional shares of our common stock, unless they specifically opt out of the DRIP. If a stockholder opts out, that stockholder receives cash distributions. Although distributions paid in the form of additional shares of common stock are generally subject to U.S. federal, state and local taxes, stockholders participating in our DRIP do not receive any corresponding cash distributions with which to pay any such applicable taxes. We may use newly issued shares to implement the DRIP, or we may purchase shares in the open market in connection with our obligations under the DRIP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our most recent Annual Report on Form 10-K and in Part 1, Item 2 of our most recent Quarterly Report on Form 10-Q is incorporated herein by reference.

SENIOR SECURITIES

Information about our senior securities is shown in the following table as of March 31, 2024 and December 31, 2023, 2022, 2021, 2020, 2019, 2018, 2017, 2016, 2015, and 2014. The information as of December 31, 2023, 2022, 2021, 2020, 2019, 2018, 2017, 2016, 2015, and 2014 was included in or derived from our consolidated financial statements for the year ended December 31, 2023, which were audited by RSM US LLP, our independent registered public accounting firm. This information about our senior securities should be read in conjunction with our audited consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage per Unit(2)	Involuntary Liquidation Preference per Unit(3)	Average Market Value per Unit(4)
	(in thousands, except unit data)
Credit facilities
2024 (March 31)	$241,000	$3,270	-	N/A
2023	$251,000	$3,147	-	N/A
2022	$181,750	$4,169	-	N/A
2021	$132,250	$3,823	-	N/A
2020	$50,250	$7,965	-	N/A
2019	$17,000	$19,908	-	N/A
2018	$90,500	$2,896	-	N/A
2017	$58,000	$3,973	-	N/A
2016	$63,000	$3,733	-	N/A
2015	$68,000	$4,048	-	N/A
2014	$10,000	$22,000	-	N/A
2027 Notes
2024 (March 31)	$57,500	$13,706	-	$24.35
2023	$57,500	$13,739	-	$24.26
2022	$57,500	$13,179	-	$24.09
2021	-	-	-	-
2020	-	-	-	-
2019	-	-	-	-
2018	-	-	-	-
2017	-	-	-	-
2016	-	-	-	-
2015	-	-	-	-
2014	-	-	-	-
2026 Notes
2024 (March 31)	$57,500	$13,706	-	$24.18
2023	$57,500	$13,739	-	$23.75
2022	$57,500	$13,179	-	$24.45
2021	$57,500	$8,793	-	$25.90
2020	-	-	-	-
2019	-	-	-	-
2018	-	-	-	-
2017	-	-	-	-
2016	-	-	-	-
2015	-	-	-	-
2014	-	-	-	-
2022 Notes
2024 (March 31)	-	-	-	-
2023	-	-	-	-
2022	-	-	-	-
2021	-	-	-	-
2020	$37,375	$10,708	-	$24.60
2019	$37,375	$9,055	-	$25.53
2018	$37,375	$7,014	-	$25.52
2017	$37,375	$6,166	-	$25.66
2016	-	-	-	-
2015	-	-	-	-
2014	-	-	-	-
2019 Notes
2024 (March 31)	-	-	-	-
2023	-	-	-	-
2022	-	-	-	-
2021	-	-	-	-
2020	-	-	-	-
2019	-	-	-	-
2018	-	-	-	-
2017	-	-	-	-
2016	$33,000	$7,127	-	$25.42
2015	$33,000	$8,342	-	$25.26
2014	$33,000	$6,667	-	$25.64
2022-1 Securitization
2024 (March 31)	$100,000	$7,881	-	N/A
2023	$100,000	$7,900	-	N/A
2022	$100,000	$7,578	-	N/A
2021	-	-	-	-
2020	-	-	-	-
2019	-	-	-	-
2018	-	-	-	-
2017	-	-	-	-
2016	-	-	-	-
2015	-	-	-	-
2014	-	-	-	-
2019-1 Securitization
2024 (March 31)	-	-	-	N/A
2023	-	-	-	N/A
2022	$42,573	$17,799	-	N/A
2021	$70,500	$7,171	-	N/A
2020	$100,000	$4,002	-	N/A
2019	$100,000	$3,384	-	N/A
2018	-	-	-	-
2017	-	-	-	-
2016	-	-	-	-
2015	-	-	-	-
2014	-	-	-	-
2013-1 Securitization
2024 (March 31)	-	-	-	N/A
2023	-	-	-	N/A
2022	-	-	-	N/A
2021	-	-	-	N/A
2020	-	-	-	N/A
2019	-	-	-	N/A
2018	-	-	-	N/A
2017	-	-	-	N/A
2016	-	-	-	N/A
2015	$14,546	$18,926	-	N/A
2014	$38,753	$5,677	-	N/A
Total senior securities
2024 (March 31)	$456,000	$1,728	-	N/A
2023	$466,000	$1,695	-	N/A
2022	$439,323	$1,725	-	N/A
2021	$260,250	$1,943	-	N/A
2020	$187,625	$2,133	-	N/A
2019	$154,375	$2,192	-	N/A
2018	$127,875	$2,050	-	N/A
2017	$95,375	$2,416	-	N/A
2016	$96,000	$2,450	-	N/A
2015	$115,546	$2,383	-	N/A
2014	$81,753	$2,691	-	N/A

(1)	Total amount of senior securities outstanding at the end of the period presented.
(2)

Asset coverage per unit is the ratio of the original cost less accumulated depreciation, amortization or impairment of the Company’s total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness.

(3)

The amount which the holder of such class of senior security would be entitled upon the voluntary liquidation of the applicable issuer in preference to any security junior to it. The “—” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of securities.

(4)	Not applicable to the Company’s credit facilities, 2013-1 Securitization, 2019‑1 Securitization and 2022-1 Securitization because such securities are not registered for public trading.

BUSINESS

Please refer to “Business” in Part I, Item 1 of our most recent Annual Report on Form 10-K and “Legal Proceedings” in Part I, Item 3 of our most recent Annual Report on Form 10-K.

PORTFOLIO COMPANIES

The following table sets forth certain information as of March 31, 2024 for each portfolio company in which we had a debt, equity or other investment. Other than these investments, our only relationships with our portfolio companies involve the managerial assistance we may separately provide to our portfolio companies, such services being ancillary to our investments, and the board observer or participation rights we may receive in connection with our investment. Except as noted, we do not “control” our portfolio companies, each as defined in the 1940 Act. In general, under the 1940 Act, we would “control” a portfolio company if we owned more than 25% of its voting securities.

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)	Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount (in thousands)	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
Non-Affiliate Investments
Non-Affiliate Debt Investments
Non-Affiliate Debt Investments — Life Science
Castle Creek Biosciences, Inc. (2)(11)	Biotechnology	Term Loan	13.25%	Prime	4.75%	9.55%	13.50%	5.50%	May 1, 2026	$5,000	$4,982	$4,982
405 Eagleview Boulevard Exton, PA 19341		Term Loan	13.25%	Prime	4.75%	9.55%	13.50%	5.50%	May 1, 2026	5,000	4,982	4,982
		Term Loan	13.25%	Prime	4.75%	9.55%	13.50%	5.50%	May 1, 2026	3,000	2,989	2,989
		Term Loan	13.25%	Prime	4.75%	9.55%	13.50%	5.50%	May 1, 2026	5,000	4,982	4,982
		Term Loan	13.25%	Prime	4.75%	9.55%	13.50%	5.50%	May 1, 2026	5,000	4,982	4,982
		Term Loan	13.25%	Prime	4.75%	9.55%	13.50%	5.50%	May 1, 2026	3,000	2,989	2,989
Emalex Biosciences, Inc. (2)(11)	Biotechnology	Term Loan	13.22%	Prime	4.72%	9.75%	-	5.00%	June 1, 2024	565	564	564
330 N. Wabash Avenue, Suite 3500 Chicago, IL 60611		Term Loan	13.22%	Prime	4.72%	9.75%	-	5.00%	June 1, 2024	565	564	564
		Term Loan	13.22%	Prime	4.72%	9.75%	-	5.00%	November 1, 2025	5,000	4,957	4,957
		Term Loan	13.22%	Prime	4.72%	9.75%	-	5.00%	May 1, 2026	5,000	4,958	4,958
Greenlight Biosciences, Inc. (2)(11)	Biotechnology	Term Loan	14.25%	Prime	5.75%	9.00%	-	3.00%	July 1, 2025	2,500	2,429	2,429
200 Boston Avenue Suite #3100 Medford, MA 02155		Term Loan	14.25%	Prime	5.75%	9.00%	-	3.00%	July 1, 2025	1,250	1,215	1,215
KSQ Therapeutics, Inc. (2)(11)	Biotechnology	Term Loan	13.25%	Prime	4.75%	8.50%	-	5.50%	May 1, 2027	6,250	6,204	6,204
4 Maguire Road Lexington, MA 02421		Term Loan	13.25%	Prime	4.75%	8.50%	-	5.50%	May 1, 2027	6,250	6,204	6,204
Native Microbials, Inc (2)(11)	Biotechnology	Term Loan	13.75%	Prime	5.25%	8.50%	-	5.00%	November 1, 2026	3,750	3,725	3,725
10255 Science Center Drive, #C2 San Diego, CA 92121		Term Loan	13.75%	Prime	5.25%	8.50%	-	5.00%	November 1, 2026	2,500	2,484	2,484
PDS Biotechnology Corporation (2)(5)(11)	Biotechnology	Term Loan	14.25%	Prime	5.75%	9.75%	-	3.75%	September 1, 2026	10,000	9,924	9,924
25B Vreeland Road, Suite 300 Florham Park, NJ 07932		Term Loan	14.25%	Prime	5.75%	9.75%	-	3.75%	September 1, 2026	3,750	3,722	3,722
		Term Loan	14.25%	Prime	5.75%	9.75%	-	3.75%	September 1, 2026	3,750	3,722	3,722
Provivi, Inc. (2)(11)	Biotechnology	Term Loan	13.86%	Prime	5.36%	9.50%	-	5.50%	December 1, 2024	4,667	4,603	4,327
1701 Colorado Ave Santa Monica, CA 90404		Term Loan	13.86%	Prime	5.36%	9.50%	-	5.50%	December 1, 2024	4,667	4,603	4,327
		Term Loan	13.86%	Prime	5.36%	9.50%	-	5.50%	December 1, 2024	2,333	2,295	2,158
		Term Loan	13.86%	Prime	5.36%	9.50%	-	5.50%	December 1, 2024	2,333	2,295	2,158
		Term Loan	13.86%	Prime	5.36%	9.50%	-	5.50%	December 1, 2024	2,333	2,293	2,156
		Term Loan	13.86%	Prime	5.36%	9.50%	-	5.50%	December 1, 2024	2,333	2,293	2,156
Stealth Biotherapeutics Inc. (2)(11)	Biotechnology	Term Loan	14.00%	Prime	5.50%	8.75%	-	6.00%	October 1, 2025	3,643	3,594	3,594
123 Highland Avenue, Suite 201 Needham, MA 02494		Term Loan	14.00%	Prime	5.50%	8.75%	-	6.00%	October 1, 2025	1,821	1,797	1,797
Tallac Therapeutics, Inc. (2)(11)	Biotechnology	Term Loan	12.75%	Prime	4.25%	12.25%	-	4.00%	August 1, 2027	2,500	2,232	2,232

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)	Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount (in thousands)	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
866 Malcolm Road, Suite 100 Burlingame, CA 94010		Term Loan	12.75%	Prime	4.25%	12.25%	-	4.00%	August 1, 2027	2,500	2,462	2,462
Aerobiotix, LLC (2)(11)	Medical Device	Term Loan	9.00%	Fixed	-	-	-	18.00%	April 1, 2028	2,500	2,471	2,339
444 Alexandersville Road Miamisburg, OH 45342		Term Loan	9.00%	Fixed	-	-	-	18.00%	April 1, 2028	2,500	2,471	2,339
		Term Loan	9.00%	Fixed	-	-	-	18.00%	June 30, 2024	200	200	189
Candesant Biomedical, Inc. (2)(11)	Medical Device	Term Loan	12.00%	Prime	3.50%	11.50%	-	5.00%	September 1, 2027	5,000	4,764	4,764
3856 Bay Center Place Hayward, CA 94545		Term Loan	12.00%	Prime	3.50%	11.50%	-	5.00%	September 1, 2027	2,500	2,457	2,457
		Term Loan	12.00%	Prime	3.50%	11.50%	-	5.00%	September 1, 2027	2,500	2,457	2,457
Ceribell, Inc. (2)(11)	Medical Device	Term Loan	11.25%	Prime	2.75%	9.25%	-	4.00%	March 1, 2029	5,000	4,811	4,811
360 N Pastoria Avenue Sunnyvale, CA 94085		Term Loan	11.25%	Prime	2.75%	9.25%	-	4.00%	March 1, 2029	5,000	4,932	4,932
		Term Loan	11.25%	Prime	2.75%	9.25%	-	4.00%	March 1, 2029	4,000	3,946	3,946
Cognoa, Inc. (2)(11)	Medical Device	Term Loan	14.00%	Prime	5.50%	8.75%	-	6.00%	August 1, 2026	4,375	4,332	4,332
2185 Park Blvd. Palo Alto, CA 94306		Term Loan	14.00%	Prime	5.50%	8.75%	-	6.00%	August 1, 2026	2,188	2,166	2,166
Conventus Orthopaedics, Inc. (2)(11)	Medical Device	Term Loan	13.32%	Prime	4.82%	9.25%	-	10.36%	July 1, 2025	3,911	3,864	3,864
100 Witmer Road, Suite 280 Horsham, PA 19044		Term Loan	13.32%	Prime	4.82%	9.25%	-	10.36%	July 1, 2025	3,911	3,864	3,864
CSA Medical, Inc. (2)(11)	Medical Device	Term Loan	13.59%	Prime	5.09%	10.00%	-	5.00%	January 1, 2024	391	391	391
131 Hartwell Ave Lexington, MA 02421		Term Loan	13.59%	Prime	5.09%	10.00%	-	5.00%	March 1, 2024	533	533	533
MicroTransponder, Inc. (2)(11)	Medical Device	Term Loan	12.25%	Prime	3.75%	12.25%	-	3.50%	January 1, 2029	3,750	3,691	3,691
2802 Flintrock Trace, Suite 226 Austin, TX 78738		Term Loan	12.25%	Prime	3.75%	12.25%	-	3.50%	January 1, 2029	3,750	3,691	3,691
Scientia Vascular, Inc. (2)(11)	Medical Device	Term Loan	13.25%	Prime	4.75%	8.50%	-	5.00%	January 1, 2027	3,750	3,726	3,726
2460 S. 3270 W West Valley City, UT 84119		Term Loan	13.25%	Prime	4.75%	8.50%	-	5.00%	January 1, 2027	3,750	3,725	3,725
		Term Loan	13.75%	Prime	5.25%	9.00%	-	5.00%	January 1, 2027	5,000	4,949	4,949
		Term Loan	13.75%	Prime	5.25%	9.00%	-	5.00%	January 1, 2027	5,000	4,909	4,909
Sonex Health, Inc. (2)(11)	Medical Device	Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	September 1, 2027	2,500	2,475	2,475
950 Blue Gentian Rd., Suite 200 Eagan, MN 55121		Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	September 1, 2027	2,500	2,475	2,475
		Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	September 1, 2027	5,000	4,950	4,950
		Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	September 1, 2027	5,000	4,950	4,950
		Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	April 1, 2028	3,750	3,706	3,706
		Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	April 1, 2028	3,750	3,706	3,706
		Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	April 1, 2028	3,750	3,706	3,706
		Term Loan	12.00%	Prime	3.50%	11.75%	-	8.00%	April 1, 2028	3,750	3,706	3,706
Spineology, Inc. (2)(11)	Medical Device	Term Loan	15.50%	Prime	7.00%	10.25%	-	1.00%	October 1, 2025	5,000	4,981	4,981
7800 3rd Street North, Suite 600 Oakdale, MN 55128		Term Loan	15.50%	Prime	7.00%	10.25%	-	1.00%	April 1, 2026	2,500	2,491	2,491
Swift Health Systems Inc. (2)(11)	Medical Device	Term Loan	13.75%	Prime	5.25%	9.00%	-	5.00%	July 1, 2027	3,500	3,470	3,470
111 Academy, Suite 150 Irvine, CA 92617		Term Loan	13.75%	Prime	5.25%	9.00%	-	5.00%	July 1, 2027	3,500	3,470	3,470
		Term Loan	13.75%	Prime	5.25%	9.00%	-	5.00%	July 1, 2027	3,500	3,459	3,459
		Term Loan	13.75%	Prime	5.25%	9.00%	-	5.00%	July 1, 2027	3,500	3,459	3,459

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)		Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount (in thousands)	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
Vero Biotech, Inc. (2)(11)	Medical Device	Term Loan	12.25%		Prime	3.75%	12.25%	-	4.00%	January 1, 2029	15,000	14,690	14,690
387 Technology Circle NW, Suite 125 Atlanta, GA 30313		Term Loan	12.25%		Prime	3.75%	12.25%	-	4.00%	January 1, 2029	10,000	9,793	9,793
		Term Loan	12.25%		Prime	3.75%	12.25%	-	4.00%	January 1, 2029	5,000	4,897	4,897
		Term Loan	12.25%		Prime	3.75%	12.25%	-	4.00%	January 1, 2029	2,500	2,449	2,449
Total Non-Affiliate Debt Investments — Life Science												256,228	254,853
Non-Affiliate Debt Investments — Sustainability
New Aerofarms, Inc. assignee of Aerofarms, Inc. (2)(11)(14)	Other Sustainability	Term Loan	15.25%		Prime	6.75%	10.00%	-	4.33%	December 1, 2026	3,750	3,695	3,695
1526 Cane Creek Parkway Ringgold, VA 24586		Term Loan	15.25%		Prime	6.75%	10.00%	-	4.33%	December 1, 2026	3,750	3,695	3,695
Nexii Building Solutions, Inc. (2)(11)(12)(13)(17)	Other Sustainability	Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	2.50%	March 31, 2024	8,759	8,431	2,477
200-1455 West Georgia Street Vancouver, British Columbia, Canada V6G 2T3		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	2.50%	March 31, 2024	8,759	8,229	2,418
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	2.50%	March 31, 2024	8,759	8,229	2,418
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	2.50%	March 31, 2024	5,840	5,480	1,610
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	2.50%	March 31, 2024	5,840	5,480	1,610
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	-	March 31, 2024	764	726	213
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	-	March 31, 2024	609	578	170
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	-	March 31, 2024	304	288	85
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	-	March 31, 2024	301	286	84
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	-	March 31, 2024	181	172	50
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	-	March 31, 2024	833	791	232
		Term Loan	15.50	% (10)	Prime	7.00%	10.25%	-	-	March 31, 2024	1,134	1,083	318
		Term Loan	15.50	% (10)	Fixed	-	-	-	-	April 30, 2024	418	397	117
		Term Loan	15.50	% (10)	Fixed	-	-	-	-	April 30, 2024	552	502	147
		Term Loan	15.50	% (10)	Fixed	-	-	-	-	April 30, 2024	411	405	119
		Term Loan	15.50	% (10)	Fixed	-	-	-	-	April 30, 2024	487	486	143
Soli Organic, Inc. (2)(11)	Other Sustainability	Term Loan	15.25%		Prime	6.75%	10.00%	-	2.75%	April 1, 2026	5,000	4,967	4,967
3156 North Valley Pike Harrisonburg, VA 22802		Term Loan	15.25%		Prime	6.75%	10.00%	-	2.75%	April 1, 2026	2,500	2,483	2,483
		Term Loan	15.25%		Prime	6.75%	10.00%	-	2.75%	May 1, 2026	5,000	4,964	4,964
		Term Loan	15.25%		Prime	6.75%	10.00%	-	2.75%	May 1, 2026	2,500	2,482	2,482
		Term Loan	14.00%		Prime	5.50%	11.75%	-	2.75%	December 1, 2026	5,000	4,942	4,942
		Term Loan	14.00%		Prime	5.50%	11.75%	-	2.75%	December 1, 2026	2,500	2,471	2,471
Temperpack Technologies, Inc. (2)(11)	Other Sustainability	Term Loan	15.25%		Prime	6.75%	10.00%	-	2.50%	April 1, 2028	3,750	3,697	3,697
4447 Carolina Avenue Richmond, VA 23222		Term Loan	15.25%		Prime	6.75%	10.00%	-	2.50%	April 1, 2028	3,750	3,697	3,697

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)	Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount (in thousands)	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
		Term Loan	15.25%	Prime	6.75%	10.00%	-	2.50%	April 1, 2028	7,500	7,386	7,386
		Term Loan	15.25%	Prime	6.75%	10.00%	-	2.50%	April 1, 2028	3,750	3,693	3,693
		Term Loan	15.25%	Prime	6.75%	10.00%	-	2.50%	April 1, 2028	3,750	3,693	3,693
		Term Loan	14.50%	Prime	6.00%	10.00%	-	2.00%	January 1, 2029	4,500	4,448	4,448
		Term Loan	14.50%	Prime	6.00%	10.00%	-	2.00%	January 1, 2029	2,000	1,977	1,977
Total Non-Affiliate Debt Investments — Sustainability											99,853	70,501
Non-Affiliate Debt Investments — Technology
Axiom Space, Inc. (2)(11)	Communications	Term Loan	14.50%	Prime	6.00%	9.25%	-	2.50%	June 1, 2026	5,625	5,597	5,597
1290 Hercules Avenue, First Floor Houston, TX 77058		Term Loan	14.50%	Prime	6.00%	9.25%	-	2.50%	June 1, 2026	5,625	5,597	5,597
		Term Loan	14.50%	Prime	6.00%	9.25%	-	2.50%	June 1, 2026	5,625	5,597	5,597
CAMP NYC, Inc. (2)(11)	Consumer-related Technologies	Term Loan	15.75%	Prime	7.25%	10.50%	-	3.00%	May 1, 2026	3,033	3,009	3,009
91 5th Avenue, 4th Floor New York, NY 10003
Clara Foods Co. (2)(11)	Consumer-related Technologies	Term Loan	14.25%	Prime	5.75%	9.00%	-	5.50%	August 1, 2025	1,417	1,408	1,408
2001 Junipero Serra Blvd, Suite 900 Daly City, CA 94014		Term Loan	14.25%	Prime	5.75%	9.00%	-	5.50%	August 1, 2025	1,417	1,408	1,408
Divergent Technologies, Inc. (2)(11)	Consumer-related Technologies	Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2027	3,750	3,729	3,729
1901 Hamilton Avenue Torrance, CA 90502		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2027	1,250	1,243	1,243
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2027	3,750	3,729	3,729
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2027	1,250	1,243	1,243
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2027	3,750	3,729	3,729
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2027	1,250	1,243	1,243
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	January 1, 2028	3,750	3,716	3,716
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	January 1, 2028	3,750	3,716	3,716
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	April 1, 2028	3,750	3,708	3,708
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2028	3,750	3,709	3,709
		Term Loan	11.25%	Prime	6.00%	9.50%	11.25%	3.00%	July 1, 2028	3,750	3,709	3,709
Havenly, Inc. (2)(11)	Consumer-related Technologies	Term Loan	13.50%	Prime	5.00%	5.00%	-	4.00%	March 1, 2027	2,000	1,505	1,505
3200 E. Cherry Creek South Drive, Suite 210 Denver, CO 80209		Term Loan	13.50%	Prime	5.00%	5.00%	-	4.00%	March 1, 2027	3,000	2,258	2,258
		Term Loan	12.00%	Prime	3.50%	10.50%	-	7.78%	February 1, 2028	2,813	2,813	2,813
		Term Loan	12.00%	Prime	3.50%	10.50%	-	7.78%	February 1, 2028	2,813	2,813	2,813
Lyrical Foods, Inc. (2)(11)	Consumer-related Technologies	Term Loan	12.00%	Prime	3.50%	9.00%	-	1.00%	September 1, 2027	2,500	2,590	2,435

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)		Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount (in thousands)	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
3180 Corporate Place Hayward, CA 94545
MyForest Foods Co. (2)(11)	Consumer-related Technologies	Term Loan	15.25%		Prime	6.75%	10.00%	-	3.00%	October 1, 2025	3,000	2,986	2,986
70 Cohoes Avenue, Suite 103 Green Island, NY 12183		Term Loan	15.25%		Prime	6.75%	10.00%	-	3.00%	October 1, 2025	1,500	1,493	1,493
NextCar Holding Company, Inc. (2)(11)(12)	Consumer-related Technologies	Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	5,744	5,744	5,014
225 Santa Monica Blvd. 12th Floor Santa Monica, CA 90401		Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	2,298	2,298	2,006
		Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	2,872	2,872	2,507
		Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	3,446	3,446	3,009
		Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	2,872	2,872	2,507
		Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	2,872	2,872	2,507
		Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	5,744	5,744	5,014
		Term Loan	14.25	% (10)	Prime	5.75%	9.00%	-	5.25%	October 31, 2023	2,872	2,872	2,507
Optoro, Inc. (2)(11)	Consumer-related Technologies	Term Loan	14.75%		Prime	6.25%	9.50%	-	4.00%	August 1, 2027	2,500	2,424	2,424
1001 G St. NW, Suite 1200 Washington, DC 20001		Term Loan	14.75%		Prime	6.25%	9.50%	-	4.00%	July 1, 2028	1,875	1,791	1,791
Unagi, Inc. (2)(11)(12)	Consumer-related Technologies	Term Loan	16.25	% (10)	Prime	7.75%	11.00%	-	-	May 1, 2027	1,254	1,086	570
1040 22nd Ave Oakland, CA 94061		Term Loan	16.25	% (10)	Prime	7.75%	11.00%	-	-	May 1, 2027	627	543	285
		Term Loan	16.25	% (10)	Prime	7.75%	11.00%	-	-	May 1, 2027	627	543	285
Liqid, Inc. (2)(11)	Networking	Term Loan	14.75%		Prime	6.25%	9.50%	-	4.00%	September 1, 2024	833	822	822
339 Interlocken Parkway, Suite 200 Broomfield, IL 80021		Term Loan	14.75%		Prime	6.25%	9.50%	-	4.00%	September 1, 2024	833	822	822
		Term Loan	14.75%		Prime	6.25%	9.50%	-	4.00%	September 1, 2024	417	410	410
		Term Loan	14.75%		Prime	6.25%	9.50%	-	4.00%	September 1, 2024	417	410	410
		Term Loan	14.75%		Prime	6.25%	9.50%	-	4.00%	September 1, 2024	417	403	403
BriteCore Holdings, Inc. (2)(11)	Software	Term Loan	14.00%		Prime	5.50%	14.00%	-	3.00%	October 1, 2028	5,000	4,899	4,899
1522 S. Glenstone Springfield, MO 65808		Term Loan	14.00%		Prime	5.50%	14.00%	-	3.00%	October 1, 2028	2,500	2,467	2,467
		Term Loan	14.00%		Prime	5.50%	14.00%	-	3.00%	October 1, 2028	2,500	2,467	2,467
		Term Loan	14.00%		Prime	5.50%	14.00%	-	3.00%	October 1, 2028	2,500	2,467	2,467
		Term Loan	14.00%		Prime	5.50%	14.00%	-	3.00%	April 1, 2029	2,500	2,464	2,464

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)		Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount (in thousands)	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
Dropoff, Inc. (2)(11)	Software	Term Loan	15.00	% (18)	Prime	6.50%	9.75%	-	3.50%	April 1, 2026	6,701	6,607	6,303
520 E. Oltorf St. Austin, TX 78704		Term Loan	15.00	% (18)	Prime	6.50%	9.75%	-	3.50%	April 1, 2026	6,185	6,098	5,819
		Term Loan	15.00	% (18)	Prime	6.50%	9.75%	-	3.50%	August 1, 2026	2,577	2,541	2,425
Kodiak Robotics, Inc. (2)(11)	Software	Term Loan	14.00%		Prime	5.50%	10.25%	-	4.00%	April 1, 2026	10,000	9,912	9,540
1049 Terra Bella Avenue Mountain View, CA 94043		Term Loan	14.00%		Prime	5.50%	10.25%	-	4.00%	April 1, 2026	10,000	9,912	9,540
		Term Loan	14.00%		Prime	5.50%	10.25%	-	4.00%	April 1, 2026	5,000	4,956	4,770
		Term Loan	14.00%		Prime	5.50%	10.25%	-	4.00%	April 1, 2026	5,000	4,956	4,770
Lemongrass Holdings, Inc. (2)(11)	Software	Term Loan	15.00%		Prime	6.50%	9.75%	-	2.50%	March 1, 2026	5,000	4,977	4,977
180 Talmadge Road IGO Bldg. Suite #798 Edison, NJ 08817		Term Loan	15.00%		Prime	6.50%	9.75%	-	2.50%	March 1, 2026	2,500	2,489	2,489
Lytics, Inc. (2)(11)	Software	Term Loan	14.50%		Prime	6.00%	14.25%	-	5.00%	November 1, 2026	2,500	2,473	2,473
811 SW 6th Avenue, Suite 1000 Portland, OR 97204		Term Loan	14.50%		Prime	6.00%	14.25%	-	5.00%	December 1, 2026	1,250	1,239	1,239
		Term Loan	14.50%		Prime	6.00%	14.25%	-	5.00%	April 1, 2027	1,000	994	994
Mirantis, Inc. (2)(11)	Software	Term Loan	12.00%		Prime	3.50%	11.75%	-	4.00%	October 1, 2028	5,000	4,783	4,783
900 Hamilton Avenue, Suite 650 Campbell, CA 95008		Term Loan	12.00%		Prime	3.50%	11.75%	-	4.00%	October 1, 2028	5,000	4,919	4,919
		Term Loan	12.00%		Prime	3.50%	11.75%	-	4.00%	October 1, 2028	5,000	4,919	4,919
		Term Loan	12.00%		Prime	3.50%	11.75%	-	4.00%	October 1, 2028	5,000	4,919	4,919
Noodle Partners, Inc. (2)(11)	Software	Term Loan	13.50%		Prime	5.00%	12.00%	-	3.00%	March 1, 2027	10,000	9,896	9,896
60 Chelsea Piers, 2nd Floor New York, NY 10011		Term Loan	13.50%		Prime	5.00%	12.00%	-	3.00%	March 1, 2027	5,000	4,947	4,947
		Term Loan	13.50%		Prime	5.00%	12.00%	-	3.00%	March 1, 2027	5,000	4,947	4,947
Reputation Institute, Inc. (2)(11)	Software	Term Loan	15.75%		Prime	7.25%	10.50%	-	3.00%	August 1, 2025	3,233	3,182	3,182
399 Boylston Street Boston, MA 02116
Slingshot Aerospace, Inc. (2)(11)	Software	Term Loan	14.25%		Prime	5.75%	9.75%	-	5.00%	August 1, 2026	5,000	4,965	4,965
840 Apollo Street, Suite 100 El Segundo, CA 90245		Term Loan	14.25%		Prime	5.75%	9.75%	-	5.00%	August 1, 2026	5,000	4,965	4,965
		Term Loan	14.25%		Prime	5.75%	9.75%	-	5.00%	August 1, 2026	5,000	4,965	4,965
		Term Loan	14.25%		Prime	5.75%	9.75%	-	5.00%	August 1, 2026	5,000	4,965	4,965
Supply Network Visibility Holdings LLC (2)(11)	Software	Term Loan	12.75%		Prime	4.25%	12.00%	-	2.50%	June 1, 2028	2,500	2,458	2,458
204 S Union St. Alexandria, VA 22314		Term Loan	12.75%		Prime	4.25%	12.00%	-	2.50%	June 1, 2028	3,500	3,490	3,490
		Term Loan	12.75%		Prime	4.25%	12.00%	-	2.50%	June 1, 2028	2,500	2,493	2,493
		Term Loan	12.75%		Prime	4.25%	12.00%	-	2.50%	June 1, 2028	1,500	1,496	1,496

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)	Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount (in thousands)	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
Viken Detection Corporation (2)(11)	Software	Term Loan	12.50%	Prime	4.00%	11.75%	-	3.50%	June 1, 2027	5,000	4,779	4,779
21 North Avenue Burlington, MA 01803		Term Loan	12.50%	Prime	4.00%	11.75%	-	3.50%	June 1, 2027	2,500	2,470	2,470
		Term Loan	12.50%	Prime	4.00%	11.75%	-	3.50%	June 1, 2027	2,500	2,470	2,470
Total Non-Affiliate Debt Investments — Technology											264,468	257,817
Non-Affiliate Debt Investments — Healthcare information and services
Hound Labs inc. (2) (11)	Diagnostics	Term Loan	14.50%	Prime	6.00%	9.25%	-	3.50%	June 1, 2026	2,500	2,487	2,487
47000 Warm Springs Boulevard #290 Fremont, CA 94538		Term Loan	14.50%	Prime	6.00%	9.25%	-	3.50%	June 1, 2026	2,500	2,487	2,487
		Term Loan	14.50%	Prime	6.00%	9.25%	-	3.50%	June 1, 2026	5,000	4,973	4,973
Parse Biosciences, Inc. (2)(11)	Diagnostics	Term Loan	11.75%	Prime	3.25%	11.50%	-	5.00%	January 1, 2028	5,000	4,639	4,639
700 Dexter Ave. N, Suite 600 Seattle, WA 98109		Term Loan	11.75%	Prime	3.25%	11.50%	-	5.00%	January 1, 2028	5,000	4,890	4,890
BrightInsight, Inc. (2)(11)	Software	Term Loan	14.00%	Prime	5.50%	9.50%	-	3.00%	August 1, 2027	7,000	6,727	6,727
6201 America Center Drive San Jose, CA 95002		Term Loan	14.00%	Prime	5.50%	9.50%	-	3.00%	August 1, 2027	3,500	3,466	3,466
		Term Loan	14.00%	Prime	5.50%	9.50%	-	3.00%	August 1, 2027	3,500	3,466	3,466
		Term Loan	14.00%	Prime	5.50%	9.50%	-	3.00%	April 1, 2028	2,750	2,713	2,713
Elligo Health Research, Inc. (2)(11)	Software	Term Loan	12.00%	Prime	3.50%	11.75%	-	4.00%	October 1, 2027	10,000	9,666	9,666
11612 Bee Cave Road, Bldg. 1, Suite 150 Austin, TX 78738		Term Loan	12.00%	Prime	3.50%	11.75%	-	4.00%	October 1, 2027	5,000	4,930	4,930
		Term Loan	12.00%	Prime	3.50%	11.75%	-	4.00%	October 1, 2027	5,000	4,930	4,930
		Term Loan	12.00%	Prime	3.50%	11.75%	-	4.00%	October 1, 2027	5,000	4,930	4,930
SafelyYou, Inc. (2)(11)	Software	Term Loan	11.75%	Prime	3.25%	11.00%	-	5.00%	June 1, 2027	5,000	4,654	4,654
36 Clyde Street San Francisco, CA 94107		Term Loan	11.75%	Prime	3.25%	11.00%	-	5.00%	June 1, 2027	5,000	4,924	4,924
Total Non-Affiliate Debt Investments — Healthcare information and services											69,882	69,882
Total Non- Affiliate Debt Investments											690,431	653,053

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Non-Affiliate Warrant Investments
Non-Affiliate Warrants — Life Science
Avalo Therapeutics, Inc. (2)(5)(11)	Biotechnology	Common Stock Warrant	117	311	—
540 Gauthier Road, Suite 400 Rockville, MD 20850

Castle Creek Biosciences, Inc. (2)(11)	Biotechnology	Preferred Stock Warrant	7,404	214	220
405 Eagleview Boulevard Exton, PA 19341

Emalex Biosciences, Inc. (2)(11)	Biotechnology	Preferred Stock Warrant	110,402	176	135
330 N. Wabash Avenue, Suite 3500 Chicago, IL 60611

Imunon, Inc. (2)(5)(11)	Biotechnology	Common Stock Warrant	19,671	65	—
997 Lenox Drive, Suite 100 Lawrenceville, NJ 08648

KSQ Therapeutics, Inc. (2) (11)	Biotechnology	Preferred Stock Warrant	48,076	50	54
4 Maguire Road Lexington, MA 02421

Mustang Bio, Inc. (2)(5)(11)	Biotechnology	Common Stock Warrant	16,611	146	—
377 Plantation Street Worcester, MA 01605

Native Microbials, Inc (2)(11)	Biotechnology	Preferred Stock Warrant	103,679	64	80
10255 Science Center Drive, #C2 San Diego, CA 92121

PDS Biotechnology Corporation (2)(5)(11)	Biotechnology	Common Stock Warrant	299,848	160	364
25B Vreeland Road, Suite 300 Florham Park, NJ 07932

Provivi, Inc. (2)(11)	Biotechnology	Common Stock Warrant	175,098	278	—
1701 Colorado Ave Santa Monica, CA 90404

Provivi, Inc. (2)(11)	Biotechnology	Preferred Stock Warrant	691,895	312	232
1701 Colorado Ave Santa Monica, CA 90404

Stealth Biotherapeutics Inc. (2)(11)	Biotechnology	Common Stock Warrant	318,181	264	116
123 Highland Avenue, Suite 201 Needham, MA 02494

Tallac Therapeutics, Inc. (2)(11)	Biotechnology	Preferred Stock Warrant	1,600,002	194	175
866 Malcolm Road, Suite 100 Burlingame, CA 94010

Xeris Pharmaceuticals, Inc. (2)(5)(11)	Biotechnology	Common Stock Warrant	126,000	72	26
180 N. La Salle Street, Suite 1600 Chicago, IL 60601

AccuVein Inc. (2)(11)	Medical Device	Common Stock Warrant	271	7	—
40 Goose Hill Rd. Cold Spring Harbor, NY 11724

Aerin Medical, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	1,818,183	66	1,046
1927 Lohman’s Crossing Road, Suite 200 Austin, TX 78734

Aerobiotix, LLC (2)(11)	Medical Device	Preferred Stock Warrant	8,800	48	10
444 Alexandersville Road Miamisburg, OH 45342

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Canary Medical Inc. (2)(11)	Medical Device	Preferred Stock Warrant	12,153	86	1,299
2710 Loker Avenue West Carlsbard, CA 92010

Candesant Biomedical, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	93,336	152	138
3856 Bay Center Place Hayward, CA 94545

Ceribell, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	219,866	139	267
360 N Pastoria Avenue Sunnyvale, CA 94085

Cognoa, Inc. (2)(11)	Medical Device	Common Stock Warrant	30,585	—	—
2185 Park Blvd. Palo Alto, CA 94306

Cognoa, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	4,635,992	162	182
2185 Park Blvd. Palo Alto, CA 94306

Conventus Orthopaedics, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	9,313,541	256	247
100 Witmer Road, Suite 280 Horsham, PA 19044

CSA Medical, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	3,341,376	174	128
131Hartwell Ave Lexington, MA 02421

CVRx, Inc. (2)(5)(11)	Medical Device	Common Stock Warrant	47,410	76	382
9201 W. Broadway Ave., #650 Minneapolois, MN 55445

Infobionic, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	2,010,424	124	50
321 Billerica Road, OfficeLink #5 Chelmsford, MA 01824

Magnolia Medical Technologies, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	809,931	195	374
220 West Mercer Street, Suite 100 Seattle, WA 98119

Meditrina, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	233,993	83	54
1601 S. De Anza Blvd., Suite 165 Cupertino, CA 95014

MicroTransponder, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	103,172	47	48
2802 Flintrock Trace, Suite 226 Austin, TX 78738

Scientia Vascular, Inc (2)(11)	Medical Device	Preferred Stock Warrant	34,410	103	329
2460 S. 3270 W West Valley City, UT 84119

Sonex Health, Inc. (2)(11)	Medical Device	Preferred Stock Warrant	2,637,041	275	276
950 Blue Gentian Rd., Suite 200 Eagan, MN 55121

VERO Biotech LLC (2)(11)	Medical Device	Preferred Stock Warrant	4,109	432	368
387 Technology Circle NW, Suite 125 Atlanta, GA 30313

Swift Health Systems Inc. (2)(11)	Medical Device	Preferred Stock Warrant	135,484	71	2
111 Academy, Suite 150 Irvine, CA 92617
Total Non-Affiliate Warrants — Life Science				4,802	6,602

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Non-Affiliate Warrants — Sustainability
New Aerofarms, Inc. assignee of Aerofarms, Inc. (2)(11)(14)	Other Sustainability	Preferred Stock Warrant	400,000	81	74
1526 Cane Creek Parkway Ringgold, VA 24586

LiquiGlide, Inc. (2)(11)	Other Sustainability	Preferred Stock Warrant	61,359	39	51
75 Sidney Street, 5th Floor Cambridge, MA 02139

Nexii Building Solutions, Inc. (2)(11)(13)(17)	Other Sustainability	Common Stock Warrant	215,171	490	—
200-1455 West Georgia Street Vancouver, British Columbia, Canada V6G 2T3

Soli Organic, Inc. (2)(11)	Other Sustainability	Preferred Stock Warrant	681	216	350
3156 North Valley Pike Harrisonburg, VA 22802

Temperpack Technologies, Inc. (2)(11)	Other Sustainability	Preferred Stock Warrant	46,311	175	84
4447 Carolina Avenue Richmond, VA 23222
Total Non-Affiliate Warrants — Sustainability				1,001	559
Non-Affiliate Warrants — Technology
Axiom Space, Inc. (2)(11)	Communications	Common Stock Warrant	1,991	46	62
1290 Hercules Avenue, First Floor Houston, TX 77058

Intelepeer Holdings, Inc. (2)(11)	Communications	Preferred Stock Warrant	2,936,535	137	2,894
1855 Griffin Road, Suite A200 Dania Beach, FL 33004

PebblePost, Inc. (2)(11)	Communications	Preferred Stock Warrant	598,850	92	132
400 LaFayette St., 2nd Floor New York, NY 10003

Alula Holdings, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	20,000	93	3
2430 Energy Park Drive, Suite 100 St. Paul, MN 55108

Aterian, Inc. (2)(5)(11)	Consumer-related Technologies	Common Stock Warrant	6,140	195	—
350 Springfield Avenue, Suite 200 Summit, NJ 07901

Caastle, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	268,591	68	2,167
5 Pennsylvania Plaza, Floor 4 New York, NY 10001

CAMP NYC, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	75,997	22	28
91 5th Avenue, 4th Floor New York, NY 10003

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Clara Foods Co. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	46,745	30	124
2001 Junipero Serra Blvd, Suite 900 Daly City, CA 94014

CZV, Inc. (2)(11)	Consumer-related Technologies	Common Stock Warrant	65,569	81	73
1901 Hamilton Avenue Torrance, CA 90502

Divergent Technologies, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	37,282	95	259
1901 Hamilton Avenue Torrance, CA 90502

Havenly, Inc. (2)(11)	Consumer-related Technologies	Common Stock Warrant	1,312,500	2,947	2,260
3200 E. Cherry Creek South Drive, Suite 210 Denver, CO 80209

MyForest Foods Co. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	250	29	58
70 Cohoes Avenue, Suite 103 Green Island, NY 12183

NextCar Holding Company, Inc. (2)(11)	Consumer-related Technologies	Common Stock Warrant	12,618	188	—
225 Santa Monica Blvd. 12th Floor Santa Monica, CA 90401

NextCar Holding Company, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	1,224,752	9	—
225 Santa Monica Blvd. 12th Floor Santa Monica, CA 90401

Optoro, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	11,550	179	145
1001 G St. NW, Suite 1200 Washington, DC 20001

Primary Kids, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	553,778	57	593
158 West 27th Street, 6th Floor New York, NY 10010

Quip NYC Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	6,191	325	232
45 Main Street, Suite 630 Brooklyn, NY 11201

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Unagi, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock Warrant	171,081	32	—
1040 22nd Ave Oakland, CA 94061
Updater, Inc.(2)(11)	Consumer-related Technologies	Preferred Stock Warrant	114,659	34	—
19 Union Square West 12th Floor New York, NY 10001

CPG Beyond, Inc. (2)(11)	Data Storage	Preferred Stock Warrant	500,000	241	298
20365 Exchange Street, Suite 240 Ashburn, VA 20147

Silk, Inc. (2)(11)	Data Storage	Preferred Stock Warrant	394,110	175	128
75 Second Avenue, Suite 620 Needham, MA 02494

Global Worldwide LLC (2)(11)	Internet and Media	Preferred Stock Warrant	245,810	74	63
333 Bush Street, 19th Floor San Francisco, CA 94104

Rocket Lawyer Incorporated (2)(11)	Internet and Media	Preferred Stock Warrant	261,721	92	323
182 Howard Street, Suite #830 San Francisco, CA 94105

Skillshare, Inc. (2)(11)	Internet and Media	Preferred Stock Warrant	139,074	162	1,206
35 East 21st Street, 5th Floor New York, NY 10012

Liqid, Inc. (2)(11)	Networking	Preferred Stock Warrant	344,102	364	224
339 Interlocken Parkway, Suite 200 Broomfield, IL 80021

Halio, Inc. (2)(11)	Power Management	Common Stock Warrant	38,241,466	1,585	2,700
3955 Trust Way Hayward, CA 94545

Avalanche Technology, Inc. (2)(11)	Semiconductors	Preferred Stock Warrant	5,938	45	—
3450W. Warren Avenue Fremont, CA 94538

BriteCore Holdings, Inc. (2)(11)	Software	Preferred Stock Warrant	161,215	98	136
1522 S. Glenstone Springfield, MO 65808

Dropoff, Inc. (2)(11)	Software	Common Stock Warrant	516,732	455	56
520 E. Oltorf St. Austin, TX 78704

E La Carte, Inc. (2)(5)(11)	Software	Common Stock Warrant	147,361	60	—
810 Hamilton St. Redwood City, CA 94063

Everstream Holdings, LLC (2)(11)	Software	Preferred Stock Warrant	350,000	70	63
204 S Union St. Alexandria, VA 22314

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Kodiak Robotics, Inc. (2)(11)	Software	Preferred Stock Warrant	639,918	273	11
1049 Terra Bella Avenue Mountain View, CA 94043
Lemongrass Holdings, Inc. (2)(11)	Software	Preferred Stock Warrant	101,308	34	121
180 Talmadge Road IGO Bldg. Suite #798 Edison, NJ 08817

Lotame Solutions, Inc. (2)(11)	Software	Preferred Stock Warrant	71,305	18	42
8890 McGaw Road, Suite 250 Columbus, MD 21045

Lytics, Inc. (2)(11)	Software	Preferred Stock Warrant	85,543	43	—
811 SW 6th Avenue, Suite 1000 Portland , OR 97204

Mirantis, Inc. (2)(11)	Software	Common Stock Warrant	948,275	220	253
900 Hamilton Avenue, Suite 650 Campbell, CA 95008

Noodle Partners, Inc. (2)(11)	Software	Preferred Stock Warrant	84,037	116	3
60 Chelsea Piers, 2nd Floor New York, NY 10011

Reputation Institute, Inc. (2)(11)	Software	Preferred Stock Warrant	4,104	66	83
399 Boylston Street Boston, MA 02116

Revinate Holdings, Inc. (2)(11)	Software	Preferred Stock Warrant	682,034	44	93
2345 Yale Street, First Floor Palo Alto, CA 94306

SIGNiX, Inc. (11)	Software	Preferred Stock Warrant	186,235	225	—
1203 Carter St. Chattanooga, TN 37402

Slingshot Aerospace, Inc. (2)(11)	Software	Preferred Stock Warrant	309,208	123	85
840 Apollo Street, Suite 100 El Segundo, CA 90245

Supply Network Visibility Holdings LLC (2)(11)	Software	Preferred Stock Warrant	682	64	138
204 S Union St. Alexandria, VA 22314

Topia Mobility, Inc. (2)(11)	Software	Preferred Stock Warrant	3,049,607	138	—
2443 Filmore Street, #380-1704 San Francisco, CA 94115

Viken Detection Corporation (2)(11)	Software	Preferred Stock Warrant	345,443	120	211
21 North Avenue Burlington, MA 01803

xAd, Inc. (2)(11)	Software	Preferred Stock Warrant	4,343,348	177	8
One World Trade Center, 60th Floor New York, NY 10007
Total Non-Affiliate Warrants — Technology				9,741	15,275

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Non-Affiliate Warrants — Healthcare information and services — 0.4% (8)
Hound Labs, Inc (2)(11)	Diagnostics	Preferred Stock Warrant	171,370	47	12
47000 Warm Springs Boulevard #290 Fremont, CA 94538

Parse Biosciences, Inc. (2)(11)	Diagnostics	Common Stock Warrant	32,244	70	70
700 Dexter Ave. N, Suite 600 Seattle, WA 98109

Parse Biosciences, Inc. (2)(11)	Diagnostics	Preferred Stock Warrant	184,253	166	171
700 Dexter Ave. N, Suite 600 Seattle, WA 98109

Kate Farms, Inc. (2)(11)	Other Healthcare	Preferred Stock Warrant	82,965	102	949
101 Innovation Place Santa Barbara, CA 93108

BrightInsight, Inc. (2)(11)	Software	Preferred Stock Warrant	85,066	168	—
6201 America Center Drive San Jose, CA 95002

Elligo Health Research, Inc. (2)(11)	Software	Preferred Stock Warrant	652,250	191	98
11612 Bee Cave Road, Bldg. 1, Suite 150 Austin, TX 78738

Medsphere Systems Corporation (2)(11)	Software	Preferred Stock Warrant	7,097,792	60	134
1903 Wright Place, Suite 120 Carlsbad, CA 92008

SafelyYou, Inc. (2)(11)	Software	Preferred Stock Warrant	150,353	163	58
36 Clyde Street San Francisco, CA 94107
Total Non-Affiliate Warrants — Healthcare information and services				967	1,492
Total Non-Affiliate Warrants				16,511	23,928
Non-Affiliate Other Investments — Life Science
Lumithera, Inc. (11)	Medical Device	Royalty Agreement		1,200	100
19578 10th Ave NE Poulsbo, WA 98370

Robin Healthcare, Inc. (2)(11)	Medical Device	Royalty Agreement		7,181	3,247
1845 Berkeley Way Berkeley, CA 94703

ZetrOZ, Inc. (11)	Medical Device	Royalty Agreement		—	—
56 Quarry Road Trumbull, CT 06611
Total Non-Affiliate Other Investments				8,381	3,347
Non-Affiliate Equity

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Cadrenal Therapeutics, Inc. (5)	Biotechnology	Common Stock	600,000	—	367
822 A1A North, Suite 320 Ponte Vedra, FL 32082

Castle Creek Biosciences, Inc. (11)	Biotechnology	Common Stock	1,162	250	250
405 Eagleview Boulevard Exton, PA 19341

Emalex Biosciences, Inc. (11)	Biotechnology	Common Stock	32,831	355	355
330 N. Wabash Avenue, Suite 3500 Chicago, IL 60611

Axiom Space, Inc. (11)	Communications	Preferred Stock	1,810	261	306
1290 Hercules Avenue, First Floor Houston, TX 77058

Getaround, Inc. (2)(5)	Consumer-related Technologies	Common Stock	87,082	253	27
55 Green Street San Francisco, CA 94111

NextCar Holding Company, Inc. (2)(11)	Consumer-related Technologies	Preferred Stock	2,688,971	89	—
225 Santa Monica Blvd. 12th Floor Santa Monica, CA 90401

SnagAJob.com, Inc. (11)	Consumer-related Technologies	Common Stock	82,974	10	80
4851 Lake Brook Drive Glen Allen, VA 23060

Lumithera, Inc. (11)	Medical Device	Common Stock	392,651	2,000	1,700
19578 10th Ave NE Poulsbo, WA 98370

Tigo Energy, Inc. (5)	Other Sustainability	Common Stock	5,205	111	8
420 Blossom Hill Road Los Gatos, CA 95032

Decisyon, Inc. (11)	Software	Preferred Stock	280,000	2,800	1,281
95 Third Street, 2nd Floor San Francisco, CA 94103

Lotame, Inc. (11)	Software	Preferred Stock	66,127	4	193
8890 McGaw Road, Suite 250 Columbus, MD 21045
Total Non-Affiliate Equity				6,133	4,567
Total Non-Affiliate Portfolio Investment Assets				$721,456	$684,895

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)		Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
Non-Controlled Affiliate Investments
Non-Controlled Affiliate Debt Investments — Life Sciences
Evelo Biosciences, Inc. (2)(5)(11)(12)	Biotechnology	Term Loan	12.75	% (10)	Prime	4.25%	11.00%	-	4.25%	January 1, 2028	5,712	5,228	2,790
620 Memorial Drive, 5th Floor Cambridge, MA 02138

		Term Loan	12.75	% (10)	Prime	4.25%	11.00%	-	4.25%	January 1, 2028	8,568	7,880	4,207
		Term Loan	12.75	% (10)	Prime	4.25%	11.00%	-	4.25%	January 1, 2028	3,427	3,137	1,674
		Term Loan	12.75	% (10)	Prime	4.25%	11.00%	-	4.25%	January 1, 2028	3,427	3,137	1,674
		Term Loan	12.75	% (10)	Prime	4.25%	11.00%	-	4.25%	January 1, 2028	2,285	2,091	1,116
		Term Loan	12.75	% (10)	Prime	4.25%	11.00%	-	4.25%	January 1, 2028	2,285	2,091	1,116
Total Non-Controlled Affiliate Debt Investments												23,564	12,577

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Non-controlled Affiliate Equity — Life Sciences
Aulea Medical, Inc. (11)(15)	Medical Device	Common Stock	660,537	—	—
6200 Village Prkwy, Suite 200-228 Dublin, CA 94568

Evelo Biosciences, Inc. (5)(11)	Biotechnology	Common Stock	2,164,502	5,000	—
620 Memorial Drive, 5th Floor Cambridge, MA 02138
Total Non-Controlled Affiliate Equity				5,000	—
Non-controlled Affiliate Warrants — Life Sciences
Evelo Biosciences, Inc. (2)(5)(11)	Biotechnology	Common Stock	23,196	125	—
620 Memorial Drive, 5th Floor Cambridge, MA 02138
Total Non-Controlled Affiliate Warrants				125	—
Total Non-Controlled Affiliate Portfolio Investment Assets				$28,689	$12,577

Portfolio Company (1)(3)	Sector	Type of Investment (7)	Cash Rate (4)		Index	Margin	Floor	Ceiling	ETP (9)	Maturity Date	Principal Amount	Cost of Investments (in thousands) (6)(8)	Fair Value (in thousands) (8)
Controlled Affiliate Investments)
Controlled Affiliate Debt Investments — Technology
Better Place Forests Co. (11)	Consumer-related Technologies	Term Loan	12.25	% (10)	Prime	3.75%	12.00%	-	2.78%	August 1, 2029	3,658	3,698	3,455
3727 Buchanan St. 4th Floor San Francisco, CA 94123		Term Loan	12.25	% (10)	Prime	3.75%	12.00%	-	2.78%	August 1, 2029	1,829	1,807	1,688
Total Controlled Affiliate Debt Investments												5,505	5,143

				Cost of	Fair
Portfolio Company (1)(3)	Sector	Type of Investment (7)	Number of Shares	Investments (in thousands) (6)(8)	Value (in thousands) (8)
Controlled Affiliate Equity — Technology
Better Place Forests Co. (11)	Consumer-related Technologies	Common Stock	2,278,272	2,060	659
3727 Buchanan St. 4th Floor San Francisco, CA 94123

Better Place Forests Co. (11)	Consumer-related Technologies	Preferred Stock	4,458,452	2,000	1,997
3727 Buchanan St. 4th Floor San Francisco, CA 94123
Total Controlled Affiliate Equity				4,060	2,656
Controlled Affiliate Other Investments — Life Sciences
HIMV LLC (11)(16)	Biotechnology	Other Investment		5,463	5,845
312 Farmington Avenue
Farmington, CT 06032
Total Controlled Affiliate Other				5,463	5,845
Total Controlled Affiliate Portfolio Investment Assets				$15,028	$13,644
Total Portfolio Investment Assets				$765,173	$711,116

(1)	All investments of the Company are in entities which are organized under the laws of the United States and have a principal place of business in the United States, unless otherwise noted.
(2)

Has been pledged as collateral under the revolving credit facility (the “Key Facility”) with KeyBank National Association (“Key”), the Note Funding Agreement (the “NYL Facility”, together with the Key Facility, the "Credit Facilities") with several entities owned or affiliated with New York Life Insurance Company (“NYL Noteholders”), and/or the term debt securitization in connection with which an affiliate of the Company made an offering of $100.0 million in aggregate principal amount of fixed rate asset-backed notes that were issued in conjunction with the $157.8 million securitization of secured loans the Company completed on November 9, 2022 (the “2022 Asset-Backed Notes”).

(3)

All non-affiliate investments are investments in which the Company owns less than 5% of the voting securities of the portfolio company. All non-controlled affiliate investments are investments in which the Company owns 5% or more of the voting securities of the portfolio company but not more than 25% of the voting securities of the portfolio company. All controlled affiliate investments are investments in which the Company owns more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company (including through a management agreement).

(4)

All interest is payable in cash due monthly in arrears, unless otherwise indicated, and applies only to the Company’s debt investments. Interest rate is the annual interest rate on the debt investment and does not include end-of-term payments (“ETPs”), and any additional fees related to the investments, such as deferred interest, commitment fees or prepayment fees. Debt investments are at variable rates for the term of the debt investment, unless otherwise indicated. For each debt investment, the current interest rate in effect as of March 31, 2024 is provided.

(5)	Portfolio company is a public company.

(6)	For debt investments, represents principal balance less unearned income.
(7)	Warrants, Equity and Other Investments are non-income producing.
(8)

As of March 31, 2024, 4.9% and 1.5% of the Company’s total assets on a cost and fair value basis, respectively, are in non-qualifying assets. Under the 1940 Act, the Company may not acquire any non-qualifying assets unless, at the time the acquisition is made, qualifying assets represent at least 70% of the Company’s total assets.

(9)

ETPs are contractual fixed-interest payments due in cash at the maturity date of the applicable debt investment, including upon any prepayment, and are a fixed percentage of the original principal balance of the debt investments unless otherwise noted. Interest will accrue during the life of the debt investment on each ETP and will be recognized as non-cash income until it is actually paid. Therefore, a portion of the incentive fee the Company may pay its Advisor will be based on income that the Company has not yet received in cash.

(10)	Debt investment has a payment-in-kind (“PIK”) feature in which the accrued interest is added to the then-outstanding principal amount of the debt investment.
(11)	The fair value of the investment was valued using significant unobservable inputs.
(12)	Debt investment is on non-accrual status as of March 31, 2024.
(13)	Entity is organized under the laws of Canada and has a principal place of business in Canada.
(14)

On or about September 13, 2023, in connection with New Aerofarms, Inc.’s purchase of substantially all of the assets of Aerofarms, Inc.in a bankruptcy process, New Aerofarms, Inc. assumed all of the debt investments of the Company in Aerofarms, Inc.

(15)

On July 31, 2023, pursuant to a certain Secured Party Bill of Sale and Transfer Agreement, the Company sold substantially all of the assets of Corinth MedTech, Inc., a borrower of the Company, to Aulea Medical Inc. (“Aulea”) in consideration of 660,537 shares of the common stock of  Aulea.

(16)

By an Order of the Supreme Court of Nova Scotia made May 1, 2023, as amended and restated by an Order of the Court made May 5, 2023, IMV, Inc. (“IMV”) commenced proceedings (the “CCAA Proceedings”) under the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended to seek creditor protection for IMV and on June 2, 2023, IMV obtained recognition of the CCAA Proceedings under Chapter 15 of the United States Bankruptcy Code in proceedings before the United States Bankruptcy Court for the District of Delaware. In September 2023, the Company, with its co-lender to IMV, credit-bid and acquired substantially all of the assets of IMV through HIMV LLC, an entity formed to acquire the assets of IMV. HIMV LLC is 70% owned by the Company and 30% owned by the co-lender.

(17)

On January 11, 2024, Nexii Building Solutions Inc., and its affiliates, obtained an Initial Order under the Companies’ Creditors Arrangement Act from the Supreme Court of British Columbia in Vancouver. The Initial Order provides for, among other things, a stay of proceedings in favor of Nexii, the approval of debtor-in-possession financing and the appointment of KSV Restructuring Inc. as monitor of Nexii.

(18)

Debt investment has a partial PIK feature in which (a) a portion of the accrued interest on the debt investment, in an amount equal to four and one half percent (4.5%) on the then-outstanding principal amount of the debt investment is added to the then-outstanding principal amount of the debt investment and (b) the remaining accrued interest on the debt investment is paid in cash.

MANAGEMENT

The information in the sections entitled “Security Ownership of Certain Beneficial Owners and Management,” “Information About the Nominees and Directors,” “Director Independence,” “The Board’s Oversight Role in Management,” “Board Composition and Leadership Structure,” “Information About Each Director’s Experience, Qualifications, Attributes or Skills,” “Board Meetings and Committees,” “Information About Executive Officers Who are Not Directors” and “Compensation of Directors” in our most recent Definitive Proxy Statement on Schedule 14A incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information in the section entitled “Certain Relationships and Related Party Transactions” in our most recent Definitive Proxy Statement on Schedule 14A incorporated herein by reference.

OUR ADVISOR

Our Advisor is located at 312 Farmington Avenue, Farmington, Connecticut 06032 and serves as our investment adviser pursuant to the Investment Management Agreement. Our Advisor is registered as an investment adviser under the Advisers Act. Subject to the overall supervision of our Board, our Advisor manages the day-to-day operations of, and provides investment advisory and management services to, us.

INVESTMENT MANAGEMENT AND ADMINISTRATION AGREEMENTS

The information in the section entitled “Business—Investment Management Agreements” and “Business—Administration Agreements” in Part I, Item 1 of our most recent Annual Report on Form 10-K and in the notes to our consolidated financial statements under the caption “Note 3. Related Party Transactions” in our most recent Annual Report on Form 10-K is incorporated herein by reference.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

The information in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in our most recent Definitive Proxy Statement on Schedule 14A is incorporated herein by reference.

DETERMINATION OF NET ASSET VALUE

The net asset value per share of our outstanding shares of common stock is determined quarterly by dividing the value of total assets minus liabilities by the total number of shares of common stock outstanding at the date as of which the determination is made. We conduct the valuation of our assets, pursuant to which our net asset value is determined, at all times consistent with GAAP and the 1940 Act.

In calculating the fair value of our total assets, investments for which market quotations are readily available are valued at such market quotations, which are generally obtained from an independent pricing service or one or more broker-dealers or market makers. However, debt investments with remaining maturities within 60 days that are not credit impaired are valued at cost plus accreted discount, or minus amortized premium, which approximates fair value.

Pursuant to the amended SEC Rule 2a-5 of the 1940 Act, on July 29, 2022, the Board designated the Advisor as the Company’s “valuation designee.” The Board is responsible for oversight of the valuation designee. The valuation designee has established a Valuation Committee to determine in good faith the fair value of the Company’s investments, based on input from the Advisor’s management and personnel and independent valuation firms which are engaged at the direction of the Valuation Committee to assist in the valuation of certain portfolio investments lacking a readily available market quotation at least once during a trailing twelve-month period. The Valuation Committee determines fair values pursuant to a valuation policy approved by the Board and pursuant to a consistently applied valuation process. This valuation process is conducted at the end of each fiscal quarter, with at least 25% (based on fair value) of the Company’s valuation of portfolio companies lacking readily available market quotations subject to review by an independent valuation firm.

The Company uses fair value measurements made by the valuation designee to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in certain instances, there are no quoted market prices for certain assets or liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the asset or liability.

Fair value measurements focus on exit prices in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.

The Company’s fair value measurements are classified into a fair value hierarchy in accordance with ASC Topic 820, Fair Value Measurement, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. The three categories within the hierarchy are as follows:

Level 1         Quoted prices in active markets for identical assets and liabilities.

Level 2         Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active, and model-based valuation techniques for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3         Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may fluctuate from period to period. Additionally, the fair value of the Company’s investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that the Company may ultimately realize. Further, such investments are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If the Company was required to liquidate a portfolio investment in a forced or liquidation sale, the Company could realize significantly less than the value at which the Company has recorded such portfolio investment. For more information regarding our valuation process, see “Item 8. Consolidated Financial Statements and Supplementary Data―Note 6 Fair value” in our Annual Report on Form 10-K.

Determinations in connection with offerings

In connection with offerings of shares of our common stock, our Board or one of its committees is required to make the determination that we are not selling shares of our common stock at a price below the then current net asset value of our common stock at the time at which the sale is made, unless we have stockholder approval to sell our common stock at an offering price per share less any underwriting commissions or discounts below the net asset value per share of our common stock at such time. Our Board or an applicable committee of our Board considers the following factors, among others, in making such determination:

•	the net asset value of our common stock most recently disclosed by us in the most recent periodic report that we filed with the SEC;
•

our management’s assessment of whether any material change in the net asset value of our common stock has occurred (including through the realization of gains on the sale of our portfolio securities) during the period beginning on the date of the most recently disclosed net asset value of our common stock and ending two days prior to the date of the sale of our common stock; and

•

the magnitude of the difference between (i) the net asset value of our common stock most recently disclosed by us and our management’s assessment of any material change in the net asset value of our common stock since that determination and (ii) the offering price of the shares of our common stock in the proposed offering.

This determination does not require that we calculate the net asset value of our common stock in connection with each offering of shares of our common stock, but instead it involves the determination by our Board or a committee thereof that we are not selling shares of our common stock at a price below the then current net asset value of our common stock at the time at which the sale is made or otherwise in violation of the 1940 Act.

Moreover, to the extent that there is even a remote possibility that we may (i) issue shares of our common stock at a price below the then current net asset value of our common stock at the time at which the sale is made or (ii) trigger the undertaking (which we provide in certain registration statements we file with the SEC) to suspend the offering of shares of our common stock pursuant to this prospectus if the net asset value of our common stock fluctuates by certain amounts in certain circumstances until the prospectus is amended, our Board will elect, in the case of clause (i) above, either to postpone the offering until such time that there is no longer the possibility of the occurrence of such event or to undertake to determine the net asset value of our common stock within two days prior to any such sale to ensure that such sale will not be below our then current net asset value, and, in the case of clause (ii) above, to comply with such undertaking or to undertake to determine the net asset value of our common stock to ensure that such undertaking has not been triggered.

These processes and procedures are part of our compliance policies and procedures. Records will be made contemporaneously with all determinations of our Board described in this section, and we will maintain these records with other records that we are required to maintain under the 1940 Act.

DIVIDEND REINVESTMENT PLAN

We have adopted a DRIP that provides for reinvestment of our cash distributions and other distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below. As a result, if our Board declares a cash distribution, then our stockholders who have not “opted out” of our DRIP have their cash distribution automatically reinvested in additional shares of our common stock, rather than receiving the cash distribution.

No action is required on the part of a registered stockholder to have their cash distribution reinvested in shares of our common stock. A registered stockholder may elect to receive an entire distribution in cash by notifying Computershare Shareowner Services, the plan administrator and our transfer agent and registrar, in writing so that such notice is received by the plan administrator no later than 10 days prior to the record date for distributions to stockholders. The plan administrator sets up an account for shares acquired through the plan for each stockholder who has not elected to receive dividends or other distributions in cash and holds such shares in non-certificated form. Upon request by a stockholder participating in the plan, received in writing not less than 10 days prior to the record date, the plan administrator will, instead of crediting shares to the participant’s account, issue a certificate registered in the participant’s name for the number of whole shares of our common stock and a check for any fractional share.

Those stockholders whose shares are held by a broker or other financial intermediary may receive distributions in cash by notifying their broker or other financial intermediary of their election.

We intend to use primarily newly issued shares to implement the plan, whether our shares are trading at a premium or at a discount to net asset value. However, we reserve the right to purchase shares in the open market in connection with our implementation of the plan. The number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on Nasdaq on the valuation date, which date shall be as close as practicable to the payment date for such distribution. Market price per share on that date will be the closing price for such shares on Nasdaq or, if no sale is reported for such day, at the average of their reported bid and asked prices. The number of shares of our common stock to be outstanding after giving effect to payment of the distribution cannot be established until the value per share at which additional shares will be issued has been determined and elections of our stockholders have been tabulated. Stockholders who do not elect to receive distributions in shares of common stock may experience accretion to the net asset value of their shares if our shares are trading at a premium at the time we issue new shares under the plan and dilution if our shares are trading at a discount. The level of accretion or discount would depend on various factors, including the proportion of our stockholders who participate in the plan, the level of premium or discount at which our shares are trading and the amount of the distribution payable to a stockholder.

There are no brokerage charges or other charges to stockholders who participate in the plan. The plan administrator’s fees under the plan are paid by us. If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share trading fee from the proceeds.

Stockholders who receive distributions in the form of stock are generally subject to the same federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash. Any stock received in a dividend has a new holding period for tax purposes commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account. See “Material U.S. Federal Income Tax Considerations.”

Participants may terminate their accounts under the plan by notifying the plan agent via its website at www.computershare.com/investor, by filling out the transaction request form located at bottom of their statement and sending it to the plan agent at c/o Computershare Trust Company N.A., P.O. Box 43006, Providence, RI 02940-3006 or by calling the plan administrator at 877-296-3711.

The plan may be terminated by us upon notice in writing mailed to each participant. All correspondence concerning the plan should be directed to the plan administrator by mail at Plan Administrator c/o Computershare Trust Company N.A., P.O. Box 43006, Providence, RI 02940-3006.

If you withdraw or the plan is terminated, the plan administrator will continue to hold your shares in book-entry form unless you request that such shares be sold or issued. Upon receipt of your instructions, a certificate for each whole share in your account under the plan will be issued and you will receive a cash payment for any fraction of a share in your account.

If you hold your common stock with a brokerage firm that does not participate in the plan, you are not able to participate in the plan and any dividend reinvestment may be effected on different terms than those described above. Consult your financial advisor for more information.

DESCRIPTION OF OUR SECURITIES

This prospectus contains a summary of our common stock, preferred stock, subscription rights, debt securities and warrants. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security.

Set forth below is a chart describing our securities authorized and outstanding as of June 5, 2024:

Title of Class	Amount Authorized	Amount Held by Us or for Our Account	Amount Outstanding Exclusive of Amount Held by Us or for Our Account
Common Stock	100,000,000 shares	167,465	36,027,129
Preferred Stock	1,000,000 shares	—	—
2027 Notes	$57,500,000	—	$57,500,000
2026 Notes	$57,500,000	—	$57,500,000

In addition to shares of our common stock, which are described under the heading “Description of Our Common Stock”, we have approximately $57.5 million aggregate principal amount of 2026 Notes outstanding. On March 30, 2021, we issued and sold an aggregate principal amount of $57.5 million of the 2026 Notes. The 2026 Notes have a stated maturity of March 30, 2026 and may be redeemed in whole or in part at our option at any time or from time to time on or after March 30, 2023 at a redemption price of $25 per security plus accrued and unpaid interest. The 2026 Notes bear interest at a rate of 4.875% per year, payable quarterly on March 30, June 30, September 30 and December 30 of each year. The 2026 Notes are our direct unsecured obligations and (i) rank equally in right of payment with our current and future unsecured indebtedness; (ii) are senior in right of payment to any of our future indebtedness that expressly provides it is subordinated to the 2026 Notes; (iii) are effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grants security), to the extent of the value of the assets securing such indebtedness, and (iv) are structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries. As of March 31, 2024 we were in material compliance with the terms of the 2026 Notes. The 2026 Notes are listed on the New York Stock Exchange under the symbol “HTFB”. U.S. Bank National Association serves as trustee under the indenture governing the 2026 Notes. U.S. Bank National Association also serves as collateral custodian under the Key Facility. See “Description of Debt Securities that we may Issue — Events of default” for information regarding the circumstances in which the trustee will take action, and “—Modification or waiver” for information on how the terms of the 2026 Notes may be modified.

In addition, we have approximately $57.5 million aggregate principal amount of 2027 Notes outstanding. The 2027 Notes have a stated maturity of June 15, 2027 and may be redeemed in whole or in part at our option at any time or from time to time on or after June 15, 2024 at a redemption price of $25 per security plus accrued and unpaid interest. The 2027 Notes bear interest at a rate of 6.25% per year, payable quarterly on March 30, June 30, September 30 and December 30 of each year. The 2027 Notes are our direct unsecured obligations and (i) rank equally in right of payment with our current and future unsecured indebtedness; (ii) are senior in right of payment to any of our future indebtedness that expressly provides it is subordinated to the 2027 Notes; (iii) are effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grants security), to the extent of the value of the assets securing such indebtedness, and (iv) are structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries. As of March 31, 2024 we were in material compliance with the terms of the 2027 Notes. The 2027 Notes are listed on the New York Stock Exchange under the symbol “HTFC”. U.S. Bank National Association serves as trustee under the indenture governing the 2027 Notes. U.S. Bank National Association also serves as collateral custodian under the Key Facility. See “Description of Debt Securities that we may Issue — Events of default” for information regarding the circumstances in which the trustee will take action, and “—Modification or waiver” for information on how the terms of the 2027 Notes may be modified.

DESCRIPTION OF COMMON STOCK THAT WE MAY ISSUE

Please refer to Exhibit 4.17 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 27, 2024, which is incorporated by reference into this prospectus, for a description of our common stock. We urge you to read the applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you related to any shares of our capital stock being offered.

DESCRIPTION OF PREFERRED STOCK THAT WE MAY ISSUE

Under the terms of our certificate of incorporation, our authorized preferred stock consists of 1,000,000 shares, par value $0.001 per share, of which no shares were outstanding as of June 5, 2024, and our Board is authorized to issue shares of preferred stock in one or more series without stockholder approval. Particular terms of any preferred stock we offer will be described in the prospectus supplement relating to such preferred stock shares.

Our Board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. Every issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act limits our flexibility as to certain rights and preferences of the preferred stock that our certificate of incorporation may provide and requires, among other things, that (1) immediately after issuance and before any distribution is made with respect to our common stock, and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets (or 66 2/3% if certain approval and disclosure requirements are met) after deducting the amount of such dividend, distribution or purchase price, as the case may be, (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as distributions on the preferred stock are in arrears by two years or more and (3) such shares be cumulative as to distributions and have a complete preference over our common stock to payment of their liquidation preference in the event of a dissolution. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. The features of the preferred stock will be further limited by the requirements applicable to RICs under the Code. The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with providing leverage for our investment program, possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

For any series of preferred stock that we may issue, our Board will determine, and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;
•

the rate and time at which, and the preferences and conditions under which, any distributions will be paid on shares of such series, as well as whether such distributions are participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series;
•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;
•	the voting powers, if any, of the holders of shares of such series;
•	any provisions relating to the redemption of the shares of such series;
•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;
•	any conditions or restrictions on our ability to issue additional shares of such series or other securities;
•	if applicable, a discussion of certain U.S. federal income tax considerations; and
•	any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

The preferred stock may be either fixed rate preferred stock or variable rate preferred stock, which is sometimes referred to as “auction rate” preferred stock. All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our Board, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative distributions, if any, thereon will be cumulative. If we issue shares of preferred stock, holders of such preferred stock will be entitled to receive cash distributions at an annual rate that will be fixed or will vary for the successive dividend periods for each series. In general, the dividend periods for fixed rate preferred stock can range from quarterly to weekly and are subject to extension.

DESCRIPTION OF SUBSCRIPTION RIGHTS THAT WE MAY ISSUE

We may issue subscription rights to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. We will not offer transferable subscription rights to our stockholders at a price equivalent to less than the then current net asset value per share of common stock, excluding underwriting commissions, unless we first file a post-effective amendment that is declared effective by the SEC with respect to such issuance and the common stock to be purchased in connection with the rights represents no more than one-third of our outstanding common stock at the time such rights are issued. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. Our common stockholders will indirectly bear the expenses of such subscription rights offerings, regardless of whether our common stockholders exercise any subscription rights.

The applicable prospectus supplement would describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights;
•	the exercise price or a formula for the determination of the exercise price for such subscription rights;
•	the number or a formula for the determination of the number of such subscription rights issued to each stockholder;
•	the extent to which such subscription rights are transferable;
•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;
•	the date on which the right to exercise such subscription rights would commence, and the date on which such rights shall expire (subject to any extension);
•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;
•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and
•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of subscription rights

Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of shares of common stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby or another report filed with the SEC. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. We may determine to offer any unsubscribed offered shares of common stock directly to stockholders, persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting or other arrangements, as set forth in the applicable prospectus supplement. We have not previously completed such an offering of subscription rights.

DESCRIPTION OF DEBT SECURITIES THAT WE MAY ISSUE

We may issue debt securities in one or more series in the future that, if publicly offered, will be under an indenture to be entered into between the Company and a trustee. The specific terms of each series of debt securities we publicly offer will be described in the particular prospectus supplement relating to that series. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

As required by federal law for all bonds and notes of companies that are publicly offered, debt securities are governed by a document called an “indenture.” An indenture is a contract between us and U.S. Bank National Association, a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default — Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed the form of the indenture with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;
•	the total principal amount of the series of debt securities;
•	the percentage of the principal amount at which the series of debt securities will be offered;
•	the date or dates on which principal will be payable;
•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;
•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;
•	the terms for redemption, extension or early repayment, if any;
•	the currencies in which the series of debt securities are issued and payable;
•

whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places of payment, transfer, conversion and/or exchange of the debt securities;
•	the denominations in which the offered debt securities will be issued;
•	the provision for any sinking fund;
•	any restrictive covenants;
•	whether the series of debt securities are issuable in certificated form;
•	any provisions for defeasance or covenant defeasance;
•	any special federal income tax implications, including, if applicable, U.S. federal income tax considerations relating to original issue discount;
•

whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;
•	whether the debt securities are subject to subordination and the terms of such subordination; and
•	any other material terms.

Any debt securities we issue may be secured or unsecured obligations. Under the provisions of the 1940 Act, we are permitted, as a BDC, to issue debt only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after each issuance of debt (or 150% if certain approval and disclosure requirements are met). Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds. In addition, while any indebtedness and other senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors — Risks relating to our business and structure — Regulations governing our operation as a BDC affect our ability to, and the way in which, we raise additional capital, which may expose us to additional risks.”

General

The indenture provides that any debt securities proposed to be sold under this prospectus and any attached prospectus supplement (“offered debt securities”) and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not limit the amount of debt (secured and unsecured) that we and our subsidiaries may incur or our ability to pay distributions, sell assets, enter into transactions with affiliates or make investments. In addition, the indenture does not contain any provisions that would necessarily protect holders of debt securities if we become involved in a highly leveraged transaction, reorganization, merger or other similar transaction that adversely affects us or them.

We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

We expect that we will usually issue debt securities in book entry only form represented by global securities.

Conversion and exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Payment and paying agents

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on global securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on certificated securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in the United States on the due date.

Payment when offices are closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of default

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following (unless the prospectus supplement relating to such debt securities states otherwise):

•	We do not pay the principal of, or any premium on, a debt security of the series on its due date, and do not cure this default within five days.
•	We do not pay interest on a debt security of the series when due, and such default is not cured within 30 days.
•	We do not deposit any sinking fund payment in respect of debt securities of the series on its due date, and do not cure this default within five days.
•

We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 60 days.
•	On the last business day of each of twenty-four consecutive calendar months, we have an asset coverage of less than 100%.
•	Any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an event of default occurs

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”) (Section 315 of the Trust Indenture Act of 1939). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default has occurred and remains uncured.
•

The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 calendar days after receipt of the above notice and offer of indemnity.
•

The holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice during that 60 calendar day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, any premium or interest; or
•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture, or else specifying any default.

Merger or consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, unless the prospectus supplement relating to certain debt securities states otherwise, we may not consolidate with or into any other corporation or convey or transfer all or substantially all of our property or assets to any person unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for all of our obligations under the debt securities and the indenture.
•	Immediately after giving effect to such transaction, no default or Event of Default shall have happened and be continuing.
•	We must deliver certain certificates and documents to the trustee.
•	We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or waiver

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes requiring your approval

First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on the debt security;
•	reduce any amounts due on the debt security;
•	reduce the amount of principal payable upon acceleration of the maturity of the debt security following a default;
•	adversely affect any right of repayment at the holder’s option;
•	change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on the debt security;
•	impair your right to sue for payment;
•	adversely affect any right to convert or exchange a debt security in accordance with its terms;
•	modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;
•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;
•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;
•

modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes not requiring approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes requiring majority approval

Any other change to the indenture and the debt securities issued thereunder would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series outstanding at such time.
•

If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”

Further details concerning voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.
•	For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant defeasance

We may make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series of debt securities were issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions described under “Indenture Provisions — Subordination” below. In order to achieve covenant defeasance, we must do the following:

•

If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. No default or Event of Default with respect to the debt securities shall have occurred and be continuing on the date of such deposit, or in the case of a bankruptcy Event of Default, at any time during the period ending on the 91st day after the date of such deposit.

•

We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities. No default or Event of Default with respect to the debt securities shall have occurred and be continuing on the date of such deposit, or in the case of a bankruptcy Event of Default, at any time during the period ending on the 91st day after the date of such deposit.

•

We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions — Subordination.”

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect with respect to the debt securities when either:

•	all the debt securities that have been authenticated have been delivered to the trustee for cancellation; or
•	all the debt securities that have not been delivered to the trustee for cancellation:
•	have become due and payable,
•	will become due and payable at their stated maturity within one year, or
•	are to be called for redemption within one year,

and we, in the case of the first, second and third sub-bullets above, have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the debt securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such debt securities delivered to the trustee for cancellation (in the case of debt securities that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be,

•	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the debt securities; and
•

we have delivered to the trustee an officers’ certificate and legal opinion, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture and the debt securities have been complied with.

Form, exchange and transfer of certificated registered securities

Holders may exchange their certificated securities, if any, for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities, if any, at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, if any, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

Resignation of trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture provisions — subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

“Senior Indebtedness” is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•

our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities, and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

Certain considerations relating to foreign currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

Book-entry debt securities

The Depository Trust Company (“DTC”) will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for the debt securities, in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.6 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s Ratings Services’ rating of AA+. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtcc.org.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF WARRANTS THAT WE MAY ISSUE

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common or preferred stock or a specified principal amount of debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;
•	whether such warrants will be issued in registered form or bearer form;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	terms of any rights to redeem or call such warrants;
•	information with respect to book-entry procedures, if any;
•	the terms of the securities issuable upon exercise of the warrants;
•	if applicable, a discussion of certain U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive distributions, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Under the 1940 Act, we may generally only offer warrants provided that (1) the warrants expire by their terms within ten years; (2) the exercise or conversion price is not less than the current market value at the date of issuance; (3) our stockholders authorize the proposal to issue such warrants, and our Board approves such issuance on the basis that the issuance is in our best interests and the best interests of our stockholders; and (4) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities.

REGULATION

The information in the section entitled “Business — Regulation” in Part I, Item 1 of our most recent Annual Report on Form 10-K is incorporated herein by reference.

BROKERAGE ALLOCATIONS AND OTHER PRACTICES

Since we generally acquire and dispose of our investments in privately negotiated transactions, we infrequently use brokers in the normal course of our business. Subject to policies established by our Board, our Advisor is primarily responsible for the execution of the publicly-traded securities portion of our portfolio transactions and the allocation of brokerage commissions. Our Advisor does not execute transactions through any particular broker or dealer but seeks to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While our Advisor generally seeks reasonably competitive trade execution costs, we do not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, our Advisor may select a broker based partly upon brokerage or research services provided to it and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if our Advisor determines in good faith that such commission is reasonable in relation to the services provided.

PLAN OF DISTRIBUTION

We may offer, from time to time, in one or more underwritten public offerings, at-the-market offerings, negotiated transactions, block trades, best efforts or a combination of these methods, up to $500,000,000 of our common stock, preferred stock, subscription rights, debt securities, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities on the terms to be determined at the time of an offering. The debt securities, preferred stock, warrants and subscription rights offered by means of this prospectus may be convertible or exchangeable into shares of our common stock. We may sell the securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, through agents or through a combination of any such methods of sale. In the case of a rights offering, the applicable prospectus supplement will set forth the number of shares of our common stock issuable upon the exercise of each right and the other terms of such rights offering. Any underwriter or agent involved in the offer and sale of the securities by us will be named in the applicable prospectus supplement, such prospectus supplement to also set forth the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, the offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed. Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. However, the offering price per share of our common stock, less any underwriting commissions or discounts, must equal or exceed the net asset value per share of our common stock at the time of the offering except (1) in connection with a rights offering to our existing stockholders, (2) with the consent of the majority of our common stockholders or (3) under such circumstances as the SEC may permit.

In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. In connection with the sale of the securities, our common stockholders will indirectly bear such fees and expenses, as well as any other fees incurred in connection with the sale of the securities. Underwriters may sell the securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. The maximum aggregate commission or discount to be received by any member of the Financial Industry Regulatory Authority or independent broker-dealer will not be greater than 8% of gross proceeds for the sale of any securities being registered. We may also reimburse the underwriter or agent for certain fees and legal expenses incurred by it.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on Nasdaq may engage in passive market making transactions in our common stock on Nasdaq in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We may offer shares of common stock in a public offering at-the-market to a select group of investors, in which case you may not be able to participate in such offering and you will experience dilution unless you purchase additional shares of our common stock in the secondary market at the same or lower price.

Any common stock sold pursuant to a prospectus supplement may be traded on Nasdaq, or another exchange on which the common stock is traded. The other offered securities may or may not be listed on a securities exchange and we cannot assure you that there will be a liquid trading market for certain of the securities.

Under agreements that we may enter into, underwriters, dealers and agents who participate in the distribution of shares of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase shares of our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement. We and/or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

In order to comply with the securities laws of certain states, if applicable, our securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We, and indirectly our stockholders, will pay customary costs and expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in shares of our common stock. This discussion is based on the provisions of the Code and the regulations of the U.S. Department of Treasury promulgated thereunder (“Treasury regulations”) each as in effect as of the date of this prospectus. These provisions are subject to differing interpretations and change by legislative or administrative action, and any change may be retroactive. This discussion does not constitute a detailed explanation of all U.S. federal income tax aspects affecting us and our stockholders and does not purport to deal with the U.S. federal income tax consequences that may be important to particular stockholders in light of their individual investment circumstances or to some types of stockholders subject to special tax rules, such as persons that have a functional currency (as defined in Section 985 of the Code) that have a functional currency other than the U.S. dollar, financial institutions, broker-dealers, traders in securities that elect to mark-to-market their securities holdings, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, persons holding our common stock in connection with a hedging, straddle, conversion or other integrated transaction, non-U.S. stockholders (as defined below) engaged in a trade or business in the United States or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. This discussion also does not address any aspects of U.S. estate or gift tax or foreign, state or local tax. This discussion assumes that our stockholders hold their shares of our common stock as capital assets for U.S. federal income tax purposes (within the meaning of Section 1221 of the Code). No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any matter discussed herein.

This summary does not discuss the consequences of an investment in our preferred stock, debt securities, warrants representing rights to purchase shares of our preferred stock, common stock or debt securities, subscription rights or as units in combination with such securities. The U.S. federal income tax consequences of such an investment will be discussed in a relevant prospectus supplement.

For purposes of this discussion:

•

a “U.S. stockholder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes: (1) a person who is a citizen or individual resident of the United States; (2) a domestic corporation (or other domestic entity taxable as a corporation for U.S. federal income tax purposes); (3) an estate whose income is subject to U.S. federal income tax regardless of its source; or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes; and

•

a “non-U.S. stockholder” means a beneficial owner of shares of our common stock that is not a U.S. stockholder or a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our shares, the U.S. tax treatment of the partnership and each partner generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A stockholder that is a partnership holding shares of our common stock, and each partner in such a partnership, should consult their own tax advisers with respect to the purchase, ownership and disposition of shares of our common stock.

Tax matters are very complicated and the tax consequences to each stockholder of an investment in our securities will depend on the facts of its particular situation. Stockholders are urged to consult their own tax advisers to determine the U.S. federal, state, local and foreign tax consequences to them of an investment in our securities, including applicable tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty, and the effect of any possible changes in the tax laws.

Taxation of the company

As a BDC, we have elected to be treated, and qualified, as a RIC under Subchapter M of the Code commencing with our taxable year ending on December 31, 2010. As a RIC, we generally are not subject to corporate-level federal income taxes on our investment company taxable income, determined without regard to any deductions for dividends paid, or net capital gain that we timely distribute as dividends for U.S. federal income tax purposes to our stockholders.

To continue to qualify as a RIC, we must, among other things, (a) derive in each taxable year at least 90% of our gross income from dividends, interest (including tax-exempt interest), payments with respect to certain securities loans, gains from the sale or other disposition of stock, securities or foreign currencies, other income (including but not limited to gain from options, futures or forward contracts) derived with respect to our business of investing in stock, securities or currencies, or net income derived from an interest in a “qualified publicly traded partnership” (a “QPTP”) (the “90% Gross Income Test”); and (b) diversify our holdings so that, at the end of each quarter of each taxable year (i) at least 50% of the market value of our total assets is represented by cash and cash items, U.S. Government securities, the securities of other RICs and other securities, with other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of our total assets and not more than 10% of the outstanding voting securities of such issuer (subject to the exception described below), and (ii) not more than 25% of the market value of our total assets is invested in the securities of any issuer (other than U.S. Government securities and the securities of other regulated investment companies), the securities of any two or more issuers that we control and that are determined to be engaged in the same business or similar or related trades or businesses, or the securities of one or more QPTPs (the “Diversification Tests”). In the case of a RIC that furnishes capital to development corporations, there is an exception relating to the Diversification Tests described above. This exception is available only to RICs which the SEC determines to be principally engaged in the furnishing of capital to other corporations which are principally engaged in the development or exploitation of inventions, technological improvements, new processes, or products not previously generally available, which we refer to as “SEC Certification.” We have not sought SEC Certification, but it is possible that we will seek SEC Certification in future years. If we receive SEC Certification, we generally will be entitled to include, in the computation of the 50% value of our assets (described in (b)(i) above), the value of any securities of an issuer, whether or not we own more than 10% of the outstanding voting securities of the issuer, if the basis of the securities, when added to our basis of any other securities of the issuer that we own, does not exceed 5% of the value of our total assets.

As a RIC, in any taxable year with respect to which we distribute an amount equal to at least 90% of the sum of our (i) investment company taxable income (which includes, among other items, dividends, interest and the excess of any net realized short-term capital gains over net realized long-term capital losses and other taxable income (other than any net capital gain), reduced by deductible expenses) determined without regard to the deduction for dividends and distributions paid and (ii) net tax-exempt interest income (which is the excess of our gross tax-exempt interest income over certain disallowed deductions) (the “Annual Distribution Requirement”), we (but not our stockholders) generally are not subject to U.S. federal income tax on investment company taxable income and net capital gains that we distribute to our stockholders. We intend to distribute annually all or substantially all of such income. While we intend to satisfy the Annual Distribution Requirement, we may choose to retain all or a portion of our net capital gains or investment company taxable income not subject to the Annual Distribution Requirement for investment, and incur the associated federal corporate income tax, or the 4% U.S. federal excise tax as appropriate, and as described below.

We are subject to a nondeductible 4% U.S. federal excise tax on certain of our undistributed income, unless we timely distribute (or are deemed to have timely distributed) an amount at least equal to the sum of:

•	98% of our ordinary income (taking into account certain deferrals and elections) for the calendar year;
•

98.2% of the amount by which our capital gains exceed our capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made by us to use our taxable year); and

•	certain undistributed amounts from previous years on which we incurred no U.S. federal income tax.

While we generally intend to distribute any income and capital gains in order to avoid imposition of this 4% U.S. federal excise tax, we may not be successful in avoiding entirely the imposition of this tax or may decide that it is in our best interest to retain some of our income or gains and be subject to this tax. In that case, we will be liable for the tax only on the amount by which we do not meet the foregoing distribution requirement.

If we borrow money, we may be prevented by loan covenants from declaring and paying distributions in certain circumstances. Limits on our payment of distributions may prevent us from satisfying distribution requirements, and may, therefore, jeopardize our qualification for taxation as a RIC, or subject us to the 4% U.S. federal excise tax.

Although we do not presently expect to do so, we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while any senior securities are outstanding unless we meet the applicable asset coverage ratios. See “Business — Regulation — Senior securities; derivative securities” in our most recently filed Annual Report on Form 10-K. Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or to avoid the imposition of the 4% U.S. federal excise tax, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income” (which is, generally, ordinary income plus the excess of net short-term capital gains over net long-term capital losses). If our expenses in a given taxable year exceed investment company taxable income, we would incur a net operating loss for that taxable year. However, a RIC is not permitted to carry forward net operating losses to subsequent years. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. Due to these limits on the deductibility of expenses, we may for tax purposes have aggregate taxable income for several taxable years that we are required to distribute and that is taxable to our stockholders even if such income is greater than the aggregate net income we actually earned during those taxable years. Such required distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, you may receive a larger capital gain distribution than you would have received in the absence of such transactions.

Failure to qualify as a RIC

If we were unable to qualify for treatment as a RIC, and if certain cure provisions described below are not available, we would be subject to tax on all of our taxable income (including our net capital gains) at regular corporate rates. We would not be able to deduct distributions to stockholders, nor would they be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to our stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate stockholders would be eligible to claim a dividends received deduction with respect to such dividends, and non-corporate stockholders would generally be able to treat such dividends as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. In order to qualify again to be subject to tax as a RIC in a subsequent taxable year, we would be required to distribute our earnings and profits attributable to any of our non-RIC taxable years as dividends to our stockholders. Moreover, if we fail to qualify as a RIC for a period greater than two taxable years, to qualify as a RIC in a subsequent taxable year we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five taxable years.

We may decide to be taxed as a regular corporation even if we would otherwise qualify as a RIC if we determine that treatment as a corporation for a particular taxable year would be in our best interests.

Company investments

Certain of our investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, including the dividends received deduction, (ii) convert lower taxed long-term capital gains and qualified dividend income into higher taxed short-term capital gains or ordinary income, (iii) convert ordinary loss or a deduction into capital loss (the deductibility of which is more limited), (iv) cause us to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as qualifying gross income for purposes of the 90% Gross Income Test. We monitor our transactions and may make certain tax elections and may be required to borrow money or dispose of securities to mitigate the effect of these rules and to prevent disqualification of us as a RIC but there can be no assurance that we will be successful in this regard.

We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt instruments that are treated under applicable tax rules as having original issue discount (such as debt instruments with payment-in-kind interest or, in certain cases, increasing interest rates or issued with warrants), we must include in taxable income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Since in certain cases we may recognize taxable income before or without receiving cash representing such income, we may have difficulty meeting the Annual Distribution Requirement or may be required to incur the 4% U.S. federal excise tax.

In such instances, we may need to sell some of our assets at times that we would not consider advantageous, raise additional debt or equity capital or forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take action that are advantageous) in order to satisfy the Annual Distribution Requirement. If we are unable to obtain cash from other sources to satisfy the Annual Distribution Requirement, we may fail to be eligible to be subject to federal income tax as a RIC and, thus, become subject to a corporate-level federal income tax on all our income.

Warrants.  Gain or loss realized by us from the sale or exchange of warrants acquired by us as well as any loss attributable to the lapse of such warrants generally are treated as capital gain or loss. The treatment of such gain or loss as long-term or short-term depends on how long we held a particular warrant. Upon the exercise of a warrant acquired by us, our tax basis in the stock purchased under the warrant equals the sum of the amount paid for the warrant plus the strike price paid on the exercise of the warrant.

Foreign investments.  In the event we invest in foreign securities, we may be subject to withholding and other foreign taxes with respect to those securities. We do not expect to satisfy the requirement to pass through to our stockholders their share of the foreign taxes paid by us.

Passive foreign investment companies.  We may invest in the stock of a foreign corporation which is considered a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. In general, if a special tax election has not been made, we are subject to tax at ordinary income rates on any gains and “excess distributions” with respect to PFIC stock as if such items had been realized ratably over the period during which we held the PFIC stock, plus an interest charge. Any adverse tax consequences of a PFIC investment may be limited if we are eligible to elect alternative tax treatment with respect to such investment. No assurances can be given that any such election will be available or that, if available, we will make such an election.

Foreign currency transactions.  Our functional currency, for U.S. federal income tax purposes, is the U.S. dollar. Under the Code, gains or losses attributable to fluctuations in exchange rates which occur between the time we accrue income or other receivables or accrue expenses or other liabilities denominated in a foreign currency and the time we actually collect such receivables or pay such liabilities generally are treated as ordinary income or loss. Similarly, on disposition of debt instruments and certain other instruments denominated in a foreign currency, gains or losses attributable to fluctuations in the value of the foreign currency between the date of acquisition of the instrument and the date of disposition are generally treated as ordinary gain or loss. These gains and losses, referred to under the Code as “section 988” gains or losses, may increase or decrease the amount of our investment company taxable income to be distributed to our stockholders as ordinary income. Any such transactions that are not directly related to our investment in securities (possibly including speculative currency positions or currency derivatives not used for hedging purposes) also could, under future Treasury regulations, produce income not among the types of “qualifying income” for purposes of the 90% Income Test.

The remainder of this discussion assumes that we qualify as a RIC for each taxable year.

Taxation of U.S. stockholders

Distributions by us to U.S. stockholders are generally characterized either as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our net ordinary income plus net short-term capital gains in excess of net long-term capital losses, and determined without regard to any deduction for dividends paid) will be characterized as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional shares of our common stock. To the extent such distributions paid by us to non-corporate stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations and if certain holding period requirements are met, such distributions generally will be treated as qualified dividend income and generally eligible for a maximum U.S. federal tax rate of either 15% or 20% (depending on whether the stockholder’s income exceeds certain threshold amounts). In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not be eligible to treatment as qualified dividend income.

Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder generally will be characterized as long-term capital gains (generally at a maximum U.S. federal tax rate of 15% or 20%, depending on whether the stockholder’s income exceeds certain threshold amounts) in the case of individuals, trusts or estates, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

Although we currently intend to distribute any net long-term capital gains at least annually, we may in the future decide to retain some or all of our net long-term capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will be subject to tax on the retained amount, each U.S. stockholder will be required to include their share of the deemed distribution in income as if it had been distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal their allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for their common stock. Since we expect to incur a 35% U.S. federal income tax on any retained capital gains, and since that rate is generally in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for U.S. federal income tax. A stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any taxable year and (2) the amount of capital gain distributions paid for that taxable year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, if we pay you a dividend in January of any calendar year which was declared in October, November or December to stockholders of record on a specified date in one of these months, then the dividend will be treated for tax purposes as being paid by us and received by you on December 31 of the calendar year in which the dividend was declared.

If an investor purchases shares of our stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though it represents a return of its investment.

Alternative minimum tax.  As a RIC, we are subject to alternative minimum tax, also referred to as “AMT,” but any items that are treated differently for AMT purposes must be apportioned between us and our U.S. stockholders and this may affect the U.S. stockholders’ AMT liabilities. Although Treasury regulations explaining the precise method of apportionment have not yet been issued, such items will generally be apportioned in the same proportion that distributions paid to each U.S. stockholder bear to our taxable income (determined without regard to the dividends paid deduction), unless a different method for particular item is warranted under the circumstances.

Dividend Reinvestment Plan.  Under the DRIP, if a U.S. stockholder owns shares of common stock registered in its own name, the U.S. stockholder will have all cash distributions automatically reinvested in additional shares of common stock unless the U.S. stockholder opts out of our DRIP by delivering a written notice to our dividend paying agent prior to the record date of the next dividend or distribution. See “Dividend Reinvestment Plan.” Any distributions determined to constitute dividends which have been reinvested under the plan will nevertheless generally remain taxable to the U.S. stockholder. Stockholders receiving dividends or distributions in the form of additional shares of our common stock purchased in the market generally should be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of money that the stockholders receiving cash dividends or distributions will receive and should have a cost basis in the shares received equal to such amount. Stockholders receiving distributions in newly issued shares of our common stock will be treated as receiving a distribution equal to the value of the shares received and should have a cost basis of such amount.

Dispositions.  A U.S. stockholder will recognize gain or loss on the sale, exchange or other taxable disposition of shares of our common stock in an amount equal to the difference between the U.S. stockholder’s adjusted basis in the shares disposed of and the amount realized on their disposition. Generally, gain recognized by a U.S. stockholder on the disposition of shares of our common stock will result in capital gain or loss to a U.S. stockholder, and will be a long-term capital gain or loss if the shares have been held for more than one year at the time of sale. Any loss recognized by a U.S. stockholder upon the disposition of shares of our common stock held for six months or less will be treated as a long-term capital loss to the extent of any capital gain distributions received (including amounts credited as an undistributed capital gain dividend) by the U.S. stockholder. A loss recognized by a U.S. stockholder on a disposition of shares of our common stock will be disallowed as a deduction if the U.S. stockholder acquires additional shares of our common stock (whether through the automatic reinvestment of distributions or otherwise) within a 61-day period beginning 30 days before and ending 30 days after the date that the shares are disposed of. In this case, the basis of the shares acquired will be adjusted to reflect the disallowed loss. Non-corporate U.S. stockholders with net capital losses for a taxable year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each taxable year; any net capital losses of a non-corporate U.S. stockholder in excess of $3,000 generally may be carried forward and used in subsequent taxable years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a taxable year, but may carry back such losses for three taxable years or carry forward such losses for five taxable years.

Tax shelter reporting regulations.  Under applicable Treasury regulations, if a U.S. stockholder recognizes a loss with respect to shares of $2 million or more for a non-corporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year (or a greater loss over a combination of years), the U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. stockholders should consult their own tax advisers to determine the applicability of these regulations in light of their individual circumstances.

Shareholder tax reporting and other matters.  We will provide information to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such calendar year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of distributions paid by us in respect of each calendar year generally will be reported to the IRS. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.

Backup withholding.  We are required in certain circumstances to backup withhold on taxable dividends or distributions paid to non-corporate U.S. stockholders who do not furnish us with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

U.S. stockholders should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in shares of our common stock.

Taxation of non-U.S. stockholders

The following discussion only applies to non-U.S. stockholders. Whether an investment in shares of our common stock is appropriate for a non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in shares of our common stock by a non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their own tax advisers before investing in shares of our common stock.

Actual and deemed distributions; dispositions.  Distributions of ordinary income to non-U.S. stockholders, subject to the discussion below, will generally be subject to withholding of U.S. federal withholding tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current or accumulated earnings and profits even if they are funded by income or gains (such as portfolio interest, short-term capital gains, or foreign-source dividend and interest income) that, if paid to a non-U.S. stockholder directly, would not be subject to withholding. Different tax consequences may result if the non-U.S. stockholder is engaged in a trade or business in the United States or, in the case of an individual, is present in the United States for 183 days or more during a taxable year and certain other conditions are satisfied. Special certification requirements apply to a non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.

In addition, no withholding is required and the distributions generally are not subject to U.S. federal income tax if (i) the distributions are properly reported in a notice timely delivered to our stockholders as “interest-related dividends” or “short-term capital gain dividends,” (ii) the distributions are derived from sources specified in the Code for such distributions and (iii) certain other requirements are satisfied. In the case of shares of our common stock held through an intermediary, the intermediary may have withheld U.S. federal income tax even if we reported the payment as having been derived from qualified net interest income or from qualified short-term capital gains. Furthermore, no assurance can be given as to whether any amount of our distributions will be eligible for this exemption from withholding or, if eligible, will be reported as such by us.

Actual or deemed distributions of our net capital gains to a non-U.S. stockholder, and gains recognized by a non-U.S. stockholder upon the sale or other disposition of our common stock, generally will not be subject to U.S. federal withholding tax and will not be subject to federal income tax unless (i) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States or (ii) in the case of an individual, the non-U.S. stockholder is present in the United States for 183 days or more during a taxable year and certain other conditions are satisfied.

Withholding agents are required to withhold U.S. tax (at a 30% rate) on payments of taxable distributions and (effective January 1, 2019) redemption proceeds and certain capital gain distributions made to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive reporting and withholding requirements designated to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. The information required to be reported includes the identity and taxpayer identification number of each account holder and transaction activity within the holder’s account. Stockholders may be requested to provide additional information to the withholding agents to enable the withholding agents to determine whether withholding is required.

If we distribute our net capital gains in the form of deemed rather than actual distributions (which we may do in the future), a non-U.S. stockholder will be entitled to a federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we incur the capital gains deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the non-U.S. stockholder is not otherwise required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

For a corporate non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable tax treaty). Accordingly, investment in shares of our common stock may not be appropriate for certain non-U.S. stockholder. Non-U.S. stockholders may also be subject to U.S. estate tax with respect to their shares of our common stock.

Dividend Reinvestment Plan.  Under our DRIP, if a non-U.S. stockholder owns shares of common stock registered in its own name, the non-U.S. stockholder will have all cash distributions automatically reinvested in additional shares of common stock unless it opts out of our DRIP by delivering a written notice to our dividend paying agent prior to the record date of the next dividend or distribution. See “Dividend Reinvestment Plan.” If the distribution is a distribution of our investment company taxable income, is not designated by us as a short-term capital gains dividend or interest-related dividend and it is not effectively connected with a U.S. trade or business of the non-U.S. stockholder (or, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment of the non-U.S. stockholder), the amount distributed (to the extent of our current or accumulated earnings and profits) will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable treaty) and only the net after-tax amount will be reinvested in common shares. If the distribution is effectively connected with a U.S. trade or business of the non-U.S. stockholder, generally the full amount of the distribution will be reinvested in the plan and will nevertheless be subject to U.S. federal income tax at the ordinary income rates applicable to U.S. persons.

Backup withholding.  A non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of federal income tax, may be subject to information reporting and backup withholding of federal income tax on taxable dividends or distributions unless the non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. stockholder or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

An investment in our common stock by a non-U.S. person may also be subject to U.S. federal estate tax.

Non-U.S. stockholders should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in our shares.

CUSTODIAN, TRANSFER AGENT, DIVIDEND PAYING AGENT AND REGISTRAR

Our securities are held by US Bank, N.A. pursuant to a custodian services agreement. The principal business address of US Bank, N.A. is 1133 Rankin Street, St. Paul, Minnesota 55116. Computershare, Inc. acts as our transfer agent, dividend paying agent and registrar pursuant to a transfer agency agreement. The principal business address of Computershare, Inc. is 150 Royall Street, Canton, Massachusetts 02021.

LEGAL MATTERS

Certain legal matters in connection with the securities offered by this prospectus will be passed upon for us by Dechert LLP, and certain legal matters will be passed upon for underwriters or dealer managers, if any, by the counsel named in the applicable prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Horizon Technology Finance Corporation as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023 incorporated in this Prospectus by reference from the Horizon Technology Finance Corporation Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings (including those made after the date of the filing of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of the securities covered by this prospectus; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 27, 2024;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on April 30, 2024;
•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2024;
•	our Current Reports on Form 8-K (other than information furnished rather than filed in accordance with SEC rules) filed with the SEC on February 26, 2024 and May 10, 2024; and
•

The description of our Common Stock referenced in our Registration Statement on Form N-2 (No. 333-165570), as filed with the SEC on March 19, 2010, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

To obtain copies of these filings, see “Available Information.”

This prospectus is part of a registration statement we filed with the SEC. That registration statement and the exhibits filed along with the registration statement contain more information about us and the securities in this offering. Because information about documents referred to in this prospectus is not always complete, you should read the full documents which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC’s public reference rooms or its website.

AVAILABLE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed or incorporated by reference as an exhibit is qualified in all respects by such exhibit.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. This information is also available free of charge by contacting us by telephone at (860) 676-8654 or on our website at www.horizontechfinance.com. Information contained on our website is not incorporated by reference into this prospectus or any prospectus supplement, and you should not consider that information to be part of this prospectus or any prospectus supplement.

You can request a copy of any of our SEC filings, including those incorporated by reference herein, at no cost, by writing or telephoning us at the following address or telephone number:

Horizon Technology Finance Corporation
312 Farmington Avenue
Farmington, CT 06032
(860) 676-8654
Attn: Secretary

$57,500,000

7.00% Notes due 2028

Horizon Technology Finance Corporation

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PROSPECTUS SUPPLEMENT

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Sole Book Running Manager

Oppenheimer & Co.